Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

Bed Bath & Beyond, Inc.,
a Delaware corporation;

TCS Merger Sub, LLC,
a Delaware limited liability company;

and

The Container Store Holdings, LLC
a Delaware limited liability company;

Dated as of April 2, 2026

i

EXHIBITS

EXHIBIT A	CERTAIN DEFINITIONS
EXHIBIT B	FORM OF COMPANY SECURITYHOLDER WRITTEN CONSENT
EXHIBIT C	FORM OF SUPPORT AGREEMENT
EXHIBIT D	FORM OF REGISTRATION RIGHTS AND LOCK-UP AGREEMENT
EXHIBIT E	FORM OF BUYER CONVERTIBLE NOTE
EXHIBIT F	FORM OF INDENTURE
EXHIBIT G	FORM OF LETTER OF TRANSMITTAL
EXHIBIT H	FORM OF STRICT FORECLOSURE AGREEMENT
EXHIBIT I	FORM OF MUTUAL RELEASE AGREEMENT
EXHIBIT J	FORM OF RESIGNATION LETTER

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 2, 2026, by and among Bed Bath & Beyond, Inc., a Delaware corporation (“Buyer”), TCS Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer (“Merger Sub”), and The Container Store Holdings, LLC, a Delaware limited liability company (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.
Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA, Buyer and the Company intend to effect a merger of Merger Sub with and into the Company upon the terms and conditions set forth herein (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will be the Surviving Entity (as defined below) and wholly owned subsidiary of Buyer.

B.
Pursuant to the terms of the DLLCA and the Organizational Documents of the Company, the board of managers of the Company has unanimously approved this Agreement, the other Transaction Documents and the Contemplated Transactions (including the Merger).

C.
Concurrently with the execution and delivery of this Agreement, the Company has delivered to Buyer a true, correct and complete copy of a written consent of the holders of more than 50% of the issued and outstanding Class A Units as of the date of this Agreement which satisfies all requirements under the DLLCA and the Organizational Documents of the Company necessary to approve the Merger and the Contemplated Transactions (the “Company Securityholder Written Consent”), a copy of which is attached hereto as Exhibit B.

D.
As soon as practicable following the execution and delivery of this Agreement, the Company will solicit the Lender Transaction Approval; provided, however, that if the Lender Transaction Approval is not delivered to Buyer prior to the Satisfaction Date in accordance with Section 4.04(b), then the Company will use reasonable best efforts to (i) complete the Foreclosure and (ii) deliver the Post-Foreclosure Securityholder Written Consent to Buyer prior to the Closing and in accordance with Section 4.04(c).

E.
The board of directors (or similar governing body) of Buyer and Merger Sub (and Buyer as the sole member of Merger Sub) have, upon the terms and conditions set forth herein, unanimously approved and consented to this Agreement and the Contemplated Transactions (including the issuance of the shares of Buyer Common Stock and the Buyer Convertible Notes to the Term Loan Creditors and/or the Securityholders pursuant to the terms of this Agreement) in accordance with applicable Law and the Organizational Documents of Buyer and Merger Sub, respectively, and in each case, as in effect as of the date hereof.

F.
Concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Buyer and the Company’s willingness to enter into this Agreement, the members of the Company and lenders under the Term Loan Credit Agreement identified on Schedule I of this Agreement (such members and lenders, the “Key Stakeholders”) have executed and delivered to Buyer a Transaction Support Agreement (the “Support Agreement”), a copy of which is attached hereto as Exhibit C.

G.
At the Closing, and as a condition and inducement to each of Buyer and the Company’s willingness to enter into this Agreement, Buyer and each of the Key Stakeholders shall execute a Registration Rights and Lock-Up Agreement in substantially the form attached hereto as Exhibit D (the “Registration Rights and Lock-Up Agreement”) pursuant to which, among other things, the Securityholders will have, subject to the terms and conditions set forth therein, the right to have a Registration Statement (as defined therein) filed with the SEC covering the resale of certain Registrable Securities (as defined therein).

H.
In connection with the Minimum Buyer Convertible Note Payment (as reduced pursuant to Section 1.05(a)) and, if applicable, the Excess Shares payable pursuant to Section 1.05(c) and the New Loan Payoff Amount, Buyer shall pay such amounts in the form of convertible senior notes in substantially the form attached hereto as Exhibit E and governed by the terms and conditions of the Indenture (as defined below) (collectively, the “Buyer Convertible Notes”), and Buyer, each of the Guarantors and the trustee thereto will enter into an indenture governing the terms and conditions of the Buyer Convertible Notes in substantially the form attached hereto and subject to the review and reasonable comment of Computershare as Exhibit F (the “Indenture”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

ARTICLE I

DESCRIPTION OF TRANSACTION

Section 1.01        The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. As a result of the Merger, the Company will continue as the surviving Entity in the Merger (the “Surviving Entity”) and as a wholly owned subsidiary of Buyer.

Section 1.02        Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DLLCA. As a result of the Merger, the Surviving Entity will become a wholly owned subsidiary of Buyer.

2

Section 1.03        Closing; Effective Time. The closing of the Merger (the “Closing”) will be consummated remotely via the electronic exchange of documents and signatures on a date that is the later of (a) five Business Days following the satisfaction (or waiver in writing) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) (the date on which such satisfaction and/or waiver has occurred, the “Satisfaction Date”), and (b) July 1, 2026 or, in each case, at such other time, date and place as Buyer and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DLLCA and in form and substance to be agreed upon by the Parties acting reasonably (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in the Certificate of Merger with the consent of Buyer and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 1.04        Certificate of Formation; Directors and Officers. At the Effective Time:

(a)        the certificate of formation of the Surviving Entity shall be amended and restated as set forth in an exhibit to the Certificate of Merger, until thereafter amended as provided by the DLLCA and such certificate of formation; and

(b)        until successors are duly elected or appointed in accordance with applicable Law, the managers and officers of Merger Sub shall be the managers and officers, as applicable, of the Surviving Entity.

Section 1.05       Merger Consideration; Effect of Merger on Company Equity Securities. Subject to Section 1.06(a), at the Closing, in exchange for all of the outstanding Company Equity Securities, Buyer shall issue and deliver to the Securityholders as of immediately prior to the Closing:

(a)        Buyer Convertible Notes equal to (i) the Minimum Buyer Convertible Note Payment minus (ii) the Specified Senior Loan Payment Amount; provided, however, that if the foregoing calculation produces an amount that is zero or a negative number, then no Buyer Convertible Notes shall be issued and delivered by Buyer pursuant to this Section 1.05(a).

(b)        A number of shares of Buyer Common Stock equal to (x) the Buyer Common Stock Payment Shares minus (y) the Specified Senior Loan Shares (if any) (rounded up or down to the nearest whole number); provided, however, that in no event will Buyer be obligated to issue, or will Buyer be obligated to deliver, any shares of Buyer Common Stock pursuant to this Section 1.05(b) that, when taken together with the Specified Senior Loan Shares (if any), exceed the lesser of (i) 19.99% of the combined voting power or number of shares of Buyer Common Stock outstanding as of immediately prior to the entry into this Agreement and (ii) the number of authorized and unissued shares of Buyer Common Stock that are not subject to a reserve, as determined on the Closing Date (the lesser of clauses (i) and (ii), the “Buyer Common Stock Equity Threshold”).  For purposes of determining the Buyer Common Stock Equity Threshold, the provisions in the proviso of Section 1.05(c) shall be disregarded.

3

(c)        If the number of shares of Buyer Common Stock that Buyer is required to issue and deliver pursuant to Section 1.05(b), when taken together with the Specified Senior Loan Shares (if any), exceeds the Buyer Common Stock Equity Threshold (the “Excess Shares”), then such number of shares of Buyer Common Stock that the Buyer is required to issue and deliver pursuant to Section 1.05(b), when taken together with the Specified Senior Loan Shares (if any) will not be issued and delivered at the Closing and, in lieu thereof, at the Closing, Buyer shall issue and deliver Buyer Convertible Notes, in addition to Buyer Convertible Notes issued and delivered pursuant to Section 1.05(a), in an aggregate principal amount equal to the product of (i) the number of Excess Shares and (ii) the Per Share Price; provided, however, that if Buyer is required to issue and deliver Specified Senior Loan Shares pursuant to Section 4.09 (without giving effect to this proviso), then (A) the number of Specified Senior Loan Shares that Buyer would otherwise be required to issue and deliver pursuant to Section 4.09 (without giving effect to this proviso) shall be reduced by a number of shares of Buyer Common Stock that is equal to the lesser of (x) the total number of Excess Shares and (y) the total number of Specified Senior Loan Shares (such lesser number of shares of Buyer Common Stock, the “Reduction Shares”), (B) the aggregate principal amount of Buyer Convertible Notes that Buyer would otherwise be required to issue and deliver in respect of the Specified Senior Loans pursuant to Section 4.09 (without giving effect to this proviso) shall be increased by an amount equal to the product of (x) the total number of Reduction Shares and (y) the Per Share Price, (C) the number of shares of Buyer Common Stock that Buyer is required to issue and deliver pursuant to Section 1.05(b) (without giving effect to this proviso) shall be increased by the total number of Reduction Shares and (D) the aggregate principal amount of Buyer Convertible Notes that Buyer would otherwise be required to issue and deliver pursuant to this Section 1.05(c) (without giving effect to this proviso) shall be reduced by the product of (x) the total number of Reduction Shares and (y) the Per Share Price.

(d)        The shares of Buyer Common Stock to be issued and delivered by Buyer pursuant to Section 1.05(b) (as adjusted pursuant to the proviso in Section 1.05(c), if applicable) shall be referred to herein as the “Equity Purchase Price.”  The Buyer Convertible Notes to be issued and delivered by Buyer pursuant to Section 1.05(a), together with the Buyer Convertible Notes to be issued and delivered by Buyer pursuant to Section 1.05(c) (as adjusted pursuant to the proviso in Section 1.05(c), if applicable), shall be referred to herein as the “Note Purchase Price.”  For purposes of this Agreement, “Merger Consideration” shall mean, collectively, the Equity Purchase Price and Note Purchase Price.

(e)        The Company shall deliver to Buyer a calculation of the amounts payable at the Closing to each Securityholder pursuant to Section 1.05(a), Section 1.05(b) and Section 1.05(c) (assuming for the purposes of such calculation that all Securityholders have timely delivered their Securityholder Deliverables) (such schedule, the “Allocation Schedule”).

Section 1.06         Conversion of Shares.

(a)        At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, Merger Sub, the Company or the Securityholders:

(i)        if the Lender Transaction Approval is obtained and the Foreclosure does not occur prior to the Closing, then (A) the Merger Consideration shall be issued and delivered to the Term Loan Creditors, or to the Term Loan Agent on behalf of (and for further distribution to) the Term Loan Creditors, as directed by the Company prior to the Closing, which shall be in exchange for full and final satisfaction of its debt and all obligations owing under the Term Loan Credit Agreement and release of all liens created thereunder and (B) each Company Equity Security issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and no consideration shall be delivered or deliverable in exchange therefor; provided that the foregoing shall not operate to satisfy any debt or obligations, or release any liens created, under the New Loans, which shall be repaid as provided in Section 4.09;

4

(ii)        if the Lender Transaction Approval is not obtained and the Foreclosure occurs prior to the Closing, then each Company Equity Security issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted into the right to receive the applicable portion of the Merger Consideration as set forth in the Allocation Schedule and subject to the terms and the conditions set forth in this Agreement; and

(iii)        any Company Equity Security held or owned by the Company or its Subsidiaries immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no shares of Buyer Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(b)        No fractional shares of Buyer Common Stock shall be issued in connection with the Merger, and any such fractional shares shall be rounded up or down, as applicable, with respect to such Person receiving Buyer Common Stock in connection with Section 1.05, Section 1.06(a) and/or Section 4.09, to the nearest whole number of shares of Buyer Common Stock.  For purposes of determining whether any Person shall have the right to receive any fractional shares of Buyer Common Stock, the total number of shares of Buyer Common Stock to be issued and delivered to such Person pursuant to Section 1.05, Section 1.06(a) and/or Section 4.09 shall be aggregated.

(c)        At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, Merger Sub, or the Company, each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one membership interest of the Surviving Entity.

(d)        Anything herein to the contrary notwithstanding, no portion of the Merger Consideration shall be, or shall be required to be, issued, delivered or paid in respect of the New Loans, it being expressly understood and agreed that Buyer shall issue and deliver Buyer Convertible Notes in an aggregate principal amount equal to the New Loan Payment Amount and, if applicable, Specified Senior Loan Shares to the New Loan Creditors in respect of the New Loans in accordance with Section 4.09.

Section 1.07        Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of book-entry Company Equity Securities that were outstanding immediately prior to the Effective Time shall cease to have any rights as equityholders of the Company; and (b) the equity transfer books of the Company shall be closed with respect to all Company Equity Securities outstanding immediately prior to the Effective Time. No further transfer of any such Company Equity Securities shall be made on such equity transfer books after the Effective Time.

Section 1.08        Exchange of Shares.

(a)        Prior to the Closing Date, Buyer shall engage Computershare Trust Company, N.A. to act as exchange agent in the Merger (the “Exchange Agent”).  At the Effective Time, Buyer shall deposit with the Exchange Agent (i) evidence of book-entry shares representing the Buyer Common Stock and (ii) the Buyer Convertible Notes issuable pursuant to Section 1.05, Section 1.06 or Section 4.09, which Buyer Convertible Notes shall be deposited with the Exchange Agent’s participant account at The Depository Trust Company. The Buyer Common Stock and the Buyer Convertible Notes so deposited with the Exchange Agent are referred to collectively as the “Exchange Fund.”

5

(b)        If the Lender Transaction Approval is not obtained and the Foreclosure occurs, then at the Closing, Buyer shall cause the Exchange Agent to deliver to each of the Securityholders (i) a letter of transmittal in form and substance substantially similar to Exhibit G attached hereto and subject to review and reasonable comments by Computershare (the “Letter of Transmittal”), (ii) either (A) the Registration Rights and Lock-Up Agreement or (B) a Joinder (as defined in the Registration Rights and Lock-Up Agreement) to the Registration Rights and Lock-Up Agreement, and (iii) either (A) the Mutual Release Agreement or (B) a Joinder (as defined in the Mutual Release Agreement). The Letter of Transmittal shall approve the execution and performance of this Agreement.  If applicable, the Letter of Transmittal shall direct each of the Securityholders to deliver to the Exchange Agent the Letter of Transmittal duly completed and validly executed in accordance with the instructions therein. As a condition to receiving the Merger Consideration, each Securityholder shall also deliver to the Exchange Agent (I) either (x) the Registration Rights and Lock-Up Agreement or (y) a Joinder (as defined in the Registration Rights and Lock-Up Agreement) to the Registration Rights and Lock-Up Agreement and (II) either (x) the Mutual Release Agreement or (y) a Joinder (as defined in Mutual Release Agreement) (collectively with the duly completed and validly executed Letter of Transmittal, if applicable, the “Securityholder Deliverables”).

(c)        If the Lender Transaction Approval is not obtained and the Foreclosure occurs, then at the Closing, Buyer shall cause the Exchange Agent to deliver to Buyer all Securityholder Deliverables that it has received and instruct the Exchange Agent to issue the applicable portion of the Merger Consideration to each Securityholder who has delivered such Securityholder Deliverables in accordance with the Allocation Schedule.  If the Lender Transaction Approval is obtained and the Foreclosure does not occur, then at the Closing, Buyer shall instruct the Exchange Agent to issue the Merger Consideration to the Term Loan Creditors (other than the New Loan Creditors in respect of New Loans) or to the Term Loan Agent on behalf of (and for further distribution to) the Term Loan Creditors (other than the New Loan Creditors in respect of New Loans), as directed by the Company prior to the Closing, in each case, in accordance with the Allocation Schedule.

(d)        After the Closing, until so surrendered to the Surviving Entity, each Company Equity Security shall represent solely the right to receive the Merger Consideration into which such Company Equity Security shall have been converted pursuant to Section 1.06, without interest, subject to any applicable withholding Tax requirements.  Any portion of the Exchange Fund that remains unclaimed by holders of Company Equity Securities as of the date that is one year after the Closing Date shall be delivered to Buyer upon demand, and any holders of Company Equity Securities who have not theretofore surrendered their Company Equity Securities in accordance with this Section 1.08 shall thereafter look only to Buyer for satisfaction of their claims for Buyer Common Stock and Buyer Convertible Notes and any dividends or distributions with respect to shares of Buyer Common Stock and any interest with respect to Buyer Convertible Notes.

6

(e)        No Party shall be liable to any holder of any Company Equity Securities or to any other Person with respect to any shares of Buyer Common Stock (or dividends or distributions with respect thereto) or Buyer Convertible Notes (or interest with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

Section 1.09        Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Entity shall be fully authorized, and shall use their and its reasonable best efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Entity and otherwise) to take such action.

Section 1.10     Withholding. The Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Equity Securities or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under any provision of Law with respect to the making of such payment; provided that, such Party or the Exchange Agent shall use commercially reasonable efforts to provide the applicable payee with written notice of its intent to deduct or withhold any such amounts at least three (3) Business Days prior to the time of such deduction or withholding, and cooperate in good faith with such payee to mitigate, reduce or eliminate any such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body in accordance with this Section 1.10, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Buyer (the “Disclosure Schedule”), the Company represents and warrants to Buyer and Merger Sub as of the date of this Agreement and as of the Closing as follows:

Section 2.01         Organization and Good Standing. The Company is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business in all material respects as now currently conducted. The Company is duly qualified or authorized to do business as a foreign Entity and is in good standing to the extent such concepts are recognized under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified would not, and would not reasonably be expected to, be material to the Company and its Subsidiaries, taken as a whole, and each such jurisdiction is set forth on Section 2.01 of the Disclosure Schedule. The Company has delivered or made available to Buyer copies of the Organizational Documents of the Company, including the Company Operating Agreement, and each of its Subsidiaries, as currently in effect, that are true, correct and complete. Neither the Company nor any of its Subsidiaries are in material breach or violation of their respective Organizational Documents.

7

Section 2.02        Power and Authority. The Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by the Company in connection with the consummation of the Contemplated Transactions (the “Company Documents”), and, if applicable, subject to receipt of the Lender Transaction Approval, to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Company Documents by the Company and the consummation by the Company of the Merger and the Contemplated Transactions have been duly authorized (including as required under its Organizational Documents), and no other action on the part of the Company (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the Merger and the Contemplated Transactions. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 2.03         Capitalization.

(a)         The issued and outstanding Company Equity Securities as of the date of this Agreement consists of 2,399,981 Class A Units. The Company does not hold any of its Company Equity Securities in its treasury. Section 2.03(a) of the Disclosure Schedule lists, as of that date hereof, each record holder of issued and outstanding Company Equity Securities and the number and type of Company Equity Securities held by such holder. If the Lender Transaction Approval is not obtained and the Foreclosure and the Pre-Closing Combination occurs prior to the Closing, then, prior to the Closing, the Company will provide Buyer with an up-to-date Section 2.03(a) of the Disclosure Schedule that takes into account the Foreclosure and the Pre-Closing Combination.

(b)        All of the outstanding Company Equity Securities have been duly authorized and validly issued and were issued in compliance with all applicable state and federal securities Laws and the Organizational Documents of the Company. Except as set forth on Section 2.03(b) of the Disclosure Schedule, none of the outstanding Company Equity Securities are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Equity Securities are subject to any right of refusal in favor of the Company. Except as set forth on Section 2.03(b) of the Disclosure Schedule, there is no Contract to which the Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Equity Securities. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Equity Securities or other Equity Interests.

8

(c)         The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which, in their capacities as such holders, have the right to vote (or that are convertible into or exercisable for Company Equity Securities having the right to vote) with the Securityholders on any matter. Except as set forth on Section 2.03(c) of the Disclosure Schedule, there is no outstanding option, warrant, call, right (including preemptive rights), commitment or Contract of any character to which the Company is a party requiring, and there are no Company Equity Securities outstanding which upon conversion or exchange would (i) require, the issuance of Company Equity Securities or other Equity Interests convertible into, exchange for or evidencing the right to subscribe for or purchase Company Equity Securities or (ii) relate to the issuance, sale, purchase or redemption of any of such Company Equity Securities. There are no stock appreciation rights, phantom stock rights, profits interests or any similar rights outstanding with respect to the Company. Except as set forth on Section 2.03(c) of the Disclosure Schedule, the Company is not party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of any Company Equity Securities. The Company does not own any Equity Interests in any Person other than its Subsidiaries.

Section 2.04        Subsidiaries.

(a)         Section 2.04(a) of the Disclosure Schedule sets forth the name of each Subsidiary of the Company and, with respect to each Subsidiary: (i) the jurisdiction in which each such Subsidiary is incorporated or organized; and (ii) the authorized capital stock, if applicable, and the number and class of Equity Interests thereof duly issued and outstanding, the names of all holders thereof and the number of Equity Interests held by each such holder. Each of the Company’s Subsidiaries is a duly organized and validly existing Entity in good standing to the extent such concepts are recognized under the Laws of the jurisdiction of its incorporation or organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business in all respects as now conducted and as currently contemplated to be conducted. Each of the Company’s Subsidiaries is duly qualified or authorized to do business as a foreign Entity and is in good standing to the extent such concepts are recognized under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified would not, and would not reasonably be expected to, be material to the Company and its Subsidiaries, taken as a whole.

(b)        The outstanding Equity Interests of each of the Company’s Subsidiaries have been duly authorized, fully paid, nonassessable and validly issued in compliance with each Subsidiary’s Organizational Documents and applicable securities Laws. Each of the outstanding Equity Interests of each of the Company’s Subsidiaries is owned, directly or indirectly, by the Company, free and clear of any Encumbrances, other than any restrictions on transfer arising under applicable securities Laws or the applicable Organizational Documents of such Subsidiary. Except for restrictions on transfer arising under applicable securities Laws and as set forth on Section 2.04(b) of the Disclosure Schedule, the outstanding Equity Interests of each of the Company’s Subsidiaries are not subject to any preemptive right, right of first refusal, purchase option, call option, subscription right, restriction on transfer, forfeiture provision or similar right. No Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which, in their capacities as such holders, have the right to vote (or that are convertible into or exercisable for Equity Interests having the right to vote) with such Subsidiary’s equityholders on any matter. There is no outstanding option, warrant, call, right (including preemptive rights), commitment or Contract of any character to which any of the Company’s Subsidiaries is a party requiring, and there are no Equity Interests of any of the Company’s Subsidiaries outstanding which upon conversion or exchange would (i) require the issuance of Equity Interests of any of the Company’s Subsidiaries or Equity Interests convertible into, exchange for or evidencing the right to subscribe for or purchase Equity Interests of any of the Company’s Subsidiaries or (ii) relate to the issuance, sale, purchase or redemption of any of such Equity Interest of any of the Company’s Subsidiaries. None of the Company’s Subsidiaries are a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of any Equity Interests of any of the Company’s Subsidiaries. Neither the Company nor its Subsidiaries owns any Equity Interests in any Person other than the Company’s Subsidiaries.

9

Section 2.05         Conflicts; Consents of Third Parties.

(a)       Except as set forth on Section 2.05(a) of the Disclosure Schedule, the execution, performance or delivery of this Agreement and the Company Documents, as applicable, by the Company and the consummation by it of the Contemplated Transactions will not (i) violate, conflict with, or result in a breach of, any provision of the Organizational Documents of the Company or its Subsidiaries, (ii) violate, conflict with, or result in a breach of, any Law applicable to, binding upon or enforceable against the Company or its Subsidiaries, (iii) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, cancel or accelerate, any Material Contract, or (iv) result in the creation or imposition of any material Encumbrance upon any property or assets of the Company or its Subsidiaries (except for Permitted Encumbrances).

(b)        Except for the filing of the Certificate of Merger, no approval, consent, waiver, authorization or other Order of, and no declaration, filing, registration, qualification, recording or other action or filing with or notice to, any Governmental Body or any other Person is required to be obtained or made by or on behalf of the Company or its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the consummation of the consummation of the Contemplated Transactions, except where failure to obtain such approval, consent, waiver, authorization or other Order, or to make such declaration, filing, registration, qualification, recording or other action would not, and would not reasonably be expected to, be material to the Company and its Subsidiaries, taken as a whole.

Section 2.06         Financial Statements.

(a)         The Company has provided to Buyer (i) true, correct and complete copies of the Company and its Subsidiaries’ audited consolidated financial statements as of March 29, 2025 and March 30, 2024, together with the consolidated balance sheets, statements of operations, statements of comprehensive loss, statement of shareholders equity and cash flows, and notes thereto, of the Company and its Subsidiaries for the fiscal years then ended, together with an audit report prepared in accordance with the auditing standards promulgated by (x) the American Institute of Certified Public Accountants for the period ended March 29, 2025 and (y) the Public Company Accounting Oversight Board (United States) for the period ended March 30, 2024, and expressing an unqualified opinion thereon, and (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 27, 2025 (the “Company Unaudited Interim Balance Sheet”), together with the consolidated statements of income and cash flows of the Company and its consolidated Subsidiaries for the period reflected in the Company Unaudited Interim Balance Sheet (clauses (i) and (ii) collectively, the “Company Financials”). Except as set forth on Section 2.06(a) of the Disclosure Schedule, the Company Financials were prepared in accordance with GAAP consistently applied (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which is material) and fairly present in all material respects the financial position and operating results of the Company and its Subsidiaries as of the dates and for the periods indicated therein.

10

(b)        The Company Financial Statements are based on the books and records of the Company and its Subsidiaries (which books and records are accurate in all material respects). The Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in accordance with GAAP and to maintain accountability of the Company’s and its Subsidiaries’ assets; (iii) access to the Company’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented which are designed to effect the collection thereof on a current and timely basis, except as would not, and would not reasonably be expected to, be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries maintain internal controls comparable with the practices of similarly situated private companies over financial reporting that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)        Since the Look-Back Date, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the board of managers of the Company or any committee thereof. Since the Look-Back Date, neither the Company nor, to the Knowledge of the Company, its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company or its Subsidiaries, the Company’s or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries or (iii) any written (or, to the Company’s Knowledge, oral) claim or allegation regarding any of the foregoing.

Section 2.07        Absence of Changes. Except as set forth on Section 2.07 of the Disclosure Schedule, since the date of the Company Unaudited Interim Balance Sheet, (a) the Company and its Subsidiaries have operated their business in all material respects the Ordinary Course of Business (other than actions taken in contemplation of this Agreement or the other Transaction Documents), (b) there has been no Material Adverse Effect; and (c) neither the Company nor its Subsidiaries has taken any action or omitted to take any action that, if taken or not taken on or after the date hereof, would require Buyer’s prior written consent pursuant to Section 4.02(b).

11

Section 2.08       Absence of Undisclosed Liabilities. Neither the Company nor its Subsidiaries have any liability, indebtedness, or obligation of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) of any kind (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of under any Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities that have arisen from any matters described on the Disclosure Schedule in the amounts set forth therein; and (f) Liabilities that do not exceed $500,000 in the aggregate.

Section 2.09       Title to Assets. The Company and its Subsidiaries own, and have good, valid and transferable title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment that are used or held for use in its business or operations or purported to be owned by it and are material to the Company and its Subsidiaries, taken as a whole, except for (i) sales or other dispositions of properties or assets that are replaced by similar properties or assets, (ii) personal property sold, consumed, used or otherwise disposed in the Ordinary Course of Business, and (iii) dispositions of used, worn out, obsolete or surplus assets or properties. All of such material assets are owned or, in the case of leased assets, leased by the Company or its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 2.10        Real Property; Leasehold. Neither the Company nor its Subsidiaries is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property (except under the Real Estate Leases). Section 2.10 of the Disclosure Schedule sets forth (a) a true, correct and complete list of all parcels of real property owned by the Company or its Subsidiaries (the “Owned Real Property”) and the record owner thereof, and (b) a true, correct and complete list of all real properties with respect to which the Company or its Subsidiaries directly or indirectly hold a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, the Company or its Subsidiaries (the “Leased Real Property”). The Company and its Subsidiaries have made available to Buyer copies of all leases, subleases, licenses and occupancy agreements and amendments, guarantees, renewals and material modifications under which any Leased Real Property is possessed, occupied or leased (the “Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. Except as set forth on Section 2.10 of the Disclosure Schedule, the Company and its Subsidiaries have good marketable and valid fee simple title (or the local equivalent) to all of the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Copies of the most recent title policies or commitments (or the local equivalent) and surveys in the possession of the Company or its Subsidiaries with respect to the Owned Real Property have been made available to Buyer.  The Company’s and its Subsidiaries’ possession, occupancy, lease, use and/or operation of each Real Property conforms in all material respects to all applicable Laws, and the Company and its Subsidiaries have exclusive possession of each such Real Property and have not granted any occupancy rights to tenants or licensees with respect to such Real Property. In addition, each such Leased Real Property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. Since the Look-Back Date, with respect to the Real Property, neither the Company nor its Subsidiaries have received any written notice from their landlords or any Governmental Body that: (i) relates to material violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any material defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties, in each case, that has not been fully addressed or otherwise resolved. Neither the Company nor its Subsidiaries has assigned, transferred or pledged any interest in any of the Real Estate Leases. Neither the whole nor any part of the Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of the Company, no such condemnation or other taking is threatened or contemplated. All buildings, structures, facilities and improvements located on the Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”) comply in all material respects with valid and current certificates of occupancy or similar permits to the extent required by Law for the use thereof, and conform in all material respects with all applicable Laws. The Improvements are in all material respects (A) in good operating condition and repair (ordinary wear and tear excepted) and (B) suitable and adequate for continued use in the manner in which they are presently being used. The Real Property constitutes all of the real property used by the Company and its Subsidiaries.

12

Section 2.11         Intellectual Property.

(a)          Section 2.11(a) of the Disclosure Schedule identifies each item of Registered IP that is Company IP, including, with respect to each registration and application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners. Each of the patents and patent applications included in Section 2.11(a) of the Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP is being contested or challenged. Each item of Company IP is valid and enforceable, and with respect to the Company’s Registered IP, subsisting. The Registered IP that is Company IP has been duly prosecuted, maintained and renewed in accordance with all applicable Laws; is not subject to any unpaid maintenance fees, annuities, renewal fees or similar payments; and is not subject to any disclaimer (other than standard USPTO disclaimers), narrowing amendment, consent agreement, settlement agreement, concurrent use agreement or other limitation that materially restricts its scope, enforceability, geographic coverage, or use. No Trademark that is Company IP that is Registered IP or that is Company IP and material to the Company’s business as currently conducted is generic, descriptive without secondary meaning in a manner that could reasonably be expected to result in such Trademark being invalid or unenforceable.

13

(b)        The Company and its Subsidiaries exclusively own, are the sole assignee of, or have exclusively licensed all Company IP, free and clear of all Encumbrances other than Permitted Encumbrances. The Company IP and the Intellectual Property Rights licensed to the Company or its Subsidiaries pursuant to an enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Company’s and its Subsidiaries’ business as currently conducted. Each current or former employee, independent contractor, officer or director of the Company or its Subsidiaries involved in the creation or development of any Company IP owned or purported to be owned by the Company or its Subsidiaries, pursuant to such Person’s activities on behalf of the Company or its Subsidiaries, has signed an enforceable written agreement containing an assignment of such Person’s rights in such Company IP to the Company or its Subsidiaries or the Company or one of its Subsidiaries owns such Company IP as a matter of law. Each current or former employee, independent contractor, officer or director of the Company or its Subsidiaries who has or has had access to the Company’s trade secrets or material confidential information has signed a written agreement containing confidentiality provisions protecting the Company IP, trade secrets and material confidential information. The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and material confidential information. The Company and its Subsidiaries exclusively own all right, title and interest in and to all customer lists, loyalty program data, marketing databases and other proprietary databases (subject only to Data Protection Requirements), and no third party has any ownership rights or rights to receive any royalties related to such lists and data.

(c)        No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Company IP owned or purported to be owned by the Company or its Subsidiaries, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights or a license to such Company IP or the right to receive royalties for the practice of such Company IP or the right to permit third parties to use such Company IP.

(d)        Section 2.11(d) of the Disclosure Schedule sets forth each license agreement pursuant to which the Company or its Subsidiaries (i) are granted a license under any Intellectual Property Right owned by any third party that is used by the Company or its Subsidiaries in their business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any Company IP or Intellectual Property Right licensed to the Company or its Subsidiaries under a Company In-bound License (each a “Company Out-bound License”) (provided, however, that Company In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, agreements with current or former employees, independent contractors, officers or directors of the Company or its Subsidiaries, services agreements in which any license of Intellectual Property Rights are incidental to the purpose of the agreement, non-disclosure agreements, commercially available software-as-a-service offerings, or off-the-shelf software licenses; and Company Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, services agreements in which any license of Intellectual Property Rights are incidental to the purpose of the agreement, non-disclosure agreements, or non-exclusive outbound licenses). All Company In-bound Licenses and Company Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of the Company and, to the Knowledge of Company, each other party to such Company In-bound Licenses or Company Out-bound Licenses. Neither the Company nor its Subsidiaries, nor to the Knowledge of the Company, any other party to such Company In-bound Licenses or Company Out-bound Licenses, is in breach under any Company In-bound Licenses or Company Out-bound Licenses. Neither the Company nor its Subsidiaries has granted to any Person an exclusive license to any Company IP.

14

(e)        The operation of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate, and has not, since the Look-Back Date, infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person, in each case in a manner that could reasonably be expected to result in material Liability for the Company or its Subsidiaries. To the Knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating, or has, since the Look-Back Date, infringed, misappropriated, or otherwise violated, any Company IP. No Legal Proceeding is, or since the Look-Back Date has been, pending (or, to the Knowledge of the Company, is, or since the Look-Back Date has been, threatened in writing) (i) against the Company or its Subsidiaries alleging that the operation of the business of the Company or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (ii) by the Company or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries. Since the Look-Back Date, the Company and its Subsidiaries have not received any written notice or other written communication alleging that the operation of the business of the Company or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person. The Company and its Subsidiaries have taken commercially reasonable steps to police and enforce its rights in the Trademarks that are Company IP, including against counterfeit, infringing or unauthorized uses. To the Knowledge of the Company, no Trademark that is Company IP is subject to dilution, tarnishment or loss of distinctiveness. The Company and its Subsidiaries have recorded its material registered Trademarks with U.S. Customs and Border Protection and any applicable foreign customs authorities where commercially appropriate.

(f)         None of the Company IP owned by or purported to be owned by the Company or its Subsidiaries or, to the Knowledge of the Company, exclusively licensed to the Company is subject to any pending or outstanding Order or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company or its Subsidiaries of any such Company IP or Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries.

(g)         No Contract to which the Company or its Subsidiaries is a party would, upon Closing, grant or purport to grant to any Person any license, covenant not to sue, or other rights related to Intellectual Property Rights owned by Buyer or any of its Affiliates (other than the Company and its Subsidiaries). The Company and its Subsidiaries own or otherwise have the right to use all Intellectual Property Rights used in or necessary to the conduct of the business of the Company and its Subsidiaries. All Intellectual Property Rights used in or necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted shall be owned or available for use by the Company and its Subsidiaries immediately after the Closing on terms and conditions substantially the same as those under which the Company and its Subsidiaries owned or used such Intellectual Property Rights immediately prior to the Closing.

(h)         The Company IP does not include any proprietary software that is material to the operation of the business of the Company and its Subsidiaries.

15

(i)        The Company and its Subsidiaries, and the operation of the Company’s and its Subsidiaries’ business, are and have been since the Look-Back Date in material compliance with all Data Protection Requirements, including as applicable and without limitation in respect of any restrictions on cross-border transfers and the requirement to provide adequate notice and establish a valid legal basis for the Processing of Personal Data. The Company and, to the Knowledge of the Company, its Data Processors are not experiencing and have not experienced since the Look-Back Date (i) a Security Incident, (ii) a material violation of any security policy of the Company or its Subsidiaries regarding any Company Data used in or for the business of the Company or its Subsidiaries or (iii) unauthorized Processing of Company Data by the Company, its Subsidiaries, to the Knowledge of the Company, or any of its Data Processors, and in the case of (i) and (iii) such that Data Protection Requirements require or required the Company to notify any Governmental Body, affected individuals or other parties of such occurrence.  Since the Look-Back Date, neither the Company nor its Subsidiaries have received a written notice (including any enforcement notice or Legal Proceeding), letter, or written complaint from a Person alleging noncompliance or potentially noncompliance with any Data Protection Requirements.

(j)        The Company has in place Contracts with Data Processors to ensure that the Data Processor maintains the confidentiality and security of the Company Data and materially complies with Data Protection Requirements, in each instance, as is appropriate relative to the risk and nature of the Company Data and involved Data Protection Requirements, and any such Contracts include Processing provisions as required under Data Protection Requirements. The Company, its Subsidiaries and, to the Knowledge of the Company, its Data Processors are in compliance in all material respects with Laws and Data Protection Requirements regarding providing access to, transferring to, disclosing to, or otherwise making available data to a Person outside the country of origin for that data, including any restrictions regarding cross-border transfers. The Company and its Subsidiaries have at all times since the Look-Back Date (i) provided adequate notice to and obtained any necessary consents from individuals required for any past or present Processing of Personal Data as conducted by or for the Company or its Subsidiaries, (ii) abided by any privacy choices (including opt-out preferences, access requests, deletion requests and correction requests) of any individuals relating to Personal Data, (iii) maintained a record of Personal Data Processing activities, (iv) retained Personal Data only for as long as is necessary, (v) conducted vendor due diligence appropriate to the risk posed by a Data Processor and (vi) complied with all obligations, commitments and restrictions related to and governing the Processing of Company Data under Data Protection Requirements. All Company Data will continue to be available for Processing by the Buyer following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(k)        The Company and its Subsidiaries have established an Information Security Program that is implemented and maintained, and since the Look-Back Date, there have been no material violations of the Information Security Program.  Since the Look-Back Date, the Company and its Subsidiaries have assessed and tested the Information Security Program on a no less than annual basis, with the most recent test occurring no earlier than June 30, 2025; and remediated all critical and high risks and vulnerabilities. The IT Systems currently used by the Company and its Subsidiaries are in good working condition, and to the Knowledge of the Company, do not contain any malicious code or defect, and operate and perform as necessary to conduct the business of the Company or its Subsidiaries. The Company and its Subsidiaries maintain, and since the Look-Back Date have maintained, cyber liability insurance with commercially reasonable coverage limits.

16

Section 2.12         Material Contracts.

(a)          Section 2.12(a) of the Disclosure Schedule sets forth all of the following Contracts to which the Company or its Subsidiaries is a party or by which it is bound, in each case, in effect as of the date of this Agreement (each, a “Material Contract” and collectively, the “Material Contracts”):

(i)          each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii)         each Contract (other than a Company Benefit Plan) with any current officer or manager of the Company or its Subsidiaries;

(iii)        each Contract containing (A) any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Entity to engage in any line of business or compete with any Person or in any geographic area, (B) any most-favored pricing arrangement or similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any volume requirements or commitments or similar minimum purchase obligations, (D) any exclusivity provision, right of refusal or right of negotiation or similar covenant or (E) any non-solicitation provision binding the Company or its Subsidiaries;

(iv)        each Contract relating to capital expenditures by the Company or its Subsidiaries and requiring payments after the date of this Agreement;

(v)       each Contract with a Material Company Vendor (excluding exclusively for purposes of this disclosure requirement in Section 2.12(a) of the Disclosure Schedule, but not for purposes of the definition of Material Contracts, any purchase order, sales order, or statement of work);

(vi)        each Contract entered into after the Look-Back Date or with ongoing obligations of the Company or any of its Subsidiaries, in each case relating to (A) the disposition or acquisition of material assets (other than any Contract that provides for the disposition or acquisition of inventory or equipment in the Ordinary Course of Business) or (B) any ownership interest in any Entity by the Company or its Subsidiaries, except for this Agreement;

(vii)     each Contract relating to any joint venture, partnership, strategic alliance, profit sharing or other similar agreements relating to the Company or its Subsidiaries;

(viii)      each Contract relating to the incurrence of indebtedness for borrowed money, including any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any Encumbrances with respect to any assets of the Company or its Subsidiaries or any loans or debt obligations with any Person;

(ix)         each Real Estate Lease;

17

(x)          each Contract with any Governmental Body;

(xi)        each Company Out-bound License and Company In-bound License, and each Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights owned or licensed by the Company or its Subsidiaries;

(xii)       each Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or its Subsidiaries;

(xiii)      each Contract providing any option to receive a license or other right, any right of negotiation, any right of refusal or any similar right to any Person related to any Company IP or Intellectual Property Right licensed to the Company or its Subsidiaries under a Company In-bound License;

(xiv)       each CBA;

(xv)       each Contract, offer letter, or employment agreement, or consulting or independent contractor agreement with any employee or individual service provider, in each case, whose annual base compensation or fees equals or exceeds $100,000 per annum that is not immediately terminable at will by the Company or its Subsidiaries without prior notice, severance or other cost or payment, except as required under applicable Law;

(xvi)     each Contract, offer letter, or employment agreement, or consulting or independent contractor agreement with any employee or individual service provider that provides for retention payments, change of control payments, severance, advance notice of termination, accelerated vesting or any similar payment or benefit that may or will become due as a result of the Contemplated Transactions;

(xvii)     each Contract with a staffing firm, professional employer organization, employer of record or similar Person;

(xviii)    each Contract related to any settlement of any Legal Proceeding or other dispute requiring either (A) an outstanding monetary payment by the Company or its Subsidiaries, or (B) an ongoing non-monetary obligation by the Company or its Subsidiaries (excluding typical confidentiality and non-disparagement obligations or covenants not to sue);

(xix)      any other Contract (A) that is not terminable with notice of 90 days or less without penalty by the Company, and which involves obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of the Company, taken as a whole; and

(xx)        each Contract with Related Parties.

18

(b)        Except as set forth on Section 2.12(b) of the Disclosure Schedule, the Company has delivered or made available to Buyer true, correct and complete copies of all written Material Contracts, including all amendments thereto. There are no Material Contracts that are not in written form. Neither the Company nor any Subsidiary of the Company nor, to the Company’s Knowledge, any other party to a Material Contract, has breached, violated or defaulted under, or received written notice that it breached, violated or defaulted under, any of the terms or conditions of any Material Contract in such manner as would permit any other party to cancel or terminate any such Material Contract, or would reasonably be expected to result in any other party seeking damages which would reasonably be expected to be material to the Company, its Subsidiaries and their businesses, taken as a whole. As to the Company and its Subsidiaries, each Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. To the Knowledge of the Company, each Material Contract is valid, binding, enforceable and in full force and effect each other party thereto, subject to the Enforceability Exceptions. No party to any Material Contract has indicated in writing to the Company or its Subsidiaries that it desires to renegotiate, modify, not renew or cancel any Material Contract.

Section 2.13         Compliance; Permits.

(a)         The Company and its Subsidiaries are, and, since the Look-Back Date, have been, in compliance with all applicable Laws, except where the failure to so comply would not, and would not reasonably be expected to, be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries, during the three year period prior to the date hereof, has been cited, fined or otherwise notified in writing of any failure to comply with any Laws that has not been paid or cured, except as would not, and would not reasonably be expected to, be material to the Company and its Subsidiaries, taken as a whole.

(b)        The Company holds all required Governmental Authorizations for the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.13(b) of the Disclosure Schedule identifies each material Company Permit. Each material Company Permit is valid and in full force and effect, and the Company is in compliance in all materials respects with the terms of such Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend or materially modify any Company Permit. The rights and benefits of each material Company Permit will be available to the Surviving Entity, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time.

Section 2.14         Legal Proceedings; Orders.

(a)         Except as set forth on Section 2.14 of the Disclosure Schedule, as of the date hereof, there is no, and since the Look-Back Date there has been no, Legal Proceeding pending or, to the Knowledge of the Company, threatened, whether written or otherwise, against the Company or its Subsidiaries by any Person that, if decided against the Company or its Subsidiaries, would be, or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)         Except for the Foreclosure or as set forth on Section 2.14 of the Disclosure Schedule, as of the date hereof, there are no, and since the Look-Back Date there have been no, Legal Proceedings pending or threatened against the Company or its Subsidiaries that resulted in, or where the damages or remedy sought would constitute, Liability to the Company or its Subsidiaries in excess of $10,000.

19

(c)         Neither the Company nor its Subsidiaries nor any of the assets owned or used by the Company and its Subsidiaries are as of the date hereof, or since the Look-Back Date have been, subject to any outstanding Order. To the Knowledge of the Company, no officer or employees of the Company or its Subsidiaries are subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or its Subsidiaries or to any assets owned or used by the Company or its Subsidiaries.

Section 2.15         Article 9 Compliance.

(a)        With respect to the Foreclosure (as applicable), the Company has conducted preparations for and will conduct such foreclosure in all respects in accordance with Article 9 of the Uniform Commercial Code as in effect in each applicable jurisdiction.

(b)          All notices required under the Uniform Commercial Code in connection with the Foreclosure (including any notification of disposition and any notice of acceptance of collateral, if applicable) were (or will be) sent to all Persons entitled to receive such notices, in the time and manner required by the Uniform Commercial Code, and the content of such notices complied (or will comply) with the Uniform Commercial Code as in effect in each applicable jurisdiction.

Section 2.16         Tax Matters.

(a)         All material amounts of Taxes due and owing by the Company or its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid.

(b)         The Company and its Subsidiaries have timely filed all material Tax Returns that were required to be filed by or with respect to them under applicable Tax Law (taking into account any extensions). All such Tax Returns are true, correct and complete in all material respects and have been prepared in compliance with all applicable Law. Since the Look-Back Date, no written claim has been made by any Governmental Body in any jurisdiction where the Company or its Subsidiaries do not file a particular Tax Return or pay a particular Tax that the Company or its Subsidiaries are subject to taxation by such jurisdiction.

(c)         All Tax deficiencies asserted or material Tax assessments made as a result of any examination of the Tax Returns filed by the Company or its Subsidiaries have been paid in full or otherwise finally resolved.

(d)         Neither the Company nor its Subsidiaries have received any Tax rulings, requested any such Tax rulings, or entered into a “closing agreements” as defined in Section 7121 of the Code, in each case that are reasonably likely to affect the Company’s or its Subsidiaries’ liability for Taxes for any taxable period (or portion thereof) beginning after the Closing Date.

(e)          Neither the Company nor its Subsidiaries has granted any Person any power of attorney that is currently in force with respect to any material Tax matter.

(f)          All material Taxes that the Company or its Subsidiaries were required by Tax Law to withhold or collect from payments made to its respective employees, independent contractors, securityholders, lenders, customers or other third parties have been duly and timely withheld or collected and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

20

(g)          There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or its Subsidiaries.

(h)        There are no pending or ongoing audits, or other actions for any liability in respect of a material amount of Taxes of the Company or its Subsidiaries. Neither the Company nor its Subsidiaries have waived any statute of limitations or agreed to any extension of time with respect to any material Tax assessment or deficiency other than as the result of any extension to file a Tax Return.

(i)         Neither the Company nor its Subsidiaries have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)        Neither the Company nor its Subsidiaries are a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement in favor of any Person with respect to material Taxes (including any advance pricing agreement or other similar transfer pricing agreement relating to Taxes with any Governmental Body), other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(k)         Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment pursuant to a Section 481(a) of the Code as a result of a change in method of accounting of the Company or its Subsidiaries for Tax purposes for a Tax period ending on or prior to the Closing Date by the Company or its Subsidiaries prior to the Closing; (ii) use by the Company or its Subsidiaries on or prior to the Closing of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Company or its Subsidiaries prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) for transactions entered into by the Company or its Subsidiaries on or prior the Closing Date; (v) installment sale or open transaction disposition made by the Company or its Subsidiaries on or prior to the Closing Date; (vi) prepaid amount, advance payment or deferred revenue received or accrued by the Company or its Subsidiaries on or prior to the Closing Date; (vii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date by the Company or its Subsidiaries with respect to an interest held by the Company or its Subsidiaries on or prior to the Closing Date in any “controlled foreign corporation” as defined in Section 957 of the Code. The Company has not made any election under Section 965(h) of the Code.

21

(l)          Since the Look-Back Date, neither the Company nor its Subsidiaries have been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company). Neither the Company nor its Subsidiaries have any liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Income Tax Law), as a transferee or successor, by Contract or otherwise, other than another member of any consolidated, combined or unitary Tax group the common parent of which is the Company.

(m)       Since the Look-Back Date, neither the Company nor its Subsidiaries have distributed stock of another Person, or had their stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Tax Law).

(n)        Since the Look-Back Date, neither the Company nor its Subsidiaries have been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o)         Since the Look-Back Date, the Company and its Subsidiaries have materially complied with applicable transfer pricing Laws and rules relating to the documentation thereof.

(p)         Section 2.16(p) of the Disclosure Schedule sets forth the entity classification of the Company and its Subsidiaries for U.S. federal income Tax purposes, including any foreign Subsidiary that is classified as a “controlled foreign corporation” as defined in Section 957 of the Code.

For purposes of this Section 2.16, each reference to the Company or its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company or its Subsidiaries.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including this Section 2.16) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date, availability of or limitations on any Tax attribute (including amounts related to losses, basis, credits or any other similar item) with respect to the Company or its Subsidiaries.

Section 2.17         Benefit Plans.

(a)         Section 2.17(a) of the Disclosure Schedule is a list of all material Company Benefit Plans. “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, commission, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, welfare, fringe benefit or other employee benefit or compensation plan, program, policy, practice, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be contributed to, by the Company or its Subsidiaries for the benefit of any current or former employee, director, officer, consultant or independent contractor of the Company or its Subsidiaries or under which the Company or its Subsidiaries has any actual or contingent liability.

22

(b)         As applicable with respect to each Company Benefit Plan, the Company has made available to Buyer true, correct and complete copies of (i) the plan document(s) for each Company Benefit Plan, including all amendments thereto, and in the case of an unwritten Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports in respect of the three most recent plan years and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits or investigations, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c)         Since the Look-Back Date, each Company Benefit Plan has been maintained, operated and administered in compliance with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(d)        The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of the Company, since the Look-Back Date, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(e)        Neither the Company nor its Subsidiaries nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to (or has, since the Look-Back Date, maintained, contributed to, been required to contribute to, or had any actual or contingent liability with respect to), (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)          There are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or Legal Proceedings involving any Company Benefit Plan, or, to the Knowledge of the Company, any fiduciary thereof or service provider thereto.  Since the Look-Back Date, all contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and the Company has no material liability for any unpaid contributions with respect to any Company Benefit Plan. Each Company Benefit Plan may be terminated in accordance with its terms and applicable Law without the imposition of liability (including any contingent liability) on the Company or its Subsidiaries.

23

(g)        Since the Look-Back Date, neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, any Subsidiary of the Company or Buyer to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)        No Company Benefit Plan provides and neither the Company nor its Subsidiaries has any obligation or has made any promise to provide, death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than continuation coverage mandated by COBRA.

(i)        Since the Look-Back Date, the Company and its Subsidiaries have complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, and the Health Care and Education Reconciliation Act of 2010, to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code and related regulations) and the applicable employer information reporting requirements under Code Section 6055 and Code Section 6056 and related regulations.

(j)         Neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will: (i) result in any payment becoming due to any current or former employee, director, officer, consultant or independent contractor of the Company or its Subsidiaries, pursuant to any Company Benefit Plan or otherwise, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan or otherwise, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or otherwise or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(k)        Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(l)         Since the Look-Back Date, each Company Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all material respects according to the requirements of Section 409A of the Code, and neither the Company nor its Subsidiaries has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. No current or former employee, officer, director, consultant or independent contractor of the Company or its Subsidiaries has any “gross up” agreements with the Company or other assurance of reimbursement by the Company for any Taxes imposed under Code Section 409A or Code Section 4999.

24

(m)        Neither the Company nor its Subsidiaries maintains any Company Benefit Plan outside of the United States.

Section 2.18         Employee and Labor Matters. Section 2.18(a) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, containing the names or identification numbers of all current full-time, part-time or temporary employees and individual independent contractors (and indication as such) of the Company and its Subsidiaries, and, as applicable, for each such Person: (i) work location (city, U.S. state (as applicable), and country); (ii) annual salary, hourly wage rate, or contract rate; (iii) all other cash compensation in the form of target bonus opportunity, commissions, director’s fees, or otherwise; (iv) date of hire or commencement of service (as well as continuous service date, if different); (v) employing or engaging entity; (vi) job title and, with respect to independent contractors, a written description of such person’s services; (vii) visa status (including, as applicable, visa type and expiration date); (viii) value of any accrued but unused paid time off; (ix) with respect to U.S. employees, a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act (“FLSA”) and any similar applicable Law; and (x) whether on a leave of absence and, if so, the nature of such leave and expected return date.

(b)         Neither the Company nor its Subsidiaries is, or has been since the Look-Back Date, a party to, bound by or negotiating any CBA, and there is no labor union, works council, trade association, or similar labor organization representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries. There are no representation or certification proceedings, or petitions seeking a representation proceeding, presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other Governmental Body. There is not, and has not been since the Look-Back Date, any strike, slowdown, work stoppage, lockout, picketing, or any similar activity or dispute or, to the Knowledge of the Company, any union organizing activity by or on behalf of any employees of the Company or its Subsidiaries, including, in each case, to the Knowledge of the Company, any threats thereof. There are no, and have not been since the Look-Back Date, unfair labor practice charges or complaints pending by or before the National Labor Relations Board or any other Governmental Body against the Company or its Subsidiaries, or, to the Knowledge of the Company, any threats thereof.

(c)       Except as set forth on Section 2.18(c) of the Disclosure Schedule, the Company and its Subsidiaries are, and since the Look-Back Date, have been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification (including as exempt or non-exempt for overtime purposes or as an independent contractor or employee), plant closings, labor relations, collective bargaining, child labor, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, disability rights or benefits, reasonable accommodations, employee recordkeeping, meal and rest periods, immigration (including, as applicable, completion and retention of Forms I-9), employee safety and health, payment of wages (including overtime wages), automated employment decision tools and artificial intelligence, pay transparency, employee trainings and notices, unemployment and workers’ compensation, time off and leaves of absence, and hours of work. Neither the Company nor its Subsidiaries are delinquent in any payments to any current or former employees, individual independent contractors, or other individual service providers for any wages, salaries, fees, commissions, bonuses, severance, termination pay or other compensation for any services performed by, or amounts required to be reimbursed to, such Persons. Neither the Company nor its Subsidiaries are liable for any fines, Taxes, interest or other penalties for any failure to pay or delinquency in paying such compensation.

25

(d)         There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries relating to any of the Company’s or its Subsidiaries’ current or former employees, applicants for employment, individual independent contractors, consultants, volunteers, interns, or other individual service providers.

(e)          Since the Look-Back Date, neither the Company nor its Subsidiaries have implemented any “plant closing” or “mass layoff” as defined under the WARN Act.

(f)          Since the Look-Back Date, neither the Company nor its Subsidiaries has (i) entered into or otherwise been a party to any settlement agreement with a current or former officer, director, employee or individual independent contractor resolving allegations of sexual harassment or misconduct by any officer, director or managerial employee of the Company or its Subsidiaries, or (ii) conducted any investigations related to allegations of sexual harassment or misconduct by any officer, director, or managerial employee of the Company or its Subsidiaries, except for investigations that are completed and did not substantiate any alleged wrongdoing. There are no, and since the Look-Back Date there have not been any, Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by any director, officer or managerial employee of the Company or its Subsidiaries.

26

Section 2.19       Environmental Matters. Except as set forth on Section 2.19 of the Disclosure Schedule, the Company and its Subsidiaries are in compliance and, since the Look-Back Date, have complied, in all material respects, with all applicable Environmental Laws. The Company and its Subsidiaries possess all Governmental Authorizations required under applicable Environmental Laws for the ownership, lease, or operation of its respective business or the Real Property (“Environmental Permits”), all such Environmental Permits are in full force and effect, and the Company and its Subsidiaries are in compliance, and since the Look-Back Date have complied, in all material respects, with the terms and conditions thereof, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened that seek revocation, cancellation, suspension, or adverse modification of any such Environmental Permit. Except as set forth on Section 2.19 of the Disclosure Schedule, neither the Company nor its Subsidiaries have received any written notice or other written communication, whether from a Governmental Body or other Person, and there is no Legal Proceeding or Order pending, or to the Knowledge of the Company, threatened, in each case, that alleges that the Company or its Subsidiaries are not in material compliance with or has material Liability pursuant to any Environmental Law or that is related to the Release of any Hazardous Materials, in each case, that has not been fully resolved or is the source of ongoing material obligations under Environmental Law, and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s or its Subsidiaries’ compliance in any material respects with any Environmental Law. There has been no Release of or exposure to Hazardous Materials by the Company or its Subsidiaries or, to the Knowledge of the Company, at, under, on or from any real property currently or formerly owned, leased or operated by the Company or its Subsidiaries or at any third party site to which Hazardous Materials generated by the Company or its Subsidiaries were sent for treatment, recycling, storage or disposal, in each case, in material violation of or in a manner or under conditions as would reasonably be expected to result in any material Liability of the Company or its Subsidiaries pursuant to Environmental Law.  Neither the Company nor its Subsidiaries has assumed or provided indemnity against any material Liability of any other Person under any Environmental Laws that remains outstanding or that has not been fully performed, including any obligation for corrective or remedial action. Neither the Company nor its Subsidiaries are currently operating or, to the Company’s Knowledge, required to be operating their respective business or any of the Real Property under any Order issued or entered into in connection with any legal obligation or liability pursuant to any Environmental Law. Prior to the date hereof, the Company has provided or otherwise made available to Buyer true, correct and complete copies of all material environmental reports, assessments, studies and audits and other material environmental documents regarding the Company and its Subsidiaries’ compliance with applicable Environmental Laws that are in the possession or control of the Company or its Subsidiaries and that have been prepared since the Look-Back Date.

Section 2.20       Insurance. Section 2.20 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries (each, a “Company Insurance Policy”). Each such Company Insurance Policy is in full force and effect and the Company and its Subsidiaries are in compliance in all material respects with the terms thereof.  Other than customary end of policy notifications from insurance carriers, since the Look-Back Date, neither the Company nor its Subsidiaries have received any written notice or, to the Company’s Knowledge, other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any Company Insurance Policy. The Company and its Subsidiaries have provided written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company or its Subsidiaries for which the Company or its Subsidiaries have insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or its Subsidiaries in writing of its intent to do so.

Section 2.21         Material Company Vendors.

(a)        Section 2.21(a) of the Disclosure Schedule sets forth a true, correct and complete list of (i) the top 30 vendors and/or suppliers of the Company and its Subsidiaries, taken as a whole, as measured by purchases for the 12-month periods ended March 30, 2024 and March 29, 2025, and (ii) the top 30 vendors and/or suppliers of the Company and its Subsidiaries, taken as a whole, as measured by purchases for the  period commencing on March 30, 2025 and ending on March 26, 2026 (each, a “Material Company Vendor”).

27

(b)         Except as set forth on Section 2.21(b) of the Disclosure Schedule, during the past 12 months, no Material Company Vendor has cancelled or otherwise terminated its relationship with the Company or its Subsidiaries, or has materially altered, in a manner adverse to the Company and its Subsidiaries, taken as a whole, its relationship with the Company or its Subsidiaries. During the past 12 months, neither the Company nor its Subsidiaries have received any written notice or written threat or, to the Company’s Knowledge, oral threat of termination from any Material Company Vendor or any written indication from any Material Company Vendor that such Person intends to materially and adversely modify its relationship with the Company or its Subsidiaries, taken as a whole.

Section 2.22       Inventory. Except as set forth on Section 2.22(a) of the Disclosure Schedule and except for obsolete, damaged, defective or slow-motiving items that have been written off or for which adequate reserves have been established in the Company Unaudited Interim Balance Sheet, inventories of the Company and its Subsidiaries, taken as a whole (including raw materials, supplies, work-in-process, finished goods and other materials), (i) are in merchantable condition in the Ordinary Course of Business, and (ii) are, in the case of finished goods, of a quality and quantity saleable in the Ordinary Course of Business and, in the case of all other inventories are of a quality and quantity useable in the Ordinary Course of Business. Section 2.22(b) of the Disclosure Schedule sets forth a list of places where material inventories of the Company and its Subsidiaries were located as of December 31, 2025. Except as set forth on Section 2.22(a) of the Disclosure Schedule, neither the Company nor its Subsidiaries holds inventory that is excessive, based on the Company’s or its Subsidiaries’ most recent available forecasts as to demand.

Section 2.23         No Financial Advisors. Except as set forth on Section 2.23 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has made available to Buyer true, correct and complete copies of all Contracts reflecting any arrangement pursuant to the immediately preceding sentence pursuant to which such Person would be entitled to any payment relating to the Contemplated Transactions.

Section 2.24       Transactions with Related Parties. Except for the arrangements set forth on Section 2.24 of the Disclosure Schedule, there are no Contracts or arrangements with any Related Parties.

Section 2.25       Compliance; Anti-Corruption; Anti-Money Laundering; Anti-Bribery. Since the Look-Back Date, neither the Company nor its Subsidiaries nor any of their respective officers and directors, nor, to the Company’s Knowledge, any of their respective employees, agents, distributors and other Persons acting for or on behalf of the Company or its Subsidiaries (in each case as it related to the Company and its Subsidiaries) (a) has made, authorized, or offered, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other payment of funds or received or retained any funds in violation of any applicable Law; or (b) has taken any action, directly or indirectly, which would reasonably be expected to cause the Company or its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977 or any other anti-corruption, anti-money laundering and/or anti-bribery Laws applicable to the Company or its Subsidiaries. Since the Look-Back Date, the Company and its Subsidiaries have established and maintained written policies and procedures and systems of internal controls reasonably designed to ensure compliance with the U.S. Foreign Corrupt Practices Act of 1977 and other anti-corruption, anti-money laundering and anti-bribery Laws applicable to the Company and its Subsidiaries. There are no Legal Proceedings threatened in writing with respect to the Company’s and its Subsidiaries’ compliance with the U.S. Foreign Corrupt Practices Act of 1977 or any other anti-corruption, anti-money laundering or anti-bribery Laws applicable to the Company and its Subsidiaries.

28

Section 2.26     NON-RELIANCE; DISCLAIMER OF OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE II, ANY LETTER OF TRANSMITTAL, THE SUPPORT AGREEMENT AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.01(e), NEITHER THE COMPANY, ITS SUBSIDIARIES, THE SECURITYHOLDERS NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY, ITS SUBSIDIARIES OR ITS OR THEIR RESPECTIVE BUSINESS, OPERATIONS, ASSETS, EQUITY INTERESTS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OR ANY INFORMATION PROVIDED TO BUYER OR MERGER SUB. WITHOUT LIMITING THE FOREGOING, NEITHER THE COMPANY, ITS SUBSIDIARIES, THE SECURITYHOLDERS NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY TO BUYER, MERGER SUB OR ANY OF THEIR AFFILIATES WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE COMPANY AND ITS SUBSIDIARIES. NEITHER BUYER, MERGER SUB NOR ANY OF THEIR AFFILIATES HAS BEEN INDUCED BY, OR RELIED UPON, ANY REPRESENTATION, WARRANTY, COVENANT OR STATEMENT (WRITTEN OR ORAL), WHETHER EXPRESS OR IMPLIED, MADE BY THE COMPANY, ITS SUBSIDIARIES, THE SECURITYHOLDERS NOR ANY OTHER PERSON THAT IS NOT EXPRESSLY SET FORTH IN THIS ARTICLE II OR THE TRANSACTION DOCUMENTS.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as (a) set forth in the Disclosure Schedule or (b) as disclosed in the Buyer SEC Documents prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Buyer SEC Documents shall be deemed to be disclosed in a section of the Disclosure Schedule only to the extent that it is readily apparent from a reading of such Buyer SEC Documents that is applicable to such section of the Disclosure Schedule, each of Buyer and Merger Sub hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing as follows:

29

Section 3.01        Organization and Good Standing. Buyer is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Buyer and Merger Sub have all requisite power and authority to own, lease and operate its properties and to carry on its business in all material respects as now currently conducted. Each of Buyer and Merger Sub are duly qualified or authorized to do business as a foreign Entity and is in good standing to the extent such concepts are recognized under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Buyer has delivered or made available to the Company copies of the Organizational Documents of Buyer and Merger Sub that are true, correct and complete. Neither Buyer nor Merger Sub are in breach of violation of their respective Organizational Documents.

Section 3.02        Power and Authority. Each of Buyer and Merger Sub have all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by each of Buyer and Merger Sub in connection with the consummation of the Contemplated Transactions (the “Buyer Documents”), and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Buyer Documents by each of Buyer and Merger Sub, and the consummation by each of Buyer and Merger Sub of the Merger and the Contemplated Transactions have been duly authorized (including as required under its Organizational Documents), and no other action on the part of each of Buyer and Merger Sub (other than (a) as required by the DLLCA, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (c) the Buyer Stockholder Matters) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Buyer Documents by each of Buyer and Merger Sub and the consummation of the Merger and the Contemplated Transactions. This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly and validly executed and delivered by each of Buyer and Merger Sub and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03         Conflicts; Consents of Third Parties.

(a)         The execution, performance or delivery of this Agreement and the Buyer Documents, as applicable, by each of Buyer and Merger Sub and the consummation by each of Buyer and Merger Sub of the Contemplated Transactions will not (i) violate, conflict with, or result in a breach of, any provision of the respective Organizational Documents of Buyer and Merger Sub, (ii) violate, conflict with, or result in a breach of, any material Law applicable to, binding upon or enforceable against Buyer and Merger Sub, (iii) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, cancel or accelerate, any Contract, or (iv) result in the creation or imposition of any Encumbrance upon any of the material property or material assets of Buyer or Merger Sub (except for Permitted Encumbrances).

(b)        Except for the filing of the Certificate of Merger, no approval, consent, waiver, authorization or other Order of, and no declaration, filing, registration, qualification, recording or other action or filing with or notice to, any Governmental Body or any other Person is required to be obtained or made by or on behalf of Buyer or Merger Sub in connection with the execution, delivery or performance of this Agreement and the consummation of the consummation of the Contemplated Transactions.

30

Section 3.04         Legal Proceedings; Orders.

(a)         There is no Legal Proceeding pending and, to the knowledge of Buyer, no person has threatened, whether written or otherwise, to commence any Legal Proceeding that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)         There is no Order to which Buyer or Merger Sub is subject, except to the extent the same would not reasonably be expected to prohibit or restrain the ability of Buyer or Merger Sub to enter into this Agreement or consummate the Contemplated Transactions.

Section 3.05        No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer or Merger Sub. Buyer has made available to the Company true, correct and complete copies of all Contracts reflecting any arrangement pursuant to the immediate preceding sentence pursuant to which such Person would be entitled to any payment relating to the Contemplated Transactions.

Section 3.06       Merger Sub’s Operations. Buyer owns beneficially and of record all of the outstanding limited liability company interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not (and as of the Closing, will not have) engaged in any business activities or conducted any operations other than in connection with such Contemplated Transactions.

Section 3.07     NON-RELIANCE; DISCLAIMER OF OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.02(c), NEITHER BUYER NOR MERGER SUB NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO BUYER, MERGER SUB, ITS OR THEIR RESPECTIVE BUSINESS, OPERATIONS, ASSETS, EQUITY INTERESTS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OR ANY INFORMATION PROVIDED TO THE COMPANY OR THE SECURITYHOLDERS. WITHOUT LIMITING THE FOREGOING, NEITHER BUYER, NOR MERGER SUB NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY TO THE COMPANY, THE SECURITYHOLDERS OR ANY OF THEIR AFFILIATES WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF BUYER, MERGER SUB OR ANY OF THEIR AFFILIATES. NEITHER THE COMPANY NOR THE SECURITYHOLDERS NOR ANY OF THEIR AFFILIATES HAS BEEN INDUCED BY, OR RELIED UPON, ANY REPRESENTATION, WARRANTY, COVENANT OR STATEMENT (WRITTEN OR ORAL), WHETHER EXPRESS OR IMPLIED, MADE BY BUYER, NOR MERGER SUB NOR ANY OTHER PERSON THAT IS NOT EXPRESSLY SET FORTH IN THIS ARTICLE III AND THE TRANSACTION DOCUMENTS.

31

Section 3.08     NON-RELIANCE/ACKNOWLEDGMENT. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS TO THE CONTRARY, EACH OF BUYER AND MERGER SUB ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY (A) THE COMPANY IN ARTICLE III AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.02(c) AND (B) THE TERM LOAN CREDITORS AND THE SECURITYHOLDERS IN THE SUPPORT AGREEMENT: (I) NONE OF THE COMPANY, ANY OF THE SECURITYHOLDERS, ANY AFFILIATES OF THE COMPANY OR ANY OF THE SECURITYHOLDERS, OR ANY OTHER PERSON IS MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, THE COMPANY EQUITY SECURITIES, THE BUSINESS, ASSETS, LIABILITIES OR OPERATIONS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR THE CONTEMPLATED TRANSACTIONS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR THE BUSINESS, ASSETS, LIABILITIES OR OPERATIONS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES; (II) NEITHER BUYER NOR MERGER SUB HAS EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ENTERED INTO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN RELIANCE UPON, AND EACH OF BUYER AND MERGER SUB HEREBY SPECIFICALLY DISCLAIMS RELIANCE UPON, ANY PROMISE, STATEMENT, PROJECTION, FORECAST, REPRESENTATION OR WARRANTY WHATSOEVER MADE OR OMITTED TO BE MADE TO BUYER OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES, ADVISORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, INCLUDING ANY SUCH PROMISE, STATEMENT, PROJECTION, FORECAST, REPRESENTATION OR WARRANTY AS TO THE CONDITION, VALUE, QUALITY OR PROSPECTS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR THE BUSINESS, ASSETS, LIABILITIES OR OPERATIONS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES; (III) THE COMPANY AND ITS SUBSIDIARIES, AND THE BUSINESS, ASSETS, LIABILITIES AND OPERATIONS OF THE COMPANY AND ITS SUBSIDIARIES, ARE BEING TRANSFERRED “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”; AND (IV) NONE OF THE COMPANY, ANY OF THE SECURITYHOLDERS, ANY AFFILIATES OF THE COMPANY OR ANY OF THE SECURITYHOLDERS, OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO THE ACCURACY OR COMPLETENESS OF ANY PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES, ADVISORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY OF THE FOREGOING MADE IN RESPONSE TO ANY DUE DILIGENCE REQUEST LIST OR MADE DURING ANY DUE DILIGENCE TELEPHONIC OR IN-PERSON MEETINGS), AND OTHER THAN IN CONNECTION WITH A CLAIM OF FRAUD (AS DEFINED IN THIS AGREEMENT) AGAINST THE PERSON(S) WHO COMMITTED SUCH FRAUD, NONE OF THE COMPANY, ANY OF THE SECURITYHOLDERS, ANY AFFILIATES OF THE COMPANY OR ANY OF THE SECURITYHOLDERS, OR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER, MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES, ADVISORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF, OR ANY SUCH PERSON’S USE OF OR RELIANCE ON, ANY SUCH PROJECTION, FORECAST, STATEMENT OR INFORMATION OR ANY ERRORS THEREIN OR OMISSIONS THEREFROM.

32

ARTICLE IV

PRE-CLOSING COVENANTS

Section 4.01        Further Assurances. Each of the Parties shall (a) execute and deliver, or cause to be executed and delivered, such additional instruments and other documents and shall take such further actions as may be reasonably requested by the other Party as reasonably necessary to effectuate, carry out and comply with all of the terms of this Agreement and the Contemplated Transactions and (b) use their commercially reasonable efforts to cause the conditions set forth in Article IV and Article VII to be satisfied and to consummate the Contemplated Transactions as promptly as practicable.

Section 4.02        Conduct of the Business.

(a)        Prior to the Closing or earlier termination of this Agreement in accordance with Article VIII, except (i) as required by applicable Law, (ii) as otherwise expressly contemplated by this Agreement or any of the other Transaction Documents, (iii) with the prior written consent of Buyer or at the request of Buyer, (iv) if the Lender Transaction Approval is not obtained, in connection with the Foreclosure and/or the Pre-Closing Combination as contemplated by the Strict Foreclosure Agreement and the Support Agreement, or (v) as set forth in Section 4.02(a) of the Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (A) operate and conduct the Company’s and its Subsidiaries’ business in the Ordinary Course of Business, (B) conduct the business of the Company and its Subsidiaries in compliance with applicable Law, (C) preserve substantially intact and maintain in good operating condition and repair in a manner consistent with past practice the assets of the Company and its Subsidiaries (ordinary wear and tear excepted), and (D) preserve substantially intact the Company and its Subsidiaries’ current business relationships and goodwill with employees, customers, lenders, suppliers, Governmental Bodies, and others having material business relationships with the Company or its Subsidiaries.

(b)         Without limiting the generality of the foregoing, prior to the Closing or earlier termination of this Agreement in accordance with Article VIII, except (i) as required by applicable Law, (ii) with the prior written consent of Buyer (which consent shall not be required (A) following any delivery by Buyer of any notice of termination of this Agreement pursuant to Section 8.01(c)(i), (B) if Buyer is in breach of its representations, warranties, covenants or obligations contained in this Agreement such that the conditions in Section 6.02(a) or Section 6.02(b) would not be satisfied at the time such consent is requested or (C) with respect to any action the failure of which to be taken would result, or would reasonably be expected to result, in the failure of any condition set forth in ARTICLE VI to be satisfied on or prior to the Outside Date) or at the request of Buyer, (iii) as otherwise expressly contemplated by this Agreement or any of the other Transaction Documents or (iv) as set forth in Section 4.02(b) of the Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to:

33

(i)          transfer (other than in its capacity as the issuer of Company Equity Securities in connection with a transfer of such Company Equity Securities by the holder thereof to any Person other than the Company), issue, sell or dispose of any Equity Interests of the Company or transfer, issue, sell or dispose of any Equity Interests of any of the Company’s Subsidiaries, except in connection with the Foreclosure and/or the Pre-Closing Combination if the Lender Transaction Approval is not obtained or grant options, warrants, calls or other rights to purchase or otherwise acquire Equity Interests of the Company or its Subsidiaries;

(ii)        effect any recapitalization, reclassification or like change in the capitalization of the Company or its Subsidiaries, except in connection with the Foreclosure and/or the Pre-Closing Combination if the Lender Transaction Approval is not obtained;

(iii)      declare, set aside or pay any dividend or make any other distribution, in each case, to the Securityholders with respect to the Company Equity Securities (whether in cash or in kind);

(iv)      modify or amend the Organizational Documents of the Company or its Subsidiaries, except in connection with the Foreclosure and/or the Pre-Closing Combination if the Lender Transaction Approval;

(v)        acquire (whether by merger, acquisition of stock or assets, or otherwise) any business, line of business or Equity Interest in any Person (other than Equity Interests in a Subsidiary that is wholly-owned by the Company as of the date hereof), or enter into any joint venture or partnership with any Person or acquire, directly or indirectly, any business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit of any Person, in each case, except pursuant to the Foreclosure and/or the Pre-Closing Combination if the Lender Transaction Approval is not obtained;

(vi)       enter into any Contract that limits or otherwise restricts in any respect the Company, its Subsidiaries or their business after the Closing from engaging or competing in any line of business, in any location or with any Person;

(vii)     voluntarily create any Encumbrances on any of the properties or assets (whether tangible or intangible) of the Company or its Subsidiaries (other than Permitted Encumbrances), except as required by (A) the Term Loan Credit Agreement or any of the other “Loan Documents” (as defined in the Term Loan Credit Agreement), (B) the ABL Credit Agreement or any of the other “Loan Documents” (as defined in the ABL Credit Agreement), and/or (C) the Elfa Credit Agreement or any of the other “Finance Documents” (as defined in the Elfa Credit Agreement);

34

(viii)      incur, assume or guarantee any debt for borrowed money (other than incurrences, assumptions or guarantees under the Term Loan Credit Agreement, the ABL Credit Agreement or the Elfa Credit Agreement), except in connection with the Foreclosure if the Lender Transaction Approval is not obtained;

(ix)        cancel or compromise any material debt or material claim owing to the Company or its Subsidiaries, except in connection with the Foreclosure if the Lender Transaction Approval is not obtained;

(x)         prepay any outstanding indebtedness for borrowed money of the Company or its Subsidiaries, except for repayments of indebtedness in the Ordinary Course of Business under (A) the ABL Credit Agreement or any of the other “Loan Documents” (as defined in the ABL Credit Agreement), and/or (B) the Elfa Credit Agreement or any of the other “Finance Documents” (as defined in the Elfa Credit Agreement);

(xi)        adopt any plan of merger (except in connection with the Pre-Closing Combination, if applicable), consolidation, reorganization, liquidation, or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xii)      except as required by the express terms of this Agreement, or as required by the terms of any Company Benefit Plan (a copy of which has been made available to Buyer): (1) (A) grant or provide any change-in-control, retention, severance, termination or similar compensation or benefits to employee or other individual service provider, (B) increase the compensation or benefits payable to any current or former director, officer, manager, employee, individual independent contractor, consultant, or other individual service provider (other than changes in the Ordinary Course of Business for such Persons with annual base compensation or fees not greater than $200,000); (C) establish, adopt, amend, renew, announce, waive any material rights with respect to, modify in any material respect or terminate (or commit to do any of the preceding in respect of) any Company Benefit Plan, other than ordinary course changes in connection with an open enrollment period, provided that such changes do not materially increase the expense of maintaining the Company Benefit Plan, or (D) hire, make an offer of employment to, promote, change the title of, or engage any employee or individual service provider with annual base compensation or fees in excess of $200,000 in a given calendar year; or (2) (A) enter into any written employment agreement with any employee or individual service provider providing for annual base compensation in excess of $200,000 in a given calendar year, (B) grant or issue, or commit in writing to grant or issue, any Equity Interests of the Company to any employee of the Company or any of its Subsidiaries, (C) issue or grant any cash incentive or equity incentive awards under any Company Benefit Plan, (D) grant or provide any change-in-control, retention, severance, termination or similar compensation or benefits to employee with annual base compensation in excess of $200,000, (E) accelerate the vesting or payment of compensation or benefits under any Company Benefit Plan, (F) terminate the employment or service of any employee or individual service provider with annual base compensation or fees in excess of $200,000, other than for “cause,” or (G) adopt, enter into, negotiate, amend or terminate any CBA, or establish or recognize any labor union, trade association, works council, labor organization or similar entity or other organized employees;

35

(xiii)      take any action that would create an obligation or other Liability under the WARN Act;

(xiv)      (1) sell, license, sublicense, intentionally abandon, transfer or intentionally dispose of, or voluntarily create or incur any Encumbrance (other than Permitted Encumbrances) on, or otherwise voluntarily fail to take any commercially reasonable action necessary to maintain or protect any Company IP, in each case, other than in the Ordinary Course of Business (provided that any licenses of Company IP shall be non-exclusive), or (2) permit to lapse or fail to take any action necessary to maintain or protect any Company IP, in each case, other than in the Ordinary Course of Business;

(xv)       adopt or make any material change in its accounting or Tax reporting methods, principles or policies (except to the extent such action is required by a change in applicable Tax Law after the date of this Agreement or required by GAAP), file or cause to be filed any material amended Tax Return, make, change or revoke any material Tax election, settle or comprise any material Tax Proceeding, surrender any claim for a material refund of Taxes, enter into any voluntary disclosure agreement relating to Taxes or any “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of Law), or agree to extend the statute of limitations in respect of any material Taxes or Tax Returns;

(xvi)      (A) make any change to accounting policies or principles (except as required by GAAP), (B) make any change in the policies with respect to the payment of accounts payable or accrued expenses or the collection of accounts receivable or other receivables, including any acceleration of the collection of amounts receivable or deferral of the payment of accounts payable, reserved for or make any write-down in the value of its assets or inventory, or write off as uncollectable any accounts receivable or (C) make any material change in the manner in which the Company or its Subsidiaries extend discounts or credits to, or otherwise deal with, customers;

(xvii)     make any capital expenditures or commitments for capital expenditures in excess of $250,000 in the aggregate, excluding any capital expenditures that are made pursuant to budgets or commitments that are in effect as of the date hereof and set forth on Section 4.02(b)(xvii) of the Disclosure Schedule;

36

(xviii)    (A) enter into or assume, terminate, cancel or fail to renew, or materially amend, supplement or modify any Material Contract, or otherwise waive, release or assign any material rights, claims or benefits under any Material Contract or (B) enter into any Contract that would be a Material Contract if in existence as of the date hereof or take any actions described in clause (A) with respect to any such Contracts; provided, that this clause (xviii) shall not prohibit (1) any termination of a Material Contract upon expiration in accordance with the terms of such Material Contract, (2) the Company or any of its Subsidiaries from enforcing any rights or remedies against the counterparty to any Material Contract upon a breach thereof by such counterparty, (3) entering into, amending, supplementing or modifying any purchase order, sales order, release order, statement of work or similar type of Contract in the Ordinary Course of Business, (4) the renewal of any such Material Contract as a result of the application of the automatic renewal provisions set forth therein, (5) entering into any Contract necessary to effectuate capital expenditures (or any commitment therefor) pursuant to Section 4.02(b)(xvii) and amending and terminating any such Material Contract (provided that any such amendment would not result in a violation of Section 4.02(b)(xvii)), and (6) amending the Term Loan Credit Agreement or any of the other “Loan Documents” (as defined in the Term Loan Credit Agreement) so long as such amendment does not violate Section 4.09;

(xix)      initiate or commence, waive, release, assign, compromise, settle or agree to initiate or commence, waive, release, assign, compromise or settle any material Legal Proceeding, or enter into any consent decree with any Governmental Body, arising out of, related to, in connection with, against or affecting the business of the Company or its Subsidiaries;

(xx)        enter any material transaction with any Related Parties (including the Term Loan Creditors);

(xxi)      (1) make any distributions of property (other than cash) to any Person other than in the Ordinary Course of Business; or (2) make any payments of cash to any Person other than (A) in the Ordinary Course of Business, (B) accrued and unpaid fees and expenses incurred in connection with the negotiation, execution or performance of this Agreement and the other Transaction Documents, including, without limitation, fees and expenses of professional advisors (including legal counsel, financial advisors and accountants) and the costs (including premium) of obtaining the D&O Tail Policy, and (C) to compromise or settle any Legal Proceeding set forth on Section 4.02(b) of the Disclosure Schedule; or

(xxii)      authorize, agree, resolve or consent to any of the foregoing.

(c)         Nothing in this Section 4.02 is intended to result in the Company or its Subsidiaries ceding control to Buyer, or to otherwise permit Buyer to exercise control, of the Company’s or its Subsidiaries’ business or commercial decisions prior to the Closing.

Section 4.03       Transactions in Buyer Common Stock.  From the date hereof until the Closing, Buyer shall not, directly or indirectly, enter into any agreement or binding commitment, consummate any transaction, or take any other action with the intent to reduce the number of shares of Buyer Common Stock required to be issued and delivered to the Securityholders pursuant to Section 1.05(b).

Section 4.04         Required Securityholder and Lender Approval.

(a)          [Reserved].

37

(b)        Within three Business Days following the execution of this Agreement, the Company shall solicit written approval from each Term Loan Creditor to (i) accept a portion of the Merger Consideration in full and final satisfaction of all obligations owed to such Term Loan Creditor under the Term Loan Credit Agreement and the other Loan Documents (as defined in the Term Loan Credit Agreement) (other than obligations in respect of the New Loans) (with respect to any Term Loan Creditor, the “Lender Allocable Proceeds”), (ii) waive any rights such Term Loan Creditor may have to the balance of unpaid debt under the Term Loan Credit Agreement following receipt of the applicable Lender Allocable Proceeds, and (iii) approve or consent to the Contemplated Transactions (collectively, the “Lender Transaction Approval”), which such Lender Transaction Approval shall be in form and substance reasonably satisfactory to Buyer.  Buyer and Merger Sub hereby acknowledge and agree that (x) the Company’s solicitation of each Term Loan Creditor’s execution and delivery of a counterpart signature page to the Support Agreement or a Joinder Agreement (as defined in the Support Agreement) satisfies the Company’s obligations set forth in the immediately preceding sentence and (y) the execution and delivery by each Term Loan Lender of a counterpart signature page to the Support Agreement or a Joinder Agreement (as defined in the Support Agreement) constitutes Lender Transaction Approval.

(c)         If the Company has not delivered to Buyer the Lender Transaction Approval on or prior to the Satisfaction Date, the Company shall (i) use its reasonable best efforts to effectuate the Foreclosure prior to the Closing and (ii) following the effectiveness of the Foreclosure and the consummation of the Pre-Closing Combination, deliver to Buyer a copy of a written consent of the Securityholders of the Company (immediately following the consummation of the Pre-Closing Combination) who hold more than 50% of the issued and outstanding Class A Units (immediately following the consummation of the Pre-Closing Combination), in substantially the same form as the Company Securityholder Written Consent (the “Post-Foreclosure Securityholder Written Consent”).

Section 4.05        Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. If for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement will nonetheless continue in full force and effect in accordance with its terms.  Anything in the Confidentiality Agreement to the contrary notwithstanding, Buyer hereby agrees that the Company, its Subsidiaries and their respective Representatives (as defined in the Confidentiality Agreement) shall be permitted following Buyer’s public announcement of this Agreement and the Contemplated Transactions to discuss the terms and conditions of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby with, and to disclose this Agreement and the other Transaction Documents to, the members of the Company, to the ABL Creditor, to the Term Loan Creditors and to the officers, employees and advisors to any of the foregoing.

38

Section 4.06        Exclusivity. The Company agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall not take, and shall take all action necessary to ensure that none of its controlled Affiliates or agents take, any action (directly or indirectly) to (a) solicit, initiate, knowingly encourage or accept the initiation of discussions with respect to, any Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise assist or participate in, facilitate or knowingly encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.  The Company shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications between the Company and any other Persons with respect to any of the foregoing. The Company shall notify Buyer promptly, but in any event within 24 hours, in writing if any such Acquisition Proposal or any inquiry with any Person with respect thereto, is made. Any such notice to Buyer shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal or inquiry and the terms and conditions of such Acquisition Proposal or inquiry. The Company shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party relating to any Acquisition Proposal, without the prior written consent of Buyer.

Section 4.07      Public Announcements. The Company shall not, and the Company shall not instruct or direct any Securityholder to, make any public announcements or otherwise communicate with any news media in respect of this Agreement or the Contemplated Transactions without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, the Company may make (without consent) any such announcement which it in good faith believes is required by Law or legal process (based upon the reasonable advice of legal counsel), including pursuant to the rules of any national securities exchange or any regulatory reporting obligations, provided, that, in the Company shall use commercially reasonable efforts to (a) coordinate such announcement or communication with the Buyer prior to the announcement or issuance and (b) allow the Buyer a reasonable opportunity to comment thereon (which shall be considered by the Company in good faith).

Section 4.08        Buyer Financing Commitment.  In connection with the transactions contemplated by this Agreement, Buyer hereby agrees to provide, from time to time prior to the termination of this Agreement, incremental term loans to the Company in the form of “Specified Last-Out Term Loans” (as defined in the Term Loan Credit Agreement as in effect on the date hereof) (the “Specified Last-Out Term Loans”) when, as of any date of determination, Reported Liquidity shall be less than the Minimum Liquidity Requirement, provided that, (a) the aggregate principal amount of such loans shall not exceed $30,000,000, unless otherwise agreed to in writing by the Buyer, and (b) in no event shall Buyer be required to provide any such loans until an aggregate principal amount of $30,000,000 of 2026-2 Priming Super Senior Term Loans shall have been funded by the Term Loan Creditors.  The Specified Last-Out Term Loans shall be funded from time to time at par (without any original issue discount or other fees) on the terms set forth in the Term Loan Credit Agreement as in effect on the date hereof; provided that: (i) the borrower under the Term Loan Credit Agreement may request Specified Last-Out Term Loans upon five Business Days prior written notice, which notice shall certify Reported Liquidity at such time and the satisfaction of the conditions set forth in the following clause (ii); (ii) the amount of any requested Specified Last-Out Term Loans shall not exceed the greater of (A) the amount that is the result of the Minimum Liquidity Requirement less Reported Liquidity, and (B) $0; (iii) the proceeds of any Specified Last-Out Term Loans may only be used for general corporate purposes, provided that the proceeds of the Specified Last-Out Term Loans shall not be used to make any distributions or dividends to any Securityholders (in their capacity as such); and (iv) during any period that Specified Last-Out Term Loans are outstanding, none of the Company nor its Subsidiaries shall make any dividends or distributions to any Securityholders (in their capacity as such) nor any prepayment of any outstanding indebtedness under the Term Loan Credit Agreement.

39

Section 4.09       New Loan Payment Amount. The Company or its Subsidiaries shall, during the period from March 9, 2026, through the Closing Date, receive one or more new loans under the Term Loan Credit Agreement (other than any Specified Last-Out Term Loans) in an aggregate principal amount equal to $55,000,000 (the “Authorized New Loans”).  It is acknowledged and agreed that, during the period commencing on March 9, 2026 and ending on the day prior to the date hereof, the Company or its Subsidiaries received the 2026-1 Priming Super Senior Term Loans (as defined in the Term Loan Credit Agreement) in an aggregate principal amount of $25,000,000, and such loans constitute Authorized New Loans.  Prior to the Closing, the Company and its Subsidiaries may receive new loans under the Term Loan Credit Agreement (excluding Specified Last-Out Term Loans) in excess of the amount of the Authorized New Loans only with the prior written consent of Buyer, such consent not to be required if Buyer is in breach or default of its obligations under Section 4.08 (collectively, “Additional New Loans” and together with the Authorized New Loans and the Specified Senior Loans, the “New Loans”; provided, however, that any Specified Last-Out Term Loans shall not constitute Authorized New Loans, Additional New Loans or New Loans for any purposes of this Agreement or any of the other Transaction Documents).  On the Closing Date, and contingent upon occurrence of the Closing (but prior to the occurrence of the Closing and, if applicable, prior to the consummation of the Foreclosure), Buyer shall issue and deliver to each Term Loan Creditor that holds New Loans (each, a “New Loan Creditor”) Buyer Convertible Notes in an aggregate principal amount equal to the aggregate amount of all obligations arising under or in connection with such New Loans (including all principal thereof (including payments and amounts capitalized and added to principal), all accrued and unpaid interest thereon, and all other fees and premiums with respect thereto) (the aggregate principal amount of Buyer Convertible Notes to be issued and delivered to all New Loan Creditors in respect of New Loans, subject to adjustment as set forth in the immediately succeeding proviso, being referred to herein as the “New Loan Payment Amount”); provided, however, that if the Specified Senior Loan Payment Amount exceeds the Minimum Buyer Convertible Note Payment (such excess, the “Specified Senior Loan Excess Amount”), then the aggregate principal amount of Buyer Convertible Notes that the Buyer would otherwise be required to issue and deliver pursuant to this Section 4.09 in respect of Specified Senior Loans shall be reduced by the Specified Senior Loan Excess Amount and, in lieu of such reduced principal amount of Buyer Convertible Notes, the Buyer shall issue and deliver in respect of the Specified Senior Loans a number of shares of Buyer Common Stock that equals the quotient obtained by dividing (i) the Specified Senior Loan Excess Amount by (ii) the Per Share Price (such number of shares of Buyer Common Stock, the “Specified Senior Loan Shares”); provided, that the foregoing proviso shall be subject to the proviso in Section 1.05(c).  The Parties acknowledge and agree that (i) the interest rate and fees payable with respect to the Authorized New Loans or Additional New Loans shall not be more favorable to the lenders providing such New Loans than the interest rate and fees payable with respect to the Amendment No. 2 Super Senior Term Loans, (ii) the proceeds of Authorized New Loans or Additional New Loans shall not be used to make any distributions or dividends to any Securityholders (in their capacity as such) and (iii) during any period that Authorized New Loans or Additional New Loans are outstanding, none of the Company nor its Subsidiaries shall make any dividends or distributions to any Securityholders (in their capacity as such) nor any prepayment of any outstanding indebtedness under the Term Loan Credit Agreement.

40

Section 4.10        Notices and Consents. Subject to Section 4.01, (a) the Company will deliver the notices to each of the applicable counterparties to the Contracts set forth on Schedule 4.10 and will use its commercially reasonable efforts (which shall not include the payment of a consent or similar fee) to obtain the consent of the counterparties to the Contracts set forth on Schedule 4.10, and (b) Buyer will use commercially reasonable efforts to cooperate in all reasonable respects with the Company in the Company’s efforts to obtain all such consents. Notwithstanding anything to the contrary herein, in no event shall the Company agree to make any payment to any of the counterparties to the Contracts set forth on Schedule 4.10 in connection with obtaining any such consents without the prior written consent of Buyer.

Section 4.11        Data Room. Within three Business Days following the date of this Agreement, the Company shall deliver to Buyer a true, correct and complete copy of the contents of the virtual data room hosted by Kroll Business Services for Project Falcon on behalf of the Company in connection with the Contemplated Transactions, which will be delivered to Buyer or its designee on a USB drive or by other means reasonably acceptable to Buyer.

ARTICLE V

OTHER COVENANTS AND AGREEMENTS

Section 5.01        Securityholder Notice. No later than 30 days following the date hereof, the Company shall prepare and deliver, in accordance with the Company Operating Agreement, a notice (the “Securityholder Notice”) to every Securityholder that did not execute the Company Securityholder Written Consent. The Securityholder Notice shall notify such Securityholder (a) that the board of managers of the Company approved and adopted this Agreement, the Company Documents, the Merger, and the other Contemplated Transactions, and (b) of the actions taken in the Company Securityholder Written Consent, including the adoption and approval of this Agreement, the Company Documents, the Merger and the other Contemplated Transactions in accordance with the DLLCA and the Organizational Documents of the Company.

Section 5.02         Buyer Stockholders’ Meeting.

(a)        If the Buyer Stockholder Matters (as defined below) have not been approved at the 2026 annual meeting of Buyer’s stockholders, then, as promptly as reasonably practicable following the Closing and the Buyer’s receipt of the 2026 Audited Financial Statements and, to the extent applicable, Buyer’s receipt of the Subsequent Unaudited Financial Statements pursuant to Section 5.03(a), Buyer shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Buyer Common Stock for the purpose of seeking approval of:

(i)          an amendment to Buyer’s certificate of incorporation to increase the number of authorized shares of Buyer Common Stock to such amount as determined by the board of directors of Buyer which shall be no less than the number of shares of Buyer Common Stock necessary for all the conversion in full, assuming physical settlement thereof and the maximum adjustment possible pursuant to Section 14.03 of the Indenture, of all Buyer Convertible Notes issued pursuant to or in connection with this Agreement (the “Buyer Authorized Share Increase Amendment”); and/or

41

(ii)         the issuance of shares of Buyer Common Stock for the settlement in full in shares of Buyer Common Stock of Buyer’s conversion obligations with respect to all of the Buyer Convertible Notes in accordance with the requirements of Section 312.03 of the New York Stock Exchange Listed Company Manual (together with the Buyer Authorized Share Increase Amendment, the “Buyer Stockholder Matters”).

Section 5.03         Unaudited Financial Statements.

(a)         The Company shall, from the date hereof until the Closing Date, deliver to Buyer promptly following the end of each fiscal quarter, but in no event later than 45 days after the end of any fiscal quarter beginning with the quarter ending June 30, 2026 (other than any fourth fiscal quarter), a copy of the Company and its Subsidiaries’ unaudited interim consolidated financial statements, together with the consolidated balance sheets, statements of operations, statements of comprehensive loss, statement of shareholders equity and cash flows, and notes thereto, of the Company and its Subsidiaries as of and for such quarterly or interim year-to-date period (as applicable) prepared in accordance with GAAP, together with comparable financial statements for the corresponding quarterly or interim year-to-date period (as applicable) of the prior fiscal year (collectively, the “Subsequent Unaudited Financial Statements”). Such Subsequent Unaudited Financial Statements shall be reviewed by the Company’s independent auditors to the extent such review is expressly required by the rules and regulations of the SEC, including the requirements of Regulation S-X.

(b)         The Company shall provide Buyer with reasonable assistance with Buyer’s preparation of pro forma financial statements that comply with the rules and regulations of the SEC, including the requirements of Regulation S-X.

(c)         The Company shall also use its commercially reasonable efforts to obtain the consents of its independent auditors for use of their reports in any SEC filings by Buyer to the extent required by the rules and regulations of the SEC, including the requirements of Regulation S-X.

Section 5.04        Employee Benefits

(a)        For purposes of vesting, eligibility to participate, and level of benefits (other than for purposes of determining awards under an equity incentive plan or accrued benefits under any defined benefit pension plan or nonqualified deferred compensation arrangements) under the benefit plans, programs, contracts or arrangements of Buyer or its Subsidiaries (including, following the Closing, the Surviving Entity and its Subsidiaries) (the “Post-Closing Plans”), Buyer shall use commercially reasonable efforts to cause each employee who remains employed by Buyer or the Surviving Entity, or any of their respective Subsidiaries following the Closing (together, the “Continuing Employees”) to be credited with his or her years of service with Buyer, the Company or any of their respective Subsidiaries and their respective predecessors; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Buyer shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Buyer shall use its commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan.

42

(b)         During the one year period commencing on the Closing (the “Continuation Period”), Buyer shall, or shall cause the Surviving Entity to, provide to each Continuing Employee (i) base salary or base wages and annual cash bonuses and commissions that are, in the aggregate, no less favorable than the base salary or base wages and annual cash bonuses and commissions provided to such Continuing Employee immediately before the Closing and (ii) employee health and welfare benefits (for the avoidance of doubt, excluding any equity compensation, short term or long term incentive compensation, severance and nonqualified deferred compensation arrangements) that are substantially similar in the aggregate to those provided by Buyer and its Affiliates to their similarly situated employees.

(c)          The provisions of this Section 5.04 are for the sole benefit of Buyer and the Company and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any other Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Post-Closing Plan or rights to continued employment or service with the Company or Buyer (or any Subsidiary thereof), (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan or Post-Closing Plan, or (iii) limit the ability of Buyer to terminate the employment of any Continuing Employee or be construed to change the terms or conditions of employment of any Continuing Employee.

Section 5.05         Indemnification of Officers and Directors.

(a)         For a period of six years from the Closing, Buyer shall, and shall cause the Surviving Entity to, cause the Organizational Documents of the Surviving Entity and its Subsidiaries to contain provisions no less favorable to the D&O Indemnitees with respect to exculpation, indemnification, contribution and reimbursement and advancement of expenses, and all limitations on liability, than are set forth in the Organizational Documents of the Company and its Subsidiaries as in effect as of the date hereof.

(b)        The Company, prior to the Closing, will obtain a directors’ and officers’ liability “tail” or “runoff” insurance policy covering the D&O Indemnitees with respect to their acts and omissions occurring prior to the Effective Time for a period of six years after the Effective Time (such coverage in all respects regarding coverage, deductibles and amounts shall not be materially less favorable to the D&O Indemnitees in the aggregate than such coverage as of the date hereof, and otherwise on terms reasonably acceptable to the Parties) (the “D&O Tail Policy”); provided, however, that in no event shall the D&O Tail Policy provide for an aggregate premium amount in excess of 300% of the premium amount per annum for the Company’s existing directors’ and officers’ liability insurance coverage.

43

(c)        For the avoidance of doubt, the provisions of this Section 5.05 are intended to be in addition to the rights otherwise available to the D&O Indemnitees by law or contract, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnitees, their heirs and their representatives.

Section 5.06        Company Benefit Plans. The Company shall (or shall cause its applicable Subsidiaries to) terminate (i) each of the Company Benefit Plans that are intended to be qualified within the meaning of Sections 401(a) and 401(k) of the Code and (ii) each other Company Benefit Plan set forth on Schedule 5.06 hereto (which may be updated by Buyer at any time up to five Business Days prior to the Closing Date), in each case with such termination to be effective as of the day immediately prior to the Closing Date and reflected in resolutions of the appropriate governing body, unless Buyer provides written notice to the Company no later than five Business Days prior to the Closing Date that one or more of such Company Benefit Plans shall not be terminated. Such resolutions will be subject to the prior review and approval of Buyer, which shall not be unreasonably withheld, conditioned, or delayed. The Company also shall (or shall cause its applicable Subsidiaries to) take such other actions in furtherance of terminating such Company Benefit Plans as Buyer may reasonably require.

Section 5.07        Transfer Taxes. Buyer shall be liable for and pay all Transfer Taxes.

Section 5.08       Cooperation. Each Party (a) shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Entity to continue to meet its obligations following the Effective Time and (b) agrees to reasonably cooperate with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

Section 5.09        Obligations of Merger Sub. Buyer will take all action necessary to cause Merger Sub to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.10        Legends. Buyer shall be entitled (a) to place appropriate legends on the book entries and/or certificates evidencing any shares of Buyer Common Stock to be received in the Merger, including the legend noted in Section 5.11 and any additional legend reflecting the restrictions set forth in Rules 144 and 145 under the Securities Act on any shares of Buyer Common Stock to be received in the Merger by Securityholders who may be considered “affiliates” of Buyer for purposes of Rules 144 and 145 under the Securities Act, and (b) to issue appropriate stop transfer instructions to the transfer agent for Buyer Common Stock.

44

Section 5.11        Private Placement. Each of the Company and Buyer shall take all reasonably necessary action on its part such that the issuance of shares of Buyer Common Stock pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder. Each certificate representing shares of Buyer Common Stock issued pursuant to this Agreement shall, until such time that such shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities applicable Law or otherwise, if any):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

The Buyer Convertible Notes will bear the applicable legends set forth in the Indenture.

Section 5.12        Parachute Payments. At least five days prior to the Closing Date, the Company shall (i) use commercially reasonable efforts to secure from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (“Section 280G”)) a waiver of such individual’s rights to some or all of such payments and/or benefits applicable to such individual so that all remaining payments and/or benefits applicable to such individual shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G (such excess payments and/or benefits, to the extent waived, the “280G Payments”), and (ii) at least three days prior to the Closing Date, submit to its equityholders for approval, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and regulations thereunder, the 280G Payments, such that the deduction of such payments and/or benefits will not be limited by the application of Section 280G. To the extent that any legally enforceable agreement is entered into by Buyer or any of its Affiliates and a disqualified individual on or before the Closing Date, Buyer shall provide a copy of such agreement (or a summary of the material terms thereof) to the Company at least ten (10) days before the Closing Date and shall cooperate with the Company in good faith such that the Company may calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the Contemplated Transactions that could constitute an excess parachute payment for purposes of Section 280G of the Code.  Prior to the Closing, the Company shall inform Buyer that either (x) the requisite Company equityholder approval was obtained with respect to the 280G Payments, or (y) the Company equityholder approval of the 280G Payments was not obtained and that, as a consequence, such 280G Payments shall not be made or provided. The Company shall provide to Buyer for its reasonable review and approval, at least five days prior to securing a waiver from each “disqualified individual,” copies of all documents prepared by the Company in connection with this Section 5.12, including the parachute payment calculations prepared by the Company and/or its advisors.

45

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

Section 6.01      Conditions Precedent to Obligations of Buyer and Merger Sub. The respective obligations of Buyer and Merger Sub to consummate the Contemplated Transactions are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by Buyer (on behalf of itself and Merger Sub) in whole or in part to the extent permitted by applicable Law):

(a)        (i) The representations and warranties of the Company set forth in Article II, other than the Company Fundamental Representations and the representation and warranty set forth in Section 2.07(b), shall be true and correct in all respects as of the Closing, as if made on and as of the Closing (except for those representations and warranties made as of a particular date, which shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect; and (ii) the Company Fundamental Representations shall be true and correct in all material respects as of the Closing, as if made on and as of the Closing (except for those representations and warranties made as of a particular date, which shall be true and correct in all material respects as of such date).

(b)         (i) The Specified Covenants shall have been performed in all respects; (ii) the covenants and obligations of the Company contained in Section 4.02(b)(xii)(1), Section 4.02(b)(xiv)(2) and Section 4.02(b)(xxi)(2) shall have been performed in all material respects; and (iii) all of the other covenants and obligations of the Company contained in this Agreement that are to be performed at or prior to the Closing, taken as a whole, shall have been performed in all material respects.

(c)         Either (i) the Lender Transaction Approval shall have been duly obtained and delivered to Buyer in accordance with Section 4.09 or (ii) (A) the Foreclosure and the Pre-Closing Combination shall have occurred and (B) the Post-Foreclosure Securityholder Written Consent shall have been delivered to Buyer.

(d)         No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Contemplated Transactions.

(e)        Buyer shall have received a certificate signed by a duly authorized officer of the Company, dated as of the Closing, confirming the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b).

(f)          The Company shall have delivered to Buyer, or shall stand ready to deliver by the Closing, all of the certificates, instruments, Contracts and other documents specified to be delivered by it in Section 7.01.

46

(g)         Buyer shall have received evidence that during the period beginning on March 9, 2026, and ending on the Closing Date, the Company has received the proceeds of the Authorized New Loans in an aggregate principal amount of no less than $55,000,000.

(h)         The conditions precedent set forth in Section 2(b) of the ABL Consent shall have been satisfied (or shall be satisfied concurrently with the Closing) or been waived by the ABL Agent and the ABL Creditor.

(i)         Buyer shall have received a copy of (A) the 2026 Audited Financial Statements, and (B) if the Closing shall not have occurred on or prior to August 15, 2026, the Subsequent Unaudited Financial Statements for the first quarter ended June 30, 2026.

Section 6.02      Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Contemplated Transactions are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a)         The representations and warranties of each of Buyer and Merger Sub set forth in Article III shall be true and correct in all respects as of the Closing, as if made on and as of the Closing (except for those representations and warranties made as of a particular date, which shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on Buyer’s or Merger Sub’s ability to consummate the Contemplated Transactions.

(b)         All of the covenants and obligations of each of Buyer and Merger Sub contained in this Agreement that are to be performed at or prior to the Closing, taken as a whole, shall have been performed in all material respects.

(c)        The Company shall have received a certificate signed by a duly authorized officer of each of Buyer and Merger Sub, dated as of the Closing, confirming the satisfaction of the conditions set forth in Section 6.02(a) and Section 6.02(b).

(d)        The New Loans shall have been repaid in full, via the issuance of Buyer Convertible Notes and, if applicable, the Specified Senior Loan Shares, at the Closing in accordance with Section 4.09.

(e)         No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Contemplated Transactions.

(f)         Each of Buyer and Merger Sub shall have delivered to the Company, or shall stand ready to deliver by the Closing, all of the certificates, instruments, Contracts and other documents specified to be delivered by each of Buyer and Merger Sub in Section 7.02.

Section 6.03        Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party to comply with its obligations under this Agreement.

47

ARTICLE VII

CLOSING DELIVERIES

Section 7.01       Closing Deliveries of the Company. At the Closing, Buyer shall have received the following, each of which shall be in full force and effect (except for the Certificate of Merger), the receipt of any of which may be waived in writing by Buyer in its sole discretion:

(a)       a copy of the resolutions or written consent of the board of managers of the Company authorizing the execution by the Company of this Agreement and the consummation by the Company of the Contemplated Transactions;

(b)         the Certificate of Merger, duly executed by the Company;

(c)         a copy of the certificate of formation of the Company, certified by the Secretary of State of the State of Delaware and a certificate of good standing of the Company from the Secretary of State of the State of Delaware dated within ten days of the Closing Date;

(d)         either (i) a copy of the Lender Transaction Approval or (ii) evidence, reasonably satisfactory to Buyer, that (A) the conditions to the effectiveness of the Foreclosure set forth in the Strict Foreclosure Agreement have been satisfied or waived and (B) the Post-Foreclosure Securityholder Written Consent has been obtained;

(e)         (i) either (A) the Registration Rights and Lock-Up Agreement or (B) the Joinder (as defined in the Registration Rights and Lock-Up Agreement) to the Registration Rights and Lock-Up Agreement, as applicable, and (ii) either (A) the Mutual Release Agreement or (B) a Joinder (as defined in Mutual Release Agreement), in each case, duly executed by each of the Key Stakeholders;

(f)          the certificate contemplated by Section 6.01(e), duly executed by an authorized officer of the Company;

(g)          a written resignation, in the form attached hereto as Exhibit J, effective as of the Closing, executed by each of the directors, managers and officers of the Company, in each case solely in such Person’s capacity as a director, manager or officer (and not in such Person’s capacity, if any, as an employee of the Company);

(h)         (i) dated not earlier than 30 days prior to the Closing Date, an original signed statement in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company Equity Securities are not “United States real property interests,” as defined in Section 897(c), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Buyer to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably satisfactory to Buyer; and

48

(i)         at least one Business Day prior to the Closing, payoff letter(s) or similar document for the discharge of the indebtedness under the Term Loan Credit Agreement, including the New Loans, in each case, evidencing the aggregate amount of such debt outstanding as of immediately prior to the Closing or, if applicable, the Foreclosure, and providing that, if (i) the Merger Consideration is issued and delivered to the Term Loan Creditors or, if the Foreclosure occurs, the Securityholders in accordance with this Agreement and (ii) Buyer Convertible Notes in an aggregate principal amount equal to the New Loan Payment Amount and, if applicable, the Specified Senior Loan Shares are issued and delivered to the New Loan Creditors in accordance with Section 4.09, such debt will be discharged in full and that all Encumbrances created under the Term Loan Credit Agreement affecting any real or personal property of the Company or its Subsidiaries will be released (it being understood and agreed that the Strict Foreclosure Agreement shall satisfy this condition other than with respect to the discharge of the New Loans).

Section 7.02        Closing Deliveries of Buyer and Merger Sub. At the Closing, the Company shall have received the following, any of which may be waived in writing by the Company in its sole discretion:

(a)       a copy of the resolutions or written consent of the board of directors of each of Buyer and Merger Sub, authorizing the execution of this Agreement and the consummation of the Contemplated Transactions;

(b)          the Registration Rights and Lock-Up Agreement and the Mutual Release Agreement, duly executed by Buyer;

(c)          the certificate contemplated by Section 6.02(c), duly executed by an authorized officer of each of Buyer and Merger Sub;

(d)          Buyer Convertible Notes in an aggregate principal amount equal to the New Loan Payment Amount and, if applicable, the Specified Senior Loan Shares;

(e)          the Indenture, duly executed by each of the parties thereto; and

(f)          one or more global notes registered in the name of Cede & Co., as nominee for The Depository Trust Company, representing the aggregate principal amount of Buyer Convertible Notes issued pursuant to, or in connection with, this Agreement, duly executed by Buyer and duly authenticated by the trustee for the Buyer Convertible Notes.

ARTICLE VIII

TERMINATION

Section 8.01         Termination. This Agreement may be terminated prior to the Effective Time as follows:

(a)        at the written election of the Company or Buyer on or after July 31, 2026, if the Closing shall not have occurred by such date; provided, however, that if the only condition that has not been satisfied or waived at such time (other than (x) those conditions that by their nature are to be satisfied at the Closing, where such conditions would be capable of being satisfied at such time if the Closing were to occur at such time and (y) for the avoidance of doubt, the condition set forth in Section 6.01(i)(B)) is the condition in Section 6.01(i)(A), then upon the written request of the Company, such date will be extended to September 30, 2026 (the date set forth in this Section 8.01(a), as it may be extended, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(a) shall not be available to a Party if such failure of the Closing to occur was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

49

(b)          by mutual written consent of the Company and Buyer;

(c)         (i) by Buyer if there shall have been a breach by the Company of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.01(a) or Section 6.01(b), or (ii) by the Company if there shall have been a breach by Buyer or Merger Sub of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.02(a) or Section 6.02(b), and, in the case of either of the foregoing clause (i) or (ii), such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) ten Business Days after providing written notice of such breach to the other Party and (y) the Outside Date;

(d)          by Buyer or the Company if the Support Agreement has been terminated pursuant to Section 7(b)(i) of the Support Agreement; or

(e)       by the Company or Buyer if there shall be in effect a final, nonappealable Order of a Governmental Body of competent jurisdiction permanently enjoining or prohibiting the consummation of the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

Section 8.02       Procedure Upon Termination. In the event of termination of this Agreement by Buyer or the Company, or both, pursuant to Section 8.01, written notice thereof shall be given to the other Party or Parties, which written notice shall specify the provision or provisions hereof pursuant to which such termination is being effected, and this Agreement shall terminate (subject to the provisions of Section 8.03(a)), and the Contemplated Transactions shall be abandoned, without further action by Buyer or the Company.

Section 8.03        Effect of Termination.

(a)         In the event that this Agreement is validly terminated in accordance with Section 8.01 and Section 8.02, this Agreement shall immediately become null and void and the Parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Buyer, Merger Sub, or the Company; provided, however, that (i) no such termination shall relieve any Party hereto from Liability for willful and material breaches of this Agreement or any other Transaction Document or for Fraud and (ii) the provisions of Section 4.05, this Section 8.03, and Article IX (other than Section 9.09 (Other Remedies; Specific Performance) with respect to a grant of specific performance to enforce a Party’s obligation to effect the Closing), Exhibit A (Certain Definitions) and Section 9.14 (Construction) (to the extent the definitions therein are set forth in any of the foregoing provisions or the interpretive and construction principles set forth therein are applicable) hereof shall survive any such termination and shall remain in full force and effect.

50

(b)        The Confidentiality Agreement shall survive any termination of this Agreement and, upon a termination of this Agreement in accordance with Section 8.01 and Section 8.02, nothing in this Section 8.03 shall relieve the Parties hereto of their obligations under the Confidentiality Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01       Non-Survival of Representations and Warranties. The representations and warranties (and all covenants required to be performed before the Closing) contained in this Agreement or any of the other Transaction Documents shall terminate and be of no further force and effect as of the Closing and shall not survive the Closing and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party hereto or any of their respective Affiliates in respect thereof. Unless otherwise indicated, the covenants and agreements set forth in this Agreement which by their terms are required to be performed at or after the Closing shall survive the Closing until they have been performed or satisfied. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will (a) affect any Person’s obligations, remedies or recourse with respect to any covenants contained in any Transaction Documents other than this Agreement (including, for the avoidance of doubt, the Support Agreements, the Registration Rights and Lock-Up Agreement, the Indenture and the Mutual Release Agreement) or (b) limit the liability of any Person for Fraud committed by such Person.

Section 9.02        Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto. Any provision of this Agreement can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such waiver is sought; provided, that (a) no amendment to Section 5.05, this proviso or clause (ii) in Section 9.10 shall be effective with respect to any D&O Indemnitee without the prior written consent of such D&O Indemnitee, and (b) no amendment to Section 9.11, this proviso or clause (iii) in Section 9.10 shall be effective with respect to any No Recourse Party without the prior written consent of such No Recourse Party. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

51

Section 9.03       Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement (including the Disclosure Schedule and the exhibits, annexes or attachments hereto and thereto), the other Transaction Documents and the Confidentiality Agreement, represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements among the Parties with respect to the Contemplated Transactions. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.04         Applicable Law; Jurisdiction.

(a)          This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of any other Laws that might otherwise govern under applicable principles of conflicts of laws. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (ii) agrees that all claims in respect of such Legal Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 9.04; (iii) waives any objection to laying venue in any such Legal Proceeding in such courts; (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (v) agrees that service of process upon such Party in any such Legal Proceeding shall be effective if notice is given in accordance with Section 9.07 of this Agreement.

(b)        EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.05        Fees and Expenses. Except as otherwise specifically set forth herein, whether or not the Contemplated Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

52

Section 9.06         Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

Section 9.07         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date sent if sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Buyer or Merger Sub:

c/o Bed Bath & Beyond, Inc.
433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
Attention: Melissa Smith, General Counsel
Email: [●]

with a copy to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Email: [●]

if to the Company:

The Container Store
500 Freeport Pkwy, Unit 100
Coppell, TX 75019
Attention: Brian LaRose
Email: [●]

with copies to (which shall not constitute notice):

Paul Hastings LLP
200 Park Avenue
New York, New York 10166
Attention: Jayme Goldstein; Matthew Schwartz; Joseph Swanson
Email: [●]

Glendon Capital Management L.P.
2425 Olympic Blvd., Suite 500E
Santa Monica, CA 90404
Attention: Holly Kim Olson; Daniel Fisher; Haig Maghakian
Email: [●]

Golub Capital
200 Park Avenue, 23rd Floor
New York, New York 10166
Attention: Teresa Lii; Ian Greenhaus
Email: [●]
53

Section 9.08       Severability. Whenever possible, each provision or portion of any provision of this Agreement and the other Transaction Documents shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.09       Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defenses and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

Section 9.10        No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than (i) the Parties, (ii) the D&O Indemnitees to the extent of their respective rights pursuant to Section 5.05 and Section 9.02 and (iii) the No Recourse Parties to the extent of their rights pursuant to Section 9.02 and Section 9.11) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.11        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each of the Parties hereby covenants, agrees and acknowledges that, except in the case of a claim for Fraud against the Person(s) who committed such Fraud, no recourse under this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers, employees, stockholders, equity holders or controlling persons of any Party, or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers, employees, stockholders, equity holders or controlling persons of any of the foregoing (other than any of the foregoing that is or becomes a Party) (any such Person, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise), or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of any Party under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

54

Section 9.12        No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Each of the Parties hereto hereby acknowledges that this Agreement embodies the justifiable expectations of sophisticated Parties derived from arm’s-length negotiations; all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction.

Section 9.13         Legal Representation; Waiver of Conflicts; Attorney-Client Privilege.

(a)         Each Party, on behalf of its directors, members, partners, officers, employees and Affiliates, acknowledges that (i) one or more of (A) the Company and its Subsidiaries and (B) any of the Securityholders, Term Loan Creditors and/or any of their respective Affiliates (individually and collectively, any and all of the Persons described in this clause (B), the “Seller Group”) have retained PH (“Law Firm”) to act as their counsel in connection with the negotiation, preparation, execution, and delivery of this Agreement and Transaction Documents, and the consummation of the Contemplated Transactions (the “Transaction”), (ii) Law Firm has not acted as counsel for any other Person in connection with the Transaction and (iii) no Person other than the Company, its Subsidiaries and the Seller Group has the status of a Law Firm client for conflict of interest or any other purpose as a result thereof.  Buyer, on its own behalf and on behalf of its directors, members, managers, partners, officers, employees, stockholders, optionholders and Affiliates (including, after the Closing, the Company and its Subsidiaries), (1) waives any conflict of interest arising solely from Law Firm’s representation of any member of the Seller Group after the Closing in connection with any matter arising out of this Agreement or the Transaction; and (2) consents to, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) to consent to, such representation; provided that such waiver and consent will not apply to any matter unrelated to this Agreement and the Transaction.

(b)        Buyer agrees that, after the Closing, neither Buyer, the Company, nor any of their Subsidiaries will have any right to access or control any of Law Firm’s records relating to the Law Firm’s provision of legal advice to the Seller Group in connection with the Transaction, which will be the property of (and be controlled by) Seller Group.  In addition, Buyer agrees that it would be impractical to remove from the records (including e-mails and other electronic files) of the Company and its Subsidiaries all communications occurring on or prior to Closing between Law Firm, on the one hand, and the Company, its Subsidiaries, any member of the Seller Group, or any of their respective Affiliates, on the other hand, that reflects an attorney work product or is otherwise protected by attorney-client privilege related to the Law Firm’s legal representation of the Seller Group in connection with the Transaction (collectively, “Attorney-Client Communications”).  Accordingly, Buyer will not, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) not to, use any Attorney-Client Communication remaining in the records of the Company or any of its Subsidiaries after Closing in a manner that is adverse to any member of the Seller Group.  Notwithstanding the foregoing, nothing in this Agreement shall restrict Buyer or its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) from using any such communications to the extent such privilege has been waived by the Seller Group.

55

(c)        Buyer agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Company and its Subsidiaries), that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications will belong to the Seller Group and will not pass to or be claimed by Buyer, the Company, or any of their respective Subsidiaries and (ii) the Securityholders will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications.  For the avoidance of doubt, the foregoing shall not apply to, and Buyer and the Company shall retain, all attorney-client privilege and work product protections with respect to communications exclusively between the Company and its Subsidiaries and Law Firm not relating to the Transaction. Buyer will not, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) not to, take any action which would reasonably be expected to waive any privilege described in clause (i) above, provided that nothing in this Agreement to the contrary will restrict Buyer or any of its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) from asserting privilege in connection with any post-Closing dispute with a Person that is not a member of the Seller Group.  Notwithstanding anything in this Agreement to the contrary, in the event of a dispute between any member of the Seller Group, on the one hand, and the Company or any of its Subsidiaries, on the other hand, no party will be deemed to have waived any applicable attorney-client privilege and this Section 9.13 shall not be construed to expand any rights of access to privileged communications beyond those available under applicable Law.

Section 9.14         Construction.

(a)          References to “cash,” “dollars” or “$” are to U.S. dollars.

(b)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c)         The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.

(e)        Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

56

(f)          Any reference to Law or to any provision of any Law shall include any modification, amendment, re-enactment thereof, any provision legally substituted therefore and all rules, regulations, and statutory instruments issued or related to such Law.

(g)        Any reference to a Contract shall include all amendments, modifications, restatements and supplements to such Contract made from time to time to the extent permitted by the provisions thereof and by this Agreement.

(h)         Any reference to the Company shall be deemed to include any Entity that has been merged into or is otherwise a predecessor to the Company.

(i)          Any reference to the terms “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(j)          From or through any date mean, unless otherwise specified, from and including or through and including, respectively. The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(k)         Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

(l)        The Parties agree that the Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(m)        Any reference in this Agreement to something that has been “made available” (or words of similar import) means (i) with respect to the Company, documents or other information that were posted to the virtual data room hosted by Kroll Business Services for Project Falcon two Business Days prior to the execution and delivery of this Agreement or (ii) with respect to Buyer, documents or other information that are disclosed in documents filed by Buyer with the SEC and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(n)         Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

(Remainder of page intentionally left blank)

57

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Bed Bath & Beyond, Inc.

By:	/s/ Marcus Lemonis
Name:	Marcus Lemonis
Title:	Executive Chairman and Chief Executive Officer

TCS Merger Sub, LLC

By:	/s/ Marcus Lemonis
Name:	Marcus Lemonis
Title:	Executive Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

The Container Store Holdings, LLC

By:	/s/ Brian LaRose
Name:	Brian LaRose
Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A), the following terms have the meanings specified or referred to in this Exhibit A:

“2026 Audited Financial Statements” means, collectively, the Company and its Subsidiaries’ audited consolidated financial statements as of March 28, 2026 and March 29, 2025, together with the consolidated balance sheets, statements of operations, statements of comprehensive loss, statement of shareholders equity and cash flows, and notes thereto, of the Company and its Subsidiaries for the fiscal years then ended prepared in accordance with GAAP, together with an audit report expressing an unqualified opinion thereon, prepared in accordance with the auditing standards promulgated by the American Institute of Certified Public Accountants or such other auditing standards acceptable under the rules and regulations of the SEC, and which shall otherwise comply with the applicable rules and regulations of the SEC, including the requirements of Regulation S-X.

“ABL Agent” means Eclipse Business Capital LLC, as administrative agent and collateral agent under the ABL Credit Agreement.

“ABL Consent” means that certain Amendment No. 4 to Asset-Based Revolving Credit Agreement, dated as of March 27, 2026, by and among The Container Store, Inc., as the “Borrower” thereunder, The Container Store Group, Inc., as “Holdings” thereunder, certain Subsidiaries of the Company from time to time party thereto as “Guarantors” thereunder, the ABL Creditor, and the ABL Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ABL Credit Agreement” means that certain Asset Based Revolving Credit Agreement, dated as of January 28, 2025, by and among The Container Store, Inc., as the “Borrower” thereunder, The Container Store Group, Inc., as “Holdings” thereunder, certain Subsidiaries of the Company from time to time party thereto as “Guarantors” thereunder, the lenders from time to time party thereto, and Eclipse Business Capital LLC, as administrative agent and collateral agent thereunder, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ABL Creditor” means the lender under the ABL Credit Agreement.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer, Merger Sub, any of their respective Affiliates) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of a material portion of the assets of the Company and/or its Subsidiaries (excluding sales of assets in the Ordinary Course of Business) or any Equity Interests of the Company and/or any of its Subsidiaries, (b) direct or indirect tender offer for the Equity Interests of the Company and/or any of its Subsidiaries (whether in a single transaction or a series of related transactions), or (c) merger, consolidation, share exchange, business combination, recapitalization, foreclosure (other than the Foreclosure), liquidation, dissolution or similar transaction involving the Company and/or any of its Subsidiaries or involving a material portion of the assets of the Company and/or its Subsidiaries, in each case, other than the Contemplated Transactions.

EXHIBIT A - 1

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Equity Interests having the right to vote, by contract or otherwise.

“Amendment No. 1 Super Senior Term Loans” means the term loans made under the Term Loan Credit Agreement on September 15, 2025, in an initial aggregate principal amount of $20,000,000 and defined in the Term Loan Credit Agreement as the “Amendment No. 1 Super Senior Term Loans”.

“Amendment No. 2 Super Senior Term Loans” means the term loans made under the Term Loan Credit Agreement on January 9, 2026, in an initial aggregate principal amount of $25,000,000 and defined in the Term Loan Credit Agreement as the “Amendment No. 2 Super Senior Term Loans”.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York, are authorized or obligated by Law to be closed.

“Buyer Common Stock” means the common stock, $0.0001 par value per share, of Buyer.

“Buyer Common Stock Payment Shares” means a number of shares of Buyer Common Stock equal to the quotient obtained by dividing (i) (A) the Purchase Price minus (B) the Minimum Buyer Convertible Note Payment by (ii) the Per Share Price.

“Buyer SEC Documents” means registration statements, proxy statements, Certifications and other statements, reports, schedules, forms and other documents filed by Buyer with the SEC.

“CBA” means any collective bargaining agreement or similar Contract with any labor union, trade association, works council, labor organization or similar organization representing any employee of the Company or its Subsidiaries.

“Certifications” means certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Buyer SEC Documents.

“CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a member agency.

“Class A Units” means the “Class A Units” of the Company as defined in the Company Operating Agreement.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or similar state or local Law.

EXHIBIT A - 2

“Code” means the Internal Revenue Code of 1986.

“Company Data” means all data, information, and data compilations contained in the IT Systems or any databases of the Company or its Subsidiaries, including Personal Data and confidential information, that are used by the Company or its Subsidiaries.

“Company Equity Securities” means the Class A Units.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company or its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Company Fundamental Representations” means the representations and warranties of the Company in Section 2.01 (Organization and Good Standing), Section 2.02 (Power and Authority), Section 2.03 (Capitalization), Section 2.05(a)(i) (Conflicts) and Section 2.23 (No Financial Advisors).

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, the Company or its Subsidiaries.

“Company Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of The Container Store Holdings, LLC.

“Confidentiality Agreement” means that certain Confidentiality Letter Agreement, dated as of January 12, 2026, by and between The Container Store Group, Inc. and Buyer.

“Contemplated Transactions” means the Merger and the other transactions and actions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any written or oral agreement, contract, subcontract, lease, understanding, instrument, bond, indenture, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment, obligation, or undertaking of any nature, whether express or implied.

“Data Processor” means any Person that Processes Company Data on behalf of or at the direction of the Company or its Subsidiaries, including, but not limited to, a “service provider,” “contractor,” or “processor,” as those terms are defined by Data Protection Requirements.

“Data Protection Requirements” means all applicable Laws, industry requirements, public statements or privacy policies, and Contracts relating to the (a) privacy, confidentiality, integrity, availability, collection, use, access, Processing, protection, Security Incident notification, deletion or disclosure of Company Data or IT Systems, (b) information security and cybersecurity (including secure software development), or (c) artificial intelligence, automated decision making, or machine learning technologies.

“DLLCA” means the Delaware Limited Liability Company Act.

EXHIBIT A - 3

“D&O Indemnitees” means any Person that is a current or former director, manager and officer of the Company or any of its Subsidiaries as of the Effective Time.

“Effect” means any effect, change, event, circumstance, occurrence, result, state of facts or development.

“Elfa Credit Agreement” means that certain Master Credit Agreement dated July 11, 2025, between Elfa International AB and Nordea Bank Abp, filial i Sverige, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, trust deed, survey or title defect, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security (other than as may arise under applicable securities Laws) or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any Law relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or natural resources, health and safety (to the extent relating to exposure to Hazardous Materials or relating to the generation, manufacture, processing, distribution, use, management, labeling, treatment, storage, disposal, transportation, remediation, cleanup, handling, Release or threatened Release of, or exposure to, Hazardous Materials.

“Equity Interests” means any securities evidencing an equity ownership interest in any Person including, but not limited to, shares, securities, stock (whether preferred, common or otherwise), limited liability company interests or membership interests, partnership interests and other equity or ownership interests of any kind or nature in any Person, in each case whether voting or non-voting, participating or non-participating, and whether certificated or uncertificated.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

EXHIBIT A - 4

“Foreclosure” has the meaning given to the term “Strict Foreclosure” in the Strict Foreclosure Agreement.

“Foreign Investment Authority” means CFIUS and any other Governmental Body having jurisdiction with respect to the Contemplated Transactions pursuant to applicable Foreign Investment Laws.

“Foreign Investment Laws” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions or transactions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

“Fraud” means actual and intentional fraud under Delaware law in the making of the representations and warranties contained in Article II or Article III of this Agreement. For the avoidance of doubt, “Fraud” does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, or reckless misrepresentation.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, Order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including NYSE).

“Guarantor” means each of Buyer’s current and future Subsidiaries providing guarantees under the Indenture.

“Hazardous Materials” means any means (a) any substance, material or waste that is defined, classified or identified as a “pollutant” or “contaminant” or as “hazardous” or “toxic” under Environmental Law; (b) petroleum or petroleum products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon, toxic mold or radioactive materials; and (c) any other substance, material or waste that is regulated by or for which liability is imposed under Environmental Law.

“Immediate Family” means with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

EXHIBIT A - 5

“Intellectual Property Rights” means and includes all intellectual property and intellectual property rights or other proprietary rights under the laws of any jurisdiction in the world, including, without limitation: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith (collectively, “Trademarks”); (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for past, present or future infringement of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Information Security Program” means a written information security program that complies with Data Protection Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Company Data and Company IT Systems, and that is at least as stringent as one or more relevant industry standards and that includes: (a) written policies and procedures regarding Company Data, and the Processing thereof; (b) administrative, technical and physical safeguards to protect the security, confidentiality, availability, and integrity of any Company Data; (c) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; (d) vendor and Data Processor cybersecurity and privacy risk management program; and (e) protections against Security Incidents, malicious code, and against loss, misuse, unauthorized access to, and disruption of, the Processing of Company Data, and IT Systems.

“IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, operational technology, ICS/SCADA controls, IoT devices, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used to Process Company Data in the conduct of the Company.

“Knowledge” means the knowledge, following a reasonable due inquiry, of Brian LaRose and Joel Bines.

“Law” means any federal, state, national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of NYSE or FINRA).

EXHIBIT A - 6

“Legal Proceeding” means any claim, charge, complaint, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Look-Back Date” means January 28, 2025.

“Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the results of operations or the condition (financial or otherwise) of the business, assets, properties or liabilities of the Company and its Subsidiaries, taken as a whole or (b) the Company’s ability to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Company Documents, taken as a whole; provided, however, that, solely for the purposes of clause (a), any Effect attributable to any of the following (either alone or in combination) shall not be taken into account in determining whether there has been, is or would reasonably be expected to be, a Material Adverse Effect: (i) general business or economic conditions affecting the industries or geographic areas in which the Company and its Subsidiaries operate, (ii) acts of war (whether or not declared), armed hostilities or terrorism, natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, or any other calamity or force majeure event (whether or not declared as such), including any strike, labor dispute, civil disturbance, embargo, natural disaster, fire, flood, hurricane, tornado, or other weather event or any cyberattack or ransomware attack, (iii) changes in financial, banking, commodities or securities markets, including impacts of tariffs and other trade-related impacts on such markets, (iv) any change in any Law or GAAP (or interpretations of any Law or GAAP), (v) any decline or adverse effect in the liquidity or financial performance of the Company or any or its Subsidiaries, (vi) any failure of the Company or its Subsidiaries to meet any projections or forecasts; provided, however, that any change, development, circumstance, fact or effect (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur, (vii) any Effect resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, including the impact thereof on employees, customers, suppliers, distributors, landlords and others having business relationships with the Company or its Subsidiaries, (viii) resulting from the taking of any action required to be taken by this Agreement, including, if applicable, the Foreclosure, (ix) actions taken by the Company or any of its Subsidiaries at the request or direction of, or with the consent of, Buyer or Merger Sub, (x) any damage, destruction, loss or casualty to any of the properties or assets of the Company or any of its Subsidiaries that is covered by insurance (subject to standard deductibles required by the terms of the applicable insurance policies), or (xi) any matter set forth in the Disclosure Schedule other than any material development to such matter after the date hereof; except in each case with respect to clauses (i) through (iv), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries and geographic areas in which the Company operates.

EXHIBIT A - 7

“Minimum Buyer Convertible Note Payment” means Buyer Convertible Notes in an aggregate principal amount equal to $54,000,000.

 “Minimum Liquidity Requirement” means $12,500,000.

“Mutual Release Agreement” means that certain Mutual Release Agreement to be executed and delivered at the Closing by and among the Company, the Buyer and the other Persons defined as “Parties” therein, in substantially the form attached hereto as Exhibit I.

“NYSE” means The New York Stock Exchange.

“Order” means any order, injunction, judgment, decree, stipulation, determination, decision, ruling, writ, assessment, verdict, award or similar action issued, made, or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means, in the case of each of the Company and Buyer, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended, restated or supplemented.

“Party” or “Parties” means the Company, Merger Sub and Buyer.

“Per Share Price” means an amount equal to $7.00.

“Permitted Encumbrance” means: (a) any Encumbrance for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet in accordance with GAAP; (b) liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or its Subsidiaries or Buyer, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or its Subsidiaries or Buyer, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies; and (g) any Encumbrances granted or created under (i) the Term Loan Credit Agreement or any of the other “Loan Documents” (as defined in the Term Loan Credit Agreement), (ii) the ABL Credit Agreement or any of the other “Loan Documents” (as defined in the ABL Credit Agreement), or (iii) the Elfa Credit Agreement or any of the other “Finance Documents” (as defined in the Elfa Credit Agreement).

EXHIBIT A - 8

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Data Protection Requirements.

“Pre-Closing Combination” has the meaning given to such term in the Support Agreement.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Purchase Price” means $150,000,000.00.

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Data Protection Requirements) of Company Data or IT Systems.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of, with or by any Governmental Body or Internet domain name registrar, including all patents, registered copyrights, registered mask works, registered trademarks, registered service marks, registered trade dress, Internet domain names and all applications for any of the foregoing.

“Related Parties” means, with respect to any specified Person, means: (a) any Affiliate of such specified Person, or any general partner, manager or managing member of such Affiliate, (b) any person who serves or, since January 28, 2025, has served as a director, executive officer, partner, member or in a similar capacity of such specified Person, or (c) any Immediate Family member of a Person described in clause (b). With respect to the Company and its Subsidiaries, for purposes of Section 2.24 or Section 4.02(b)(xx), this term Related Parties shall include all Term Loan Creditors.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, sediment, surface water or groundwater.

“Reported Liquidity” shall mean, as of any date of determination, the sum of (x) Excess Availability (as defined in the ABL Credit Agreement) minus 10.0% of the lesser of (i) the Borrowing Base (as defined in the ABL Credit Agreement) and (ii) the Aggregate Commitments (as defined in the ABL Credit Agreement) plus (y) unrestricted cash and cash equivalents of the Company and its Subsidiaries.

EXHIBIT A - 9

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any unauthorized Processing of Company Data, any unauthorized access or disruption to the Company’s IT Systems, or any incident that may require notification to any Person or any other Entity under Data Protection Requirements.

“Securityholders” means, collectively, all equityholders of the Company as of the date of this Agreement and as of the Closing Date, as applicable and after giving effect to the Foreclosure, if applicable.

“Specified Covenants” means, collectively, the covenants of the Company contained in Section 4.02(b)(i), Section 4.02(b)(iii), Section 4.02(b)(v), Section 4.02(b)(vi), Section 4.02(b)(vii), Section 4.02(b)(viii), Section 4.02(b)(x), Section 4.02(b)(xii)(2), Section 4.02(b)(xiv)(1), Section 4.02(b)(xix) and Section 4.02(b)(xxi)(1) of this Agreement.

“Specified Senior Loan Payment Amount” means, as of the Closing Date (but prior to the occurrence of the Closing and, if applicable, prior to the consummation of the Foreclosure), the aggregate amount of all obligations arising under or in connection with the Specified Senior Loans (including all principal thereof (including payments and amounts capitalized and added to principal), all accrued and unpaid interest thereon, and all other fees and premiums with respect thereto).

“Specified Senior Loans” means, collectively, the Amendment No. 1 Super Senior Term Loans and the Amendment No. 2 Super Senior Term Loans.

“Strict Foreclosure Agreement” means that certain Strict Foreclosure Agreement, in substantially the form attached hereto as Exhibit H, dated as of the date hereof, by and among the Collateral Agent (as defined in the Term Loan Credit Agreement), the Company and The Container Store Group, Inc., as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Subsidiary” means any Entity that a Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Tax” means any (i) United States federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, or interest or additional amount imposed by a Governmental Body with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

EXHIBIT A - 10

“Tax Proceeding” means any action, suit, investigation or audit with respect to a Pre-Closing Tax Period of the Company or its Subsidiaries received by Buyer or any Affiliate after the Closing Date for which Buyer may reasonably be expected to be liable.

“Tax Return” means any return (including any information return), report, statement, declaration, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Term Loan Agent” means Acquiom Agency Services LLC, in its capacity as administrative agent under the Term Loan Credit Agreement.

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of January 28, 2025, by and among The Container Store, Inc., the guarantors party thereto, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents, Acquiom Agency Services LLC, as collateral agent, and the lenders party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (unless otherwise stated herein).

“Term Loan Creditors” means the lenders under the Term Loan Credit Agreement.

“Transaction Documents” means this Agreement, any Letter of Transmittal, the Support Agreement, the Registration Rights and Lock-Up Agreement, the Indenture, the Mutual Release Agreement, the certificates referred to in Section 6.01(e), and Section 6.02(c) and each other agreement or instrument to be executed by Buyer, Merger Sub or the Company at or prior to the Closing.

“Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Body in connection with the transactions contemplated by this Agreement, including any payments made in lieu of any such Taxes or governmental charges that become payable in connection with the Contemplated Transactions.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

EXHIBIT A - 11

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of Law, perfection, or the effect of perfection or non-perfection or the priority of a security interest in any collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

“USPTO” means the U.S. Patent and Trademark Office.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988 or any similar state or local plant closing mass layoff Law.

EXHIBIT A - 12

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

280G Payments	Section 5.12
Additional New Loans	Section 4.09
Agreement	Preamble
Allocation Schedule	Section 1.05(e)
Attorney-Client Communications	Section 9.13(b)
Authorized New Loans	Section 4.09
Buyer	Preamble
Buyer Authorized Share Increase Amendment	Section 5.02(a)(i)
Buyer Common Stock Equity Threshold	Section 1.05(b)
Buyer Convertible Notes	Recitals
Buyer Documents	Section 3.02
Buyer Stockholder Matters	Section 5.02(a)(ii)
Certificate of Merger	Section 1.03
Closing	Section 1.03
Closing Date	Section 1.03
Company	Preamble
Company Benefit Plan	Section 2.17(a)
Company Documents	Section 2.02
Company Financials	Section 2.06(a)
Company Insurance Policy	Section 2.20
Company In-bound License	Section 2.11(d)
Company Out-bound License	Section 2.11(d)
Company Permits	Section 2.13(b)
Company Securityholder Written Consent	Recitals
Company Unaudited Interim Balance Sheet	Section 2.06(a)
Continuation Period	Section 5.04(b)
Continuing Employees	Section 5.04(a)
D&O Tail Policy	Section 5.05(b)
Disclosure Schedule	Article II
Effective Time	Section 1.03
Environmental Permits	Section 2.19
Equity Purchase Price	Section 1.05(d)
Excess Shares	Section 1.05(c)
Exchange Agent	Section 1.08(a)
Exchange Fund	Section 1.08(a)
FLSA	Section 2.18(a)
Improvements	Section 2.10
Indenture	Recitals
Key Stakeholders	Recitals
Law Firm	Section 9.13(a)
Leased Real Property	Section 2.10

EXHIBIT A - 1

Term	Section
Lender Allocable Proceeds	Section 4.04(b)
Lender Transaction Approval	Section 4.04(b)
Letter of Transmittal	Section 1.08(b)
Liability	Section 2.08
Material Company Vendor	Section 2.21(a)
Material Contract	Section 2.12(a)
Merger	Recitals
Merger Consideration	Section 1.05(d)
Merger Sub	Preamble
New Loans	Section 4.09
New Loan Creditor	Section 4.09
New Loan Payment Amount	Section 4.09
No Recourse Party	Section 9.11
Note Purchase Price	Section 1.05(d)
Outside Date	Section 8.01(a)
Owned Real Property	Section 2.10
Post-Closing Plans	Section 5.04(a)
Post-Foreclosure Securityholder Written Consent	Section 4.04(c)
Real Estate Leases	Section 2.10
Reduction Shares	Section 1.05(c)
Registration Rights and Lock-Up Agreement	Recitals
Satisfaction Date	Section 1.03
Section 280G	Section 5.12
Securityholder Deliverables	Section 1.08(b)
Securityholder Notice	Section 5.01
Seller Group	Section 9.13(a)
Specified Last-Out Term Loans	Section 4.08
Specified Senior Loan Excess Amount	Section 4.09
Specified Senior Loan Shares	Section 4.09
Subsequent Unaudited Financial Statements	Section 5.03(a)
Support Agreement	Recitals
Surviving Entity	Section 1.01
Transaction	Section 9.13(a)

EXHIBIT A - 2

EXHIBIT B

FORM OF COMPANY SECURITYHOLDER WRITTEN CONSENT

[To be attached.]

EXHIBIT B - 1

EXHIBIT C

FORM OF SUPPORT AGREEMENT

[To be attached.]

EXHIBIT C - 1

EXHIBIT D

FORM OF REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

Final Form

EXHIBIT D

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This Registration Rights and Lock-Up Agreement (this “Agreement”) is made and entered into effective as of [●], 2026 (the “Effective Date”), by and among Bed Bath & Beyond, Inc., a Delaware corporation (the “Corporation”), each of the entities listed under the header “Initial Holders” on the signature pages hereto (each, an “Initial Holder” and, collectively, the “Initial Holders”) and each Person (as defined herein) who becomes a party to this Agreement by entering into a joinder agreement in the form attached hereto as Exhibit A.

RECITALS

WHEREAS, the Corporation has entered into that certain Agreement and Plan of Merger, dated as of April 2, 2026 (the “Merger Agreement”), with TCS Merger Sub, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of the Corporation (“Merger Sub”), and The Container Store Holdings, LLC, a Delaware limited liability company (“TCS”), pursuant to which the parties have agreed to effect a merger of Merger Sub with and into TCS, with TCS surviving such merger as a direct wholly-owned subsidiary of the Corporation (the “Merger”);

WHEREAS, upon the terms and subject to the conditions of the Merger Agreement, the Initial Holders are entitled to receive, in the aggregate: (i) [●] shares (the “Closing Shares”) of common stock, $0.0001 par value per share, of the Corporation (the “Common Stock”) and (ii) $[●] in aggregate principal amount of the Corporation’s 5.00% Convertible Senior Notes due 2033 (the “Convertible Notes”), which shall be convertible into shares of Common Stock (the “Note Shares”) upon the terms and subject to the conditions set forth in that certain Indenture, dated as of the Effective Date (the “Indenture”), by and among the Corporation, each subsidiary of the Corporation from time to time party thereto as a guarantor, and Computershare Trust Company, National Association, as trustee;

WHEREAS, to induce the Initial Holders to approve and consent to the Merger Agreement and the transactions contemplated thereby (including the Merger and the issuance of the Closing Shares and Convertible Notes to the Initial Holders pursuant to the terms of the Merger Agreement), the Corporation has agreed to provide certain registration rights under the Securities Act (as defined below) and the rules and regulations promulgated by the SEC (as defined below) thereunder, and applicable state securities laws; and

WHEREAS, to induce the Corporation to enter into the Merger Agreement and consummate the transactions contemplated thereby, each of the Initial Holders has agreed to subject two-thirds (2/3) of the Closing Shares that such Initial Holder receives (the “Lock-Up Shares”) to certain transfer restrictions until the expiration of the Lock-Up Period (as defined below).

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.            Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1:

“Adverse Disclosure” means public disclosure of material non-public information which, in the Corporation’s good faith judgment, after consultation with outside legal counsel to the Corporation, (i) would be required to be made in any report or Registration Statement filed with the SEC by the Corporation so that such report or Registration Statement would not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or any Registration Statement which incorporates such report by reference, as the case may be; and (iii) the Corporation has a bona fide business purpose for not disclosing publicly at such time.

“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Agreement” has the meaning set forth in the recitals.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred), (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of the issuing Person, and (iii) any and all warrants, rights (including conversion and exchange rights) and options to purchase any security described in clauses (i) or (ii) above.

“Closing Shares” has the meaning set forth in the recitals.

“Common Stock” has the meaning set forth in the recitals.

“Convertible Notes” has the meaning set forth in the recitals.

“Corporation” has the meaning set forth in the recitals.

“Effective Date” has the meaning set forth in the recitals.

2

“Effectiveness Date” means the earlier of (a) the 30th day following the filing date of the applicable Registration Statement (or, in the event the SEC staff notifies the Corporation that it intends to review such Registration Statement, the 60th day following the filing date of such Registration Statement) and (b) five (5) Business Days after the Corporation is notified that such Registration Statement will not be reviewed by the SEC staff or is not subject to further review by the SEC staff.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Filing Date” has the meaning assigned to such term in Section 2(a).

“FINRA” means the Financial Industry Regulatory Authority.

“Holder” means each of the Initial Holders and any Person who subsequent to the Effective Date becomes a party to this Agreement, including any Permitted Transferee pursuant to Section 7(b) and any transferee pursuant to Section 9, in each case upon the submission of a Joinder to the Corporation as provided therein.

“Indemnified Party” has the meaning assigned to such term in Section 6(c).

“Indemnifying Party” has the meaning assigned to such term in Section 6(c).

“Indenture” has the meaning set forth in the recitals.

“Initial Holder(s)” has the meaning set forth in the recitals.

“Joinder” has the meaning assigned to such term in Section 7(b).

“Lock-Up Period” means the period commencing on the Effective Date and (a) with respect to fifty percent (50%) of the Lock-Up Shares, ending on the earlier of (i) the 180th day following the Effective Date and (ii) the date on which the daily volume-weighted average price (the “VWAP”) of the Common Stock on the NYSE equals or exceeds $9.80 per share for 20 consecutive trading days; and (b) with respect to the other fifty percent (50%) of the Lock-Up Shares, ending on the earlier of (i) the 270th day following the Effective Date and (ii) the date on which the VWAP of the Common Stock on the NYSE equals or exceeds $14.00 per share for 20 consecutive trading days.

“Lock-Up Restrictions” has the meaning assigned to such term in Section 7(a).

“Lock-Up Shares” has the meaning set forth in the recitals.

“Marketed” means an Underwritten Shelf Take-Down that involves the use or involvement of a customary “road show” (including an “electronic road show”) or other substantial marketing effort by underwriters over a period of at least 48 hours.

3

“Marketed Underwritten Shelf Take-Down” has the meaning assigned to such term in Section 2(d)(iv).

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Minimum Take-Down Threshold” has the meaning assigned to such term in Section 2(g)(i).

“MNPI” means material non-public information within the meaning of Regulation FD promulgated under the Exchange Act.

“Non-Marketed” means an Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down, including a block trade or similar transaction that is not Marketed.

“Note Shares” has the meaning set forth in the recitals.

“NYSE” means the New York Stock Exchange.

“Opt-Out Request” has the meaning assigned to such term in Section 13(c).

“Permitted Transferee” has the meaning assigned to such term in Section 7(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Policies” has the meaning assigned to such term in Section 13(b).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus, as amended and supplemented.

“Public Offering” means any sale or distribution to the public of Capital Stock of the Corporation pursuant to an offering registered under the Securities Act, whether by the Corporation, by Holders and/or by any other holders of the Corporation’s Capital Stock.

“register”, “registered” and “registration” means a registration effected pursuant to a registration statement filed with the SEC in compliance with the Securities Act.

4

“Registration Expenses” means any and all expenses incident to the performance by the Corporation of its obligations under this Agreement, including (i) all SEC or stock exchange registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA (or any successor provision), and of its counsel), (ii) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger, telephone and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (v) the fees and disbursements of counsel for the Corporation and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (vi) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the Corporation so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (vii) the reasonable fees and out-of-pocket expenses of one counsel selected by the majority in interest of the Holders or the majority in interest of the Shelf Take-Down Initiating Holders, as applicable, (viii) the costs and expenses of the Corporation relating to analyst and investor presentations or any “road show” undertaken in connection with the registration and/or marketing of the Registrable Securities (including expenses incurred by the Holders) and (ix) any other fees and disbursements customarily paid by the issuers of securities.

“Registrable Securities” means (a) the shares of Common Stock issued or issuable by the Corporation pursuant to the Merger Agreement, including the Closing Shares and the Note Shares, and (b) any other equity security of the Corporation issued or issuable with respect to any securities referred to in clause (a) above by way of a dividend, distribution, split or combination of securities, or in any recapitalization, merger, arrangement, amalgamation, consolidation, spin-off, reorganization or similar transaction.  As to any particular Registrable Securities owned by any Person, such securities shall cease to be Registrable Securities: (i) on the date such securities have been sold or distributed pursuant to a Public Offering, (ii) on the date such securities have been sold in compliance with Rule 144, (iii) on the date such securities have been repurchased by the Corporation or a Subsidiary of the Corporation, or (iv) on the date the Holder “beneficially owns” (within the meaning set forth in Rule 13d-3 promulgated under the Exchange Act) less than three percent (3%) of the Capital Stock of the Corporation that is outstanding at such time and such Holder is able to dispose of all of such securities pursuant to Rule 144 in a single transaction without volume limitation or other restrictions on transfer thereunder and the Corporation has delivered an opinion of counsel reasonably satisfactory to the transfer agent of the Corporation’s equity securities certifying that such securities may be so sold free of any restrictive legends.

“Registration Default” means that (a) the Corporation does not file the initial Shelf Registration Statement covering all the Registrable Securities pursuant to Section 2(a) on or before the Filing Date, (b) such Registration Statement is not declared effective by the SEC on or before the Effectiveness Date, (c) the Corporation extends any Shelf Suspension beyond the limitations set forth in Section 2(e), or a Registration Statement filed pursuant to Section 2 is filed and declared effective but, during the applicable Effectiveness Period, such Registration Statement is not effective for any reason or the Prospectus contained therein is not available for use for any reason, in each case other than due to a permitted Shelf Suspension, without such disability being cured within ten Business Days by an effective post-effective amendment to such Registration Statement, a supplement to the Prospectus, or a report filed with the SEC, or (d) if the Corporation, through its omission or failure to comply with its obligations hereunder, fails to name a Holder as a selling shareholder in one or more Registration Statements filed pursuant to Section 2 and such Holder had complied timely with its obligations hereunder in a manner to entitle such Holder to be so named.

5

“Registration Statement” means any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus with respect to such registration statement, all amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” has the meaning assigned to such term in Section 13(b).

“Restricted Shelf Take-Down” has the meaning assigned to such term in Section 2(g)(v).

“Rule 144” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the SEC, as the same shall be amended from time to time, or any successor rule then in force.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Shelf Holder” means any Holder that owns Registrable Securities that have been registered on a Shelf Registration Statement filed pursuant to Section 2.

“Shelf Registration Statement” means a Registration Statement of the Corporation filed with the SEC for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning assigned to such term in Section 2(e).

“Shelf Take-Down” means any offering or sale of Registrable Securities initiated by one or more Holders pursuant to a Shelf Registration Statement.

“Shelf Take-Down Initiating Holder” has the meaning assigned to such term in Section 2(g)(i).

“Subsequent Registration Statement” has the meaning assigned to such term in Section 2(b).

“Subsidiary” means, with respect to the Corporation, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of Capital Stock of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by the Corporation, or (ii) if a limited liability company, partnership, association or other business entity, either (x) a majority of the Capital Stock of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of managers, general partners or other oversight board vested with the authority to direct management of such Person is at the time owned or controlled, directly or indirectly, by the Corporation or (y) the Corporation or one of its Subsidiaries is the sole manager or general partner of such Person.

6

“TCS” has the meaning set forth in the recitals.

“Underwritten Offering” has the meaning assigned to such term in Section 3(b).

“Underwritten Shelf Take-Down” has the meaning assigned to such term in Section 2(g)(iii).

“Underwritten Shelf Take-Down Notice” has the meaning assigned to such term in Section 2(g)(ii).

“Withdrawal Notice” has the meaning assigned to such term in Section 2(g)(vii).

Section 2.             Shelf Registration.

(a)         Filing and Effectiveness.  Subject to the Corporation’s rights under Section 2(e), the Corporation hereby agrees that it shall (i) file as promptly as reasonably practicable, but no later than the 60th day following the Effective Date (such date, the “Filing Date”), a Shelf Registration Statement (which Shelf Registration Statement shall be filed on Form S-3, and shall be filed in such a manner as to become automatically effective upon the filing thereof, in each case if the Corporation is eligible therefor at the time of filing such Shelf Registration Statement with the SEC), as will permit or facilitate the sale and distribution of all Registrable Securities owned by the Holders in such manners of distribution as the Holders may reasonably request, and (ii) use its reasonable best efforts to cause such Shelf Registration Statement to become effective as promptly as reasonably practicable after the filing thereof, but no later than the Effectiveness Date.  No later than ten (10) days prior to the filing of such Shelf Registration Statement, the Corporation shall give written notice to all Holders of the anticipated date of the filing of such Shelf Registration Statement. In the event the Corporation files the Shelf Registration Statement pursuant to this Section 2(a) on Form S-1, as soon as the Corporation qualifies for, and is able to include all Registrable Securities on, Form S-3, the Corporation shall use its reasonable best efforts to, as soon as practicable, (x) convert such Shelf Registration Statement to a Registration Statement on Form S-3 or (y) file a Subsequent Registration Statement on Form S-3. For the avoidance of doubt, the Corporation shall use its reasonable best efforts to maintain the effectiveness of the then-effective Shelf Registration Statement while preparing and seeking effectiveness of any amendment necessary to convert such Shelf Registration Statement to a Registration Statement on Form S-3 or any Subsequent Registration Statement, as applicable.

7

(b)          Continued Effectiveness.  The Corporation shall use its reasonable best efforts to keep each Registration Statement filed pursuant to this Section 2 continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by the applicable Shelf Holders until the date as of which all Registrable Securities registered by such Registration Statement have been sold or cease to be Registrable Securities (the “Effectiveness Period”). If any Registration Statement filed pursuant to this Section 2 ceases to be effective under the Securities Act for any reason during the Effectiveness Period, the Corporation shall, subject to Section 2(e), use its reasonable best efforts to as promptly as reasonably practicable cause such Registration Statement to again become effective under the Securities Act (including using its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its reasonable best efforts to as promptly as reasonably practicable amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional Shelf Registration Statement (which Shelf Registration Statement shall be filed on Form S-3, and shall be filed in such a manner as to become automatically effective upon the filing thereof, in each case if the Corporation is eligible therefor at the time of filing such Shelf Registration Statement with the SEC) (each, a “Subsequent Registration Statement”) registering the resale of all Registrable Securities. If a Subsequent Registration Statement is filed, the Corporation shall use its reasonable best efforts to (i) cause such Subsequent Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Registration Statement continuously effective, available for use to permit the Shelf Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act during the Effectiveness Period. In the event the Corporation files a Subsequent Registration Statement on Form S-1, as soon as the Corporation qualifies for, and is able to include all Registrable Securities on, Form S-3, the Corporation shall use its reasonable best efforts to, as soon as practicable, (x) convert such Subsequent Registration Statement to a Registration Statement on Form S-3 or (y) file another Subsequent Registration Statement on Form S-3. For the avoidance of doubt, the Corporation shall use its reasonable best efforts to maintain the effectiveness of the applicable Subsequent Registration Statement then effective while preparing and seeking effectiveness of any amendment necessary to convert such Subsequent Registration Statement to a Registration Statement on Form S-3 or any additional Subsequent Registration Statement, as applicable.

(c)        No Inclusion of Other Securities. In no event shall the Corporation include any securities other than Registrable Securities on any Registration Statement filed pursuant to this Section 2 without the prior written consent of the Holders of a majority of the Registrable Securities whose offer and sale is to be registered in such Registration Statement.

(d)          Additional Registration Statements; Transfers of Registrable Securities.

(i)          Offering Limitations. If the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Section 2 as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by the Shelf Holders on a continuous basis under Rule 415, or if after the filing of any Registration Statement filed pursuant to this Section 2, the Corporation is otherwise required by the SEC to reduce the number of Registrable Securities included in such Registration Statement, then the Corporation shall reduce the number of Registrable Securities to be included in such Registration Statement (after consultation with the applicable Shelf Holders as to the specific Registrable Securities to be removed therefrom) until such time as the SEC shall so permit such Registration Statement to become effective and be used as aforesaid. In the event of any reduction in Registrable Securities pursuant to this Section 2(d)(i), the Corporation shall use its reasonable best efforts to file one or more Subsequent Registration Statements with the SEC as promptly as practicable until such time as all Registrable Securities have been included in Registration Statements filed pursuant to this Section 2 that have been declared effective and the Prospectuses contained therein are available for use by the applicable Shelf Holders. No Registration Default shall be deemed to have occurred, and no liquidated damages pursuant to Section 2(f) shall accrue, in respect of the removal of any Registrable Securities from such Registration Statement pursuant to this Section 2(d)(i).

8

(ii)         Additional Registrable Securities. Subject to Section 2(e), in the event that any Holder holds Registrable Securities that are not registered for resale pursuant to a Registration Statement filed pursuant to this Section 2 (including as a result of such Holder being the transferee of such Registrable Securities but not being named as a selling securityholder in any such Registration Statement), the Corporation shall, upon written request of such Holder, promptly use its reasonable best efforts to cause (A) the resale of such Registrable Securities to be covered by either, at the Corporation’s option, any then available Registration Statement filed pursuant to this Section 2 or by filing a Subsequent Registration Statement, (B) such Registration Statement to become effective as soon as practicable after such filing, and (C) each Prospectus in any such Registration Statement to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act; provided, however, that the Corporation shall only be required to cause such additional Registrable Securities to be so covered once per calendar quarter and shall include all Registrable Securities for which it has received a written request prior to taking such actions.

(e)        Suspension of Filing or Registration.  If the Corporation shall furnish to the Holders (if a Shelf Registration Statement has not yet become effective) or the Shelf Holders (after a Shelf Registration Statement has become effective), a certificate signed by the chief executive officer, chief financial officer or other executive officer of the Corporation, stating that the filing, effectiveness or continued use of the Shelf Registration Statement would require the Corporation to make an Adverse Disclosure, then the Corporation shall have a period of not more than 60 days within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by the applicable Shelf Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that the Corporation shall not be permitted to exercise in any 12-month period (i) more than two (2) Shelf Suspensions pursuant to this Section 2(e) or (ii) aggregate Shelf Suspensions pursuant to this Section 2(e) of more than 90 days. To the extent that any information provided pursuant to this Section 2(e) in connection with any Shelf Suspension continues to constitute MNPI following the termination of such Shelf Suspension, the Corporation shall disclose all such MNPI promptly following such termination. Each Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents for the permitted duration of the Shelf Suspension or until otherwise notified by the Corporation, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by applicable law, rule or regulation. In the case of a Shelf Suspension that occurs after the effectiveness of the Shelf Registration Statement, the Shelf Holders agree to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the certificate referred to above.  The Corporation shall immediately notify the Holders or Shelf Holders, as applicable, upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been filed, or has been filed but not declared effective, shall promptly thereafter file the Shelf Registration Statement, as applicable, and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall promptly amend or supplement the Prospectus, if necessary, so it does not contain any material misstatement or omission prior to the expiration of the Shelf Suspension and furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request.  The Corporation agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by the Corporation for the shelf registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by Shelf Holders holding a majority of the Registrable Securities then covered by the Shelf Registration Statement.

9

(f)        Registration Default. If a Registration Default occurs, then for so long as any Convertible Notes or Registrable Securities are outstanding, and as long as such Registration Default is continuing as liquidated damages to any Holder by reason of any such delay in or reduction of its ability to sell any Registrable Securities and not as a penalty (which remedy shall be the Holder’s exclusive monetary remedy with respect to any Registration Default, but shall not affect the right of any Holder to seek injunctive relief), the Corporation shall pay to each Holder holding Registrable Securities included, or to be included, as applicable, in such Registration Statement and for each 30-day period (prorated for any partial period) after the date of such Registration Default in an amount in cash equal to one percent (1.00%) of the aggregate value of the product of (A) the number of Registrable Securities to which such Registration Default applies and (B) the 10-trading day VWAP of the Common Stock ending on (and including) the date such Registration Default occurs (or the earliest Registration Default occurs if multiple Registration Defaults are then continuing), up to an aggregate maximum of five percent (5.0%). Such payments shall accrue until the earlier of (i) such time as the Registration Default has been cured and (ii) no Holder holds any Registrable Securities. Each Holder shall be entitled to its pro rata portion of any such payments based upon the number of Registrable Securities held by such Holder included, or to be included, as applicable, relative to the total number of Registrable Securities included, or to be included, as applicable, in the Registration Statement giving rise to such payment. The amounts payable as liquidated damages pursuant to this Section 2(f) shall be paid in cash no later than five Business Days after each such 30-day period following the commencement of the applicable Registration Default until the termination of such Registration Default. Interest shall accrue at the rate of 1.0% per month on any such liquidated damages payments that shall not be paid by such fifth Business Day until such amount is paid in full.

(g)          Shelf Take-Downs.

(i)        Generally.  Subject to the terms and provisions of this Agreement, one or more initiating Holders (the “Shelf Take-Down Initiating Holders”) may initiate a Shelf Take-Down pursuant to this Section 2(g) and, at the option of such Shelf Take-Down Initiating Holders, such Shelf Take-Down (a) may be in the form of an Underwritten Shelf Take-Down or a Shelf Take-Down that is not an Underwritten Shelf Take-Down and (b) in the case of an Underwritten Shelf Take-Down, may be Non-Marketed or Marketed, in each case, as shall be specified in the written demand delivered by the Shelf Take-Down Initiating Holders to the Corporation pursuant to the provisions of this Section 2(g). Any Underwritten Shelf Take-Down subject to this Section 2(g) must involve the offer and sale by such Shelf Take-Down Initiating Holders of Registrable Securities having a reasonably anticipated net offering price (after deduction of underwriter commissions and offering expenses) of at least $25.0 million (the “Minimum Take-Down Threshold”).

10

(ii)       Notices. The Shelf Take-Down Initiating Holders may elect in a written demand delivered to the Corporation (an “Underwritten Shelf Take-Down Notice”) to conduct a Shelf Take-Down in the manner described in each of Section 2(g)(iii), 2(g)(iv) and 2(g)(v). Within five (5) Business Days (or if the Shelf Registration Statement is on Form S-3 or relates to a Non-Marketed Underwritten Shelf Take-Down, within two (2) Business Days) after the receipt of the Underwritten Shelf Take-Down Notice, the Corporation shall give notice to all other Shelf Holders and shall, as soon as practicable, but in any event within ten (10) Business Days after the delivery of such Underwritten Shelf Take-Down Notice (except if the Corporation is not then eligible to register for offer and resale the Registrable Securities on Form S-3, in which case, within 45 days thereof), the Corporation shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose, which amendment or supplement of the Shelf Registration Statement shall cover all of the Registrable Securities that the other Shelf Holders shall in writing request to be included in such Shelf Take-Down.

(iii)        Underwritten Shelf Take-Downs.

(a)      Any Shelf Take-Down that a Shelf Take-Down Initiating Holder has initiated (including any Restricted Shelf Take-Down) may be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”).  The Shelf Take-Down Initiating Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down shall have the right to select the underwriter or underwriters to administer such Underwritten Shelf Take-Down; provided, that such underwriter or underwriters shall be reasonably acceptable to the Corporation.

(b)          The Corporation shall, together with all Shelf Holders of Registrable Securities proposing to distribute their securities through such Underwritten Shelf Take-Down, enter into an underwriting agreement in customary form with the underwriter or underwriters selected in accordance with Section 2(g)(iii)(a). The right of any Shelf Holder to participate in such Underwritten Shelf Take-Down shall be conditioned on such Holder’s entry into such underwriting agreement.

(iv)     Marketed Underwritten Shelf Take-Downs.  The Shelf Take-Down Initiating Holders submitting an Underwritten Shelf Take-Down Notice shall indicate in such notice that it delivers to the Corporation pursuant to Section 2(g)(ii) whether it intends for such Underwritten Shelf Take-Down to be Marketed (a “Marketed Underwritten Shelf Take-Down”).

(v)      Non-Marketed Underwritten Shelf Take-Downs.  Any Shelf Take-Down Initiating Holder may initiate a Non-Marketed Underwritten Shelf Take-Down (a “Restricted Shelf Take-Down”) by providing written notice thereof to the Corporation.

11

(vi)       Reduction of Underwritten Shelf Take-Down Offering.  If the managing underwriters of an Underwritten Shelf Take-Down Offering advise the Corporation and the participating Shelf Holders that in their reasonable opinion the inclusion of all of the Holders’ Registrable Securities requested for inclusion in the subject Underwritten Shelf Take-Down Offering (and any related registration, if applicable) (and any other securities proposed to be included in such offering) exceeds the number that can be included without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the Corporation shall include in such Underwritten Shelf Take-Down Offering (and any related registration, if applicable) only that number of securities proposed to be included in such Underwritten Shelf Take-Down Offering (and any related registration, if applicable) that, in the reasonable opinion of the managing underwriters, will not have such adverse effect, with such number to be allocated as follows: (1) first, pro rata among the Shelf Take-Down Initiating Holders that have requested to include Registrable Securities in such Underwritten Shelf Take-Down Offering based on the relative number of Registrable Securities then held by each such Holder, (2) second, if there remains availability for additional securities, pro rata among the other Shelf Holders that have requested to include Registrable Securities in such Underwritten Shelf Take-Down Offering based on the relative number of Registrable Securities then held by each such Holder, as applicable, (3) third, if there remains availability for additional securities, the shares of Common Stock to be included in such Underwritten Shelf Take-Down Offering by the Corporation and (4) fourth, if there remains availability for additional securities, the shares of Common Stock to be included by any other holders entitled to participate in such Underwritten Shelf Take-Down Offering, if applicable, based on the relative number of shares of Common Stock then held by each such holder.

(vii)      Withdrawal. Prior to the filing of the applicable Prospectus used for marketing an Underwritten Shelf Take-Down, the Shelf Take-Down Initiating Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down shall have the right to withdraw from such Underwritten Shelf Take-Down for any or no reason upon written notification (a “Withdrawal Notice”) to the Corporation and the managing underwriters; provided that the remaining Shelf Take-Down Initiating Holders may elect to have the Corporation continue an Underwritten Shelf Take-Down if the Minimum Take-Down Threshold would still be satisfied by the Registrable Securities still proposed to be sold in such Underwritten Shelf Take-Down. If withdrawn, a demand for an Underwritten Shelf Take-Down shall constitute a demand for an Underwritten Shelf Take-Down by the withdrawing Shelf Take-Down Initiating Holders for purposes of Section 2(h), unless such Shelf Take-Down Initiating Holders reimburse the Corporation for all Registration Expenses with respect to such Underwritten Shelf Take-Down. Following the receipt of any Withdrawal Notice, the Corporation shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Take-Down. Notwithstanding anything to the contrary in this Agreement, the Corporation shall be responsible for the Registration Expenses incurred (i) in connection with a Shelf Take-Down prior to its withdrawal under this Section 2(g)(vii), other than if a Shelf Take-Down Initiating Holder elects to pay such Registration Expenses as contemplated above and (ii) following a Withdrawal Notice if the Shelf Take-Down Initiating Holders elect to have the Corporation continue an Underwritten Shelf Take-Down as set forth above.

12

(h)         Limitation on Underwritten Shelf Take-Downs. Notwithstanding the rights and obligations set forth in this Section 2, in no event shall the Corporation be obligated to take any action to effect, in any twelve (12) month period, more than two (2) Underwritten Shelf Take-Downs (whether a Marketed Underwritten Shelf Take-Down or a Non-Marketed Underwritten Shelf Take-Down) in the aggregate.

Section 3.            Piggyback Registration.

(a)        If at any time or from time to time the Corporation shall determine to register the offer and sale of any of its equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, either for its own account or for the account of security holders (other than (1) in a registration relating solely to employee benefit plans, (2) a Registration Statement on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which the Corporation is offering to exchange its own securities for other securities, (4) a Registration Statement relating solely to dividend reinvestment or similar plans, (5) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Corporation or any Subsidiary that are convertible for Common Stock and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such debt securities and sell the Common Stock into which such debt securities may be converted or (6) a registration pursuant to Section 2 hereof), the Corporation will:

(i)         promptly (but in no event less than ten (10) days before the anticipated filing date of the relevant Registration Statement or prospectus supplement for the applicable offering) give to each of the Holders written notice thereof; and

(ii)        include in such registration or offering (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within five (5) days after receipt of such written notice from the Corporation by any Holder except as set forth in Section 3(b) below.

13

(b)       Reduction of Piggyback Registration.  If the registration of which the Corporation gives notice is for a registered public offering involving an underwriting (an “Underwritten Offering”), the Corporation shall so advise the Holders as a part of the written notice given pursuant to Section 3(a)(i).  In such event, the right of any Holder to registration pursuant to this Section 3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to dispose of their Registrable Securities through such underwriting, together with the Corporation and the other parties distributing their securities through such underwriting, shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Corporation. If the managing underwriter or managing underwriters of an Underwritten Offering pursuant to this Section 3 advise the Corporation and the Holders that in their reasonable opinion the inclusion of all of the Holders’ Registrable Securities requested for inclusion in the subject Underwritten Offering (and any related registration, if applicable) (and any other Registrable Securities proposed to be included in such offering) exceeds the number that can be included without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the Corporation shall include in such Underwritten Offering (and any related registration, if applicable) only that number of Registrable Securities proposed to be included in such Underwritten Offering (and any related registration, if applicable) that, in the reasonable opinion of the managing underwriter or managing underwriters, will not have such adverse effect, with such number to be allocated as follows: (A) in the case of any Underwritten Offering initiated by the Corporation, (1) first, to the Corporation, (2) second, if there remains availability for additional Registrable Securities to be included in such Underwritten Offering, pro rata among the Holders desiring to include shares of Common Stock in such Underwritten Offering based on the relative number of shares of Common Stock then held by each such Holder, and (3) third, if there remains availability for additional shares of Common Stock to be included in such registration, pro rata among any other holders entitled to participate in such Underwritten Offering, if applicable, based on the relative number of shares of Common Stock then held by each such holder; and (B) if the offering was not initiated for and on behalf of the Corporation and was initiated for and on behalf of any holder of registration rights (other than any Holder), (1) first, to such other holder, pro rata based on the number of shares of Common Stock held by such other holder, (2) second, if there remains availability for additional Registrable Securities to be included in such Underwritten Offering, pro rata among the Holders desiring to include shares of Common Stock in such offering based on the relative number of shares of Common Stock then held by each such Holder and (3) third, if there remains availability for additional shares of Common Stock to be included in such registration, to the Corporation.

(c)          Right to Terminate Registration.  The Corporation shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

Section 4.         Expenses of Registration.  All Registration Expenses incurred in connection with all registrations, Shelf Take-Downs and offerings effected pursuant to Section 2 or Section 3, shall be borne by the Corporation; provided, however, that the Corporation shall not be required to pay stock transfer taxes, underwriters’ discounts or selling commissions relating to the sale of the Registrable Securities.

Section 5.          Obligations of the Corporation.  Whenever required under this Agreement to effect the registration of any Registrable Securities, the Corporation shall, as expeditiously as reasonably possible:

(a)         prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective until the date as of which all Registrable Securities registered by such Registration Statement have been sold or cease to be Registrable Securities;

14

(b)         prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any Registration Statement and the related Prospectus as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by sellers thereof set forth in such Registration Statement;

(c)         file on the Business Day immediately following each Effectiveness Date, in accordance with Rule 424(b) under the Securities Act, the final prospectus to be used in connection with sales pursuant to any applicable Registration Statement (whether or not such a prospectus is technically required by such rule);

(d)         permit each Holder whose Registrable Securities are included in a Registration Statement an opportunity to review and comment upon (i) such Registration Statement within a reasonable number of days prior to its filing with the SEC and (ii) all amendments and supplements to such Registration Statement (including the Prospectus contained therein) (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports or prospectus supplements the contents of which is limited to that set forth in such reports) within a reasonable number of days prior to their filing with the SEC, and shall reasonably consider any comments thereto;

(e)         furnish to the Holders such numbers of copies of the Registration Statement and the related Prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(f)        in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering and to cause its directors and “executive officers” (as defined under Section 16 of the Exchange Act) to agree to such “lock-up” arrangements for up to 90 days from the date of the execution of the underwriting agreement with respect to such Underwritten Offering with the underwriters thereof, to the extent reasonably requested by the managing underwriter, subject to customary exceptions for permitted sales by directors and executive officers during such period.  Each Holder participating in such Underwritten Offering or that, together with its Affiliates owns 10% or more of the outstanding Common Stock or has the right to designate a member to the Board of Directors of the Corporation through any shareholder, voting or other agreement with the Corporation or any of its Affiliates shall also enter into and perform its obligations under a customary “lock-up” agreement with the underwriters of such Underwritten Offering, to the extent reasonably requested by the managing underwriter,  containing customary exceptions for permitted sales during the applicable lock-up period and containing a lock-up period equal to the shorter of (i) the shortest number of days that a director of the Corporation or “executive officer” (as defined under Section 16 of the Exchange Act) of the Corporation contractually agrees with the underwriters of such Underwritten Offering not to sell any securities of the Corporation following such Underwritten Offering and (ii) 90 days from the date of the execution of the underwriting agreement with respect to such Underwritten Offering. Notwithstanding the foregoing, any discretionary waiver or termination of this lock-up provision by the Corporation or the underwriters with respect to any of the Holders shall apply to the other Holders as well, pro rata based upon the number of shares subject to such obligations;

15

(g)         notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably possible after notice thereof is received by the Corporation of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or the related Prospectus or for additional information;

(h)         notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing;

(i)          upon the occurrence of any event contemplated by Section 5(h) above, promptly prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing;

(j)        notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Corporation of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(k)         use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(l)          make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Corporation, as such parties may reasonably request, and cause the Corporation’s officers, managers and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;

16

(m)      use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the “Blue Sky” or securities laws of each state and other jurisdiction of the United States as any such Holder or underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such registration or qualification in effect throughout the Effectiveness Period; provided, that the Corporation shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;

(n)        obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the underwriters, if any, an opinion or opinions from counsel for the Corporation, dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(o)       in the case of an Underwritten Offering, obtain for delivery to the Corporation and the underwriters, with copies to the Holders of Registrable Securities included in such registration, a “comfort letter” from the Corporation’s independent certified public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(p)       use its reasonable best efforts to list the Registrable Securities that are covered by such Registration Statement with any national securities exchange or automated quotation system on which the Common Stock is then listed;

(q)        provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(r)        cooperate with Holders including Registrable Securities in such registration and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, if such Registrable Securities are to be sold in certificated form, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities;

(s)        use its reasonable best efforts to comply with all applicable securities laws and make available to the Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(t)        in the case of an Underwritten Offering, cause the senior executive officers of the Corporation to participate in the customary “road show” presentations that may be reasonably requested by the underwriters and otherwise to facilitate, cooperate with and participate in each proposed Underwritten Offering contemplated herein and customary selling efforts related thereto; and

17

(u)         at any time shares of Common Stock are sold pursuant to an effective Registration Statement or may be resold pursuant to Rule 144, the Corporation shall cooperate with the applicable Holder covered by this Agreement to effect the removal of the legends on such shares as soon as reasonably practicable after delivery of notice from such Holder of such shares that such conditions for removal have been satisfied.

Section 6.             Indemnification.

(a)         The Corporation will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities and each of such Holder’s officers, managers, trustees, employees, partners, members, equityholders, beneficiaries, agents and directors and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to any registration, qualification, compliance or sale effected pursuant to this Agreement of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (i) in the case of any Registration Statement, any untrue statement or alleged untrue statement of any material fact contained in (which includes documents incorporated by reference in) such Registration Statement or any other registration statement contemplated by this Agreement, or that arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) in the case of any preliminary prospectus, prospectus supplement or final prospectus contained in any such Registration Statement (including the Prospectus related to such Registration Statement), any untrue statement or alleged untrue statement of any material fact included in (which includes documents incorporated by reference) such preliminary prospectus, prospectus supplement, final prospectus or Prospectus, or that arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) any violation or alleged violation by the Corporation of any federal, state or common law rule or regulation applicable to the Corporation in connection with any such registration, qualification, compliance or sale, or (iv) any failure to register or qualify Registrable Securities in any state where the Corporation or its agents have affirmatively undertaken or agreed in writing (including pursuant to Section 5(m)) that the Corporation (the undertaking of any underwriter being attributed to the Corporation) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided, that in such instance the Corporation shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder and each such officer, manager, trustee, employee, partner, member, equityholder, beneficiary, agent, director and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that the Corporation will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance on and in conformity with written information furnished to the Corporation by such Holder expressly for use therein.

18

(b)         Each Holder (if Registrable Securities held by or issuable to such Holder are included in such registration, qualification, compliance or sale pursuant to this Agreement) does hereby undertake to indemnify and hold harmless, severally and not jointly, the Corporation, each of its officers and directors and each Person, if any, who controls the Corporation within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each other Holder, each of such other Holder’s officers, managers, trustees, employees, partners, members, equityholders, beneficiaries, agents and directors and each Person, if any, who controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based (i) in the case of any Registration Statement, any untrue statement or alleged untrue statement of any material fact contained in (which includes documents incorporated by reference in) such Registration Statement or any other registration statement contemplated by this Agreement, or that arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of any preliminary prospectus, prospectus supplement or final prospectus contained in any such Registration Statement (including the Prospectus related to such Registration Statement), any untrue statement or alleged untrue statement of any material fact included in (which includes documents incorporated by reference) such preliminary prospectus, prospectus supplement, final prospectus or Prospectus, or that arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse, as incurred, the Corporation, each such officer, director and controlling person of the Corporation, each such other Holder, and each such officer, manager, trustee, employee, partner, member, equityholder, beneficiary, agent, director and controlling person of such other Holder, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in reliance upon and in conformity with written information that (x) relates to such Holder in its capacity as a selling security holder and (y) was furnished to the Corporation by such Holder expressly for use therein; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)         Each party entitled to indemnification under this Section 6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought as promptly as practicable after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may retain its own counsel at the Indemnifying Party’s expense if (i) the Indemnifying Party has agreed in writing to pay the fees and expenses of such counsel, (ii) the Indemnifying Party has failed to promptly assume the defense of any such claim or any litigation resulting therefrom or to employ counsel that has not been approved by the Indemnified Party (whose approval shall not be unreasonably withheld), (iii) representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding or (iv) if the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or any such litigation.  An Indemnifying Party, in the defense of any such claim or litigation, shall not, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement, unless such judgment or settlement (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnified Party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party) other than monetary damages, and provided that any sums payable in connection with such judgment or settlement are paid in full by the Indemnifying Party. An Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify each Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

19

(d)        In order to provide for just and equitable contribution in case (and only in the event that) indemnification pursuant to this Section 6 is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)          The indemnities provided in this Section 6 shall survive the transfer of any Registrable Securities by such Holder.

Section 7.            Restrictions on Transfer.

(a)         Each Holder agrees that, prior to the expiration of the Lock-Up Period, except (i) as otherwise provided in Section 7(b) below or (ii) with the prior written consent of the Corporation, such Holder will not, directly or indirectly, transfer all or any Lock-Up Shares or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in the Corporation pursuant thereto (the foregoing restrictions are referred to as the “Lock-Up Restrictions”).  Each Holder agrees and consents to the entry of stop transfer instructions with the Corporation’s transfer agent and registrar against the transfer in violation of this Section 7(a) of any Lock-Up Shares during the Lock-Up Period. The Corporation shall promptly remove any and all such stop transfer instructions imposed with the Corporation’s transfer agent and registrar against the transfer in violation of this Section 7(a) following the Lock-Up Period applicable to such Lock-Up Shares.

20

(b)         To the extent permitted under applicable securities laws, any Holder shall be permitted to transfer the Lock-Up Shares notwithstanding the Lock-Up Restrictions, directly or indirectly, to the equityholders, partners, members or Affiliates of such Holder; provided, however, that each such transferee shall (i) represent and warrant that such transferee is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (ii) agree to be bound by the Lock-Up Restrictions and (iii) execute the Joinder (each such transferee, a “Permitted Transferee”).  Each such Permitted Transferee shall be deemed a Holder hereunder, entitled and subject to all of the rights and obligations of a Holder hereunder, including the Lock-Up Restrictions, subject only to the Corporation’s receipt of written notice of the transfer of Registrable Securities by any Holder pursuant to this provision and a duly executed joinder to this Agreement from such transferee in the form of Exhibit A attached hereto (a “Joinder”) agreeing to be bound by the terms of this Agreement.  Each Holder shall cooperate and provide any reasonably required certifications to the Corporation, counsel to the Corporation and the transfer agent in connection with any proposed transfers to a Permitted Transferee relating to compliance with applicable securities laws.

(c)         The restrictive legend on any Registrable Securities shall be removed if (i) such securities are sold pursuant to an effective registration statement, (ii) a registration statement covering the resale of such securities is effective under the Securities Act and the applicable holder of such securities delivers to the Corporation a representation letter agreeing that such securities will be sold under such effective registration statement, (iii) if such securities may be sold by the holder thereof free of restrictions pursuant to Rule 144(b) under the Securities Act, or (iv) such securities are sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (iii) or (iv) above, the holder of such securities shall, upon request, provide such documentation and evidence as may reasonably be required by the Corporation to confirm that the legend may be removed under applicable securities law. The Corporation shall cooperate with any applicable holder of Registrable Securities to effect removal of the legend on such securities pursuant to this Section 7(c) (including, if necessary, by procuring the delivery of one or more legal opinions by its outside counsel directed to the Corporation’s transfer agent) as soon as reasonably practicable after delivery of notice from such holder that one or more conditions to removal are satisfied (together with any documentation required to be delivered by such holder pursuant to the immediately preceding sentence). The Corporation shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 7(c).

(d)        In the event that, during the Lock-Up Period, there is any release or waiver of the Lock-Up Restrictions with respect to any Lock-Up Shares, such release or waiver shall apply pro rata to all Lock-Up Shares regardless of Holder.

Section 8.            Information by Holder.  Any Holder of Registrable Securities included in any registration shall furnish to the Corporation such information regarding such Holder and the distribution proposed by such Holder as the Corporation may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

21

Section 9.          Transfer of Registration Rights. The Corporation shall not assign this Agreement or any rights or obligations hereunder in whole or in part without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding; provided, however, that in any transaction, whether by merger, reorganization, restructuring, consolidation, financing or otherwise, whereby the Corporation is a party and in which the Registrable Securities are converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Corporation hereunder, the term “Corporation” shall be deemed to refer to such Person and the term “Registrable Securities” shall be deemed to include the securities received by the Holders in connection with such transaction unless such securities are otherwise freely tradable by the Holders after giving effect to such transaction. This Agreement and the rights, duties and obligations of any Holder hereunder may be assigned in whole or in part to a transferee of Registrable Securities without the prior written consent of the Corporation and shall be automatically assigned with respect to any Note Shares constituting Registrable Securities to the extent of, and in connection with, any transfer of associated Convertible Notes, so long as such transfer of Convertible Notes shall have been made in accordance with the applicable provisions of the Indenture and the Convertible Notes. Notwithstanding the foregoing, no such assignment shall be binding or obligate the Corporation unless and until the assignee agrees in writing to be bound by the terms and conditions of this Agreement by the delivery of a duly executed Joinder.

Section 10.         Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Corporation shall not, without the prior written consent of the Holders holding more than a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Corporation that would allow such holder or prospective holder any registration rights the terms of which conflict with the terms of this Agreement.

Section 11.         Rule 144 Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Corporation agrees to use its reasonable best efforts from and after the Effective Date to:

(a)          make and keep current public information available, within the meaning of Rule 144, at all times;

(b)        file with the SEC, in a timely manner, all reports and other documents required of the Corporation under the Securities Act and Exchange Act, including, without limitation, the electronic submission of every Interactive Data File (as defined in 17 C.F.R. § 232.11) required to be submitted pursuant to Regulation S-T promulgated by the SEC; and

(c)       so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: (i) a written statement by the Corporation as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act; (ii) a copy of the most recent annual or quarterly report of the Corporation; and (iii) such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

22

Section 12.          Termination of Registration Rights.  The rights of any particular Holder under Section 2 or Section 3 hereof shall terminate as to any Holder on the date that such Holder no longer “beneficially owns” (within the meaning set forth in Rule 13d-3 promulgated under the Exchange Act) any Registrable Securities or any Convertible Notes which are convertible into Registrable Securities.

Section 13.           MNPI Provisions.

(a)        Each Holder acknowledges that the provisions of this Agreement that require communications by the Corporation or other Holders to such Holder may result in such Holder and its Representatives (as defined below) acquiring MNPI (which may include, solely by way of illustration, the fact that an offering of the Corporation’s securities is pending or the number of Corporation securities to be offered by, or the identity of, the selling Holders).

(b)        Each Holder agrees that it will maintain the confidentiality of such MNPI and, to the extent such Holder is not a natural person, such confidential treatment shall be in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to such Holder (“Policies”); provided that a Holder may deliver or disclose MNPI to (i) its directors, officers, employees, agents, attorneys, members, affiliates and financial and other advisors (collectively, the “Representatives”), but solely to the extent such disclosure reasonably relates to its evaluation or exercise of its rights under this Agreement and the sale of any Registrable Securities in connection with the subject of the notice, (ii) any federal or state regulatory authority having jurisdiction over such Holder, (iii) any Person if necessary to effect compliance with any law, rule, regulation or order applicable to such Holder, (iv) in response to any subpoena or other legal process, or (v) in connection with any litigation to which such Holder is a party; provided further, that in the case of clause (i), the recipients of such MNPI are subject to the Policies or agree to hold confidential the MNPI in a manner substantially consistent with the terms of this Section 13, and that in the case of clauses (ii) through (v), such disclosure is required by applicable law, rule or regulation (unless, in the case of clause (v), such disclosure is in connection with or relates to any claim, counter-claim or defense by such Holder or any of its Representatives) and such Holder shall promptly notify the Corporation of such disclosure to the extent such Holder is legally permitted to give such notice.

(c)         Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential Public Offering), to elect to not receive any notice that the Corporation or any other Holders otherwise are required to deliver pursuant to this Agreement (except as set forth in this Section 13(c)) by delivering to the Corporation a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement, the Corporation and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Corporation or such other Holders reasonably expect would result in a Holder acquiring MNPI. For the avoidance of doubt, any notice provided by the Corporation to suspend the use of a Registration Statement without the containing the reasons for such suspension shall not be deemed to be a notice that the Corporation or such other Holders reasonably expect would result in a Holder acquiring MNPI. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely.  A Holder who previously has given the Corporation an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Corporation arising in connection with any such Opt-Out Requests.

23

Section 14.          General Provisions.

(a)       Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may be amended, modified, terminated or waived only with the prior written consent of the Corporation and Holders owning a majority of the Registrable Securities; provided that no such amendment, modification, termination or waiver that would materially and adversely affect a Holder in a manner materially different than any other Holder shall be effective against such Holder without the consent of such Holder that is materially and adversely affected thereby.  The failure or delay of any Person to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms.  A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement shall not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.

(b)        Remedies.  The parties to this Agreement shall be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(c)         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

(d)      Entire Agreement.  Except as otherwise provided herein, this Agreement and the Indenture contain the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

24

(e)          Successors and Assigns.  Subject to Section 9, this Agreement shall bind and inure to the benefit and be enforceable by the Corporation and its permitted successors and assigns and the Holders and their respective permitted successors and assigns (whether so expressed or not).  In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of Holders are also for the benefit of, and enforceable by, any subsequent or successor Holder.

(f)         Notices.  Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by electronic mail (so long as no “bounce back” or similar message of non-delivery is received with respect thereto) if sent during normal business hours of the recipient but, if not, then on the next Business Day, (iii) one (1) Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three (3) Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the Corporation at the address specified below and to any Initial Holder at its e-mail address or address set forth on its signature page hereto, or at such e-mail address or address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  Any party may change such party’s address for receipt of notice by providing prior written notice of the change to the sending party as provided herein.

If to the Corporation:

Bed Bath & Beyond, Inc.
433 W. Ascension Way, 3rd Floor
Murray, UT 84123
Attention:	Melissa Smith, General Counsel
Email:	[●]

with a copy, which will not constitute notice, to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:	Timothy P. FitzSimons; Michael P. Heinz
Email:	[●]
[●]

If to any Initial Holder, at its e-mail address or address set forth on its signature page hereto, or as may be subsequently modified by written notice to the Corporation given in accordance with this Section 14(f).

(g)        Business Days.  If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the immediately following Business Day.

25

(h)         Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i)          MUTUAL WAIVER OF JURY TRIAL.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(j)         CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN SUCH COURT, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(k)         No Recourse.  Notwithstanding anything to the contrary in this Agreement, the Corporation and each Holder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

26

(l)        Descriptive Headings; Interpretation.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  The use of the words “include” and “including” (and variations thereof) in this Agreement shall be by way of example rather than by limitation. The use of the word “or” shall not be deemed to be exclusive. The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(m)        No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(n)         Counterparts; Electronic Signatures.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties hereto by electronic transmission in .PDF format shall be sufficient to bind all parties to the terms and conditions of this Agreement.  Each party hereto intends that any electronic signatures complying with the U.S. federal ESIGN Act of 2000 (including DocuSign) constitute original signatures binding upon such party and that an electronic copy or counterpart of this Agreement containing signatures (original or electronic) of such party shall be deemed to be an original counterpart of this Agreement.

(o)         Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each party hereto shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(Signature Pages Follow)

27

IN WITNESS WHEREOF, the parties have executed this Registration Rights and Lock-Up Agreement effective as of the Effective Date set forth above.

BED BATH & BEYOND, INC.

By:
Name:
Title:

INITIAL HOLDERS:

[NAME]

By:
Name:
Title:

Address:

Attention:
Email:

[NAME]

By:
Name:
Title:

Address:

Attention:
Email:

[NAME]

By:
Name:
Title:

Address:

Attention:
Email:

[ADDITIONAL INVESTOR SIG PAGES TO BE ADDED AS NEEDED]

EXHIBIT A

Form of Joinder

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT JOINDER

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights and Lock-Up Agreement dated as of [●], 2026 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Bed Bath & Beyond, Inc., a Delaware corporation (the “Corporation”), and each of the entities listed under the header “Initial Holders” on the signature pages thereto.  Capitalized terms used in this Joinder have the meanings ascribed to them in the Registration Rights Agreement.

By executing and delivering this Joinder to the Corporation, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement (including the Lock-Up Restrictions set forth therein), and the shares of Common Stock transferred to the undersigned by the Initial Holder in the manner contemplated in Section 7(b) of the Registration Rights Agreement shall be deemed to be Registrable Securities under the Registration Rights Agreement to the extent provided therein unless otherwise stated in the Registration Rights Agreement.  The Corporation is directed to take notice of the address below the undersigned’s signature on this Joinder for all relevant purposes of Section 14(f) of the Registration Rights Agreement.

The undersigned confirms that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

Accordingly, the undersigned has executed and delivered this Joinder as of the ____ day of _______________________, 20____.

Transferee:	[	]

By:
Name:
Title:

Address:

Attention:
Email:

EXHIBIT E

FORM OF BUYER CONVERTIBLE NOTE

[To be attached.]

EXHIBIT E - 1

EXHIBIT F

FORM OF INDENTURE

Final Form

EXHIBIT F

BED BATH & BEYOND, INC.,

as Issuer

EACH OF THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

as Guarantors

AND

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

INDENTURE

Dated as of [●]

5.00% Convertible Senior Notes due 2033

i

ii

EXHIBITS

Exhibit A	Form of Note	A-1
Exhibit B	Form of Supplemental Indenture	B-1

iii

INDENTURE, dated as of [●],1 among BED BATH & BEYOND, INC., a Delaware corporation, as issuer (the “Company,” as more fully set forth in Section 1.01), the Guarantors (as more fully set forth in Section 1.01), as guarantors, and COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the “Trustee,” as more fully set forth in Section 1.01).

W I T N E S S E T H:

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issuance of its 5.00% Convertible Senior Notes due 2033 (the “Notes”), initially in an aggregate principal amount not to exceed $[●],2 and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Indenture;

WHEREAS, the Guarantors have duly authorized the execution and delivery of this Indenture and the Guarantees hereunder;

WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note, the Form of Notice of Conversion, the Form of Fundamental Change Repurchase Notice and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms hereinafter provided; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in this Indenture provided, the valid, binding and legal obligations of the Company, and this Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Notes by the Holders thereof, each of the Company and each Guarantor covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

[1]	To be dated and executed concurrently with the Closing (as defined in the Acquisition Agreement).

[2]	To be equal to the aggregate principal amount of Convertible Notes in connection with the transactions contemplated by the Acquisition Agreement.

ARTICLE 1
DEFINITIONS

Section 1.01          Definitions. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Indenture and of any indenture supplemental hereto shall have the respective meanings specified in this Section 1.01. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular. The word “or” shall not be interpreted to be exclusive. Unless the context otherwise requires, the words “includes,” “including” and words of similar import shall be deemed to be followed by the words “without limitation” wherever used in this Indenture.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of [●], 2026, by and among the Company, TCS Merger Sub, LLC and The Container Store Holdings, LLC.

“Additional Interest” means all amounts, if any, payable pursuant to any of Section 4.06(c), Section 4.06(d) and Section 6.03, as applicable.

“Additional Shares” shall have the meaning specified in Section 14.03(a).

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. Notwithstanding anything to the contrary herein, the determination of whether one Person is an “Affiliate” of another Person for purposes of this Indenture shall be made based on the facts at the time such determination is made or required to be made, as the case may be, hereunder.

“Attribution Parties” means, with respect to any Holder, the following Persons, collectively:  (a) any investment vehicle (including any funds, feeder funds or managed accounts) currently, or from time to time after the Issue Date, directly or indirectly managed or advised by such Holder’s investment manager or any of its Affiliates or principals, (b) any Affiliate of such Holder, (c) any Person acting or who could be deemed to be acting as a “group” (as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder) together with such Holder or any of the foregoing and (d) any other Persons whose beneficial ownership of Common Stock would or could be aggregated with such Holder’s or any of such Holder’s Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act.

“Authorized Share Amendment Approval” means approval of the Company’s stockholders effective under applicable law, the rules of the New York Stock Exchange (and any other exchange on which the Common Stock is listed) and the Company’s constituent documents sufficient to permit amendment of the Company’s amended and restated certificate of incorporation, as amended, to increase the number of authorized shares of Common Stock to an amount that is sufficient, after taking into account all shares of Common Stock outstanding on the Business Day immediately preceding the date that the definitive proxy statement relating to such amendment is filed with the Commission, as well as all shares of Common Stock reserved or necessary to satisfy the Company’s obligations as of such date to issue shares of Common Stock pursuant to the terms of any then outstanding convertible or exchangeable securities or contractual obligations (other than the Notes), to settle the conversion of all then-outstanding Notes (assuming Physical Settlement) at the Conversion Rate then applicable, after giving effect to the maximum number of shares of Common Stock that may be deliverable upon conversion pursuant to Section 14.03, in each case without giving effect to any Beneficial Ownership Limitations applicable to any Holder.

“Authorized Share Amendment Approval Date” means the date when the Authorized Share Amendment Approval has been obtained by the Company.

“Bankruptcy Law” means the U.S. Bankruptcy Code (Title 11 of the United States Code, as amended), or any other United States federal or state bankruptcy, insolvency or similar law, fraudulent transfer or conveyance statute and any related case law.

“Beneficial Ownership Limitation” means, with respect to any attempted conversion by any Holder, the lesser of such Holder’s General Beneficial Ownership Limitation and such Holder’s Specific Beneficial Ownership Limitation.

“Board of Directors” means the board of directors (or the functional equivalent thereof) of the Company or any duly authorized committee of such board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, and to be in full force and effect on the date of such certification.

“Business Combination Event” shall have the meaning specified in Section 11.01.

“Business Day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York (or in connection with any payment, the place of payment) is authorized or required by law, regulation or executive order to close or be closed. Any days referenced within this Indenture that are not referred to as Business Days shall be calendar days.

“Called Notes” with respect to any Notice of Redemption means (a) any and all Notes called for redemption pursuant to Article 16 and (b) if the Company elects to redeem fewer than all of the outstanding Notes pursuant to Article 16 in any Optional Redemption, any and all Notes for which the Holder of any such Note (or any owner of a beneficial interest in any such Global Note) is reasonably not able to determine, prior to the close of business on the 22nd Scheduled Trading Day immediately preceding the relevant Redemption Date, whether such Note or beneficial interest, as applicable, is to be redeemed pursuant to such related Optional Redemption.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity, but shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition.

“Capped Combination Settlement” means Combination Settlement where the Specified Dollar Amount is greater than or equal to the Capped Combination Settlement Cash Amount.

“Capped Combination Settlement Cash Amount” means, on any Trading Day during the relevant Observation Period, the greater of (x) $1,000 and (y) an amount equal to:

where,

DCV	=	the Daily Conversion Value on such Trading Day;

DC	=	the Daily Share Cap on such Trading Day; and

VWAP	=	the Daily VWAP on such Trading Day.

“Cash Settlement” shall have the meaning specified in Section 14.02(a).

“CFC” means a Foreign Subsidiary that is a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code, with respect to which the Company or any Guarantor is a “United States shareholder” within the meaning of Section 951(b) of the Internal Revenue Code.

“Clause A Distribution” shall have the meaning specified in Section 14.04(c).

“Clause B Distribution” shall have the meaning specified in Section 14.04(c).

“Clause C Distribution” shall have the meaning specified in Section 14.04(c).

“close of business” means 5:00 p.m. (New York City time).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Settlement” shall have the meaning specified in Section 14.02(a).

“Commission” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means the common stock of the Company, par value $0.001 per share, at the date of this Indenture, subject to Section 14.07.

“Company” shall have the meaning specified in the first paragraph of this Indenture, and subject to the provisions of Article 11, shall include its successors and assigns.

“Company Order” means a written order of the Company signed by any of its Officers and delivered to the Trustee.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Agent” shall have the meaning specified in Section 4.02.

“Conversion Consideration” shall have the meaning specified in Section 14.12(a).

“Conversion Date” shall have the meaning specified in Section 14.02(c).

“Conversion Obligation” shall have the meaning specified in Section 14.01(a).

“Conversion Price” means, as of any time, $1,000 divided by the Conversion Rate as of such time.

“Conversion Rate” shall have the meaning specified in Section 14.01(a).

“Corporate Trust Office” means the designated corporate trust office of the Trustee at which at any time this Indenture shall be administered, which office at the date hereof is located at 1505 Energy Park Drive, St. Paul, MN 55108, Attention: Corporate Trust Services – Bed Bath & Beyond, Inc. Administrator, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the designated corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Custodian” means the Trustee, as custodian for The Depository Trust Company, with respect to the Global Notes, or any successor entity thereto.

“Daily Conversion Value” means, for each of the 20 consecutive Trading Days during the relevant Observation Period, 1/20th of the product of (a) the Conversion Rate on such Trading Day and (b) the Daily VWAP for such Trading Day.

“Daily Measurement Value” means the Specified Dollar Amount (if any) divided by 20.

“Daily Settlement Amount,” for each of the 20 consecutive Trading Days during the relevant Observation Period, shall consist of:

(a)            cash in an amount equal to the lesser of (i) the Daily Measurement Value and (ii) the Daily Conversion Value on such Trading Day; and

(b)           if the Daily Conversion Value on such Trading Day exceeds the Daily Measurement Value, a number of shares of Common Stock equal to (i) the difference between the Daily Conversion Value and the Daily Measurement Value divided by (ii) the Daily VWAP for such Trading Day.

“Daily Share Cap” means an amount, rounded down to the nearest 1/10,000th of a share, equal to:

where,

AC	=	the Exchange Cap; and

N	=	the Notional Aggregate Principal Amount.

“Daily VWAP” means, for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BBBY <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day reasonably determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Defaulted Amounts” means any amounts on any Note (including, without limitation, the Redemption Price, the Fundamental Change Repurchase Price, principal and interest) that are payable but are not punctually paid or duly provided for.

“Default Interest” shall have the meaning specified in Section 2.03(c).

“Default Settlement Method” means, with respect to any conversion of Notes, (i) if the Conversion Date for such conversion is before the Authorized Share Amendment Approval Date, Cash Settlement, (ii) if the Conversion Date for such conversion is on or after the Authorized Share Amendment Approval Date and before the NYSE Stockholder Approval Date, Capped Combination Settlement, and (iii) in all other cases, Physical Settlement; provided, however, that the Company may, from time to time, change the Default Settlement Method to any other Settlement Method that it is then permitted to elect by sending notice of the new Default Settlement Method to the Holders, Trustee and Conversion Agent; and provided, further that the Company may, by notice to Holders, elect to irrevocably fix the Settlement Method to any Settlement Method that it is then permitted to elect, including Combination Settlement with a Specified Dollar Amount per $1,000 principal amount of Notes that it is then permitted to elect or with an ability to continue to set the Specified Dollar Amount per $1,000 principal amount of Notes at or above any specific amount set forth in such election notice so long as such Specified Dollar Amount is an amount that it is then permitted to elect, that will apply to all Note conversions with a Conversion Date that is on or after the date the Company sends such notice. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend this Indenture or the Notes, including pursuant to Section 10.01(m).

“Deferred Additional Interest” shall have the meaning specified in Section 4.06(f)(i).

“Deferred Additional Interest Demand Request” shall have the meaning specified in Section 4.06(f)(i).

The terms “delivered,” “given”, “mailed”, “notify” or “sent” with respect to any notice to be given to a Holder pursuant to this Indenture, shall mean notice (x) given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices or procedures at the Depositary (in the case of a Global Note) or (y) mailed to such Holder by first class mail, postage prepaid, at its address as it appears on the Note Register (in the case of a Physical Note), in each case, in accordance with Section 17.03. Notice so “given” shall be deemed to include any notice to be “mailed” or “delivered,” as applicable, under this Indenture.

“Depositary” means, with respect to each Global Note, the Person specified in Section 2.05(c) as the Depositary with respect to such Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter, “Depositary” shall mean or include such successor.

“Designated Financial Institution” shall have the meaning specified in Section 14.12(a).

“Distributed Property” shall have the meaning specified in Section 14.04(c).

“Effective Date” shall have the meaning specified in Section 14.03(c), except that, as used in Section 14.04 and Section 14.05, “Effective Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Event of Default” shall have the meaning specified in Section 6.01.

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Excess Shares” shall have the meaning specified in Section 14.13(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning specified in Section 14.02(k).

“Exchange Election” shall have the meaning specified in Section 14.12(a).

“Excluded Subsidiary” means any Subsidiary that is designated by the Company, at its option, as an “Excluded Subsidiary” pursuant to an Officer’s Certificate delivered to the Trustee; provided, that the Company may only designate a Subsidiary as an Excluded Subsidiary only if and only for so long as such Subsidiary is:

(a)           an Immaterial Subsidiary;

(b)          a joint venture which neither the Company nor any Guarantor Controls, provided that, such joint venture shall be an Excluded Subsidiary only to the extent that the organizational documents or other agreements with other equity holders of such joint venture restrict, or do not permit, a Guarantee by such joint venture, and such restriction or prohibition has not been waived or the Guarantee otherwise consented to by such other equity holders;

(c)            subject to Section 13.06(a), not a Wholly-Owned Subsidiary and the guarantee of the Obligations is contractually prohibited (provided such prohibition was not created for the purpose of evading the guarantee requirements of this Indenture) or would require the consent of any third-party holder of the Capital Stock thereof (unless and until such consent is obtained);

(d)            contractually prohibited from providing a guarantee of the Obligations (unless and until consent is obtained and provided such prohibition was not created for the purpose of evading the guarantee requirements of this Indenture);

(e)            a Foreign Subsidiary or a CFC or a direct or indirect Subsidiary of a CFC;

(f)            an FSHCO or a direct or indirect Subsidiary of an FSHCO; or

(g)           any other Subsidiary with respect to which, the providing of a guarantee of the Obligations could reasonably be expected to result in material adverse tax consequences (other than pursuant to Section 956 of the Internal Revenue Code) to the Company or any Subsidiary as determined in good faith by the Company;

provided that (i) in the case of each of immediately preceding clauses (e) and (f), such Subsidiary shall not be an Excluded Subsidiary if the Company determines in good faith that such Subsidiary serving as a Guarantor could not reasonably be expected to cause an adverse tax cost to the Company or any Guarantor which outweighs the benefits to the Holders, (ii) in no instance shall the Company be permitted to designate a Subsidiary as an Excluded Subsidiary (and no previously designated Excluded Subsidiary shall remain an Excluded Subsidiary) if, as of the date of the most recent financial statements required to be delivered for any fiscal quarter pursuant to this Indenture, such Subsidiary when taken together with all Excluded Subsidiaries has (a) assets in excess of 20.0% of consolidated total assets of the Company and its Subsidiaries or (b) revenues for the period of four (4) consecutive fiscal quarters ending on such date in excess of 20.0% of the consolidated revenues of the Company and its Subsidiaries for such period and (iii) in no instance shall the Company be permitted to designate a Subsidiary as an Excluded Subsidiary (and no previously designated Excluded Subsidiary shall remain an Excluded Subsidiary) if such Subsidiary holds any Material Asset.

For the purposes of this definition, as of the Issue Date, each of [[____________], [___________] and [___________]] shall be deemed to be designated by the Company as Excluded Subsidiaries.

“Exempted Fundamental Change” shall have the meaning specified in Section 15.02(f).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company.

“First Stockholder Approval Meeting” means a special meeting of the common stockholders of the Company duly noticed, held and convened no later than three months after the Issue Date for the purpose of seeking the Requisite Stockholder Approvals, if the Requisite Stockholder Approval Date has not occurred prior to the date three months after the Issue Date.

“Foreign Subsidiary” means each Subsidiary of the Company that is (a) organized under the laws of any jurisdiction other than the United States or any state thereof or the District of Columbia or (b) organized in or under the laws of any U.S. possession or territory.

“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 3 to the Form of Note.

“Form of Fundamental Change Repurchase Notice” means the “Form of Fundamental Change Repurchase Notice” attached as Attachment 2 to the Form of Note.

“Form of Note” means the “Form of Note” attached hereto as Exhibit A.

“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Note.

“Free Conversion Date” means the earliest to occur of (a) the Requisite Stockholder Approval Date, (b) the date of the Company’s annual meeting of common stockholders held in calendar year 2028 and (c) June 1, 2028.

“Free Trade Date” means, with respect to any Note, the date that is one year after the Last Original Issuance Date of such Note.

“Freely Tradable” means, with respect to any Note, that such Note would be eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise if held by a Person that is not an Affiliate of the Company, and that has not been an Affiliate of the Company during the immediately preceding three (3) months, without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act (except that, during the six (6) month period beginning on, and including, the date that is six (6) months after the Last Original Issuance Date of such Note, any such requirement as to the availability of current public information will be disregarded if the same is satisfied at that time); provided, however, that from and after the Free Trade Date of such Note, such Note will not be “Freely Tradable” unless such Note (x) is identified by a “unrestricted” CUSIP or ISIN number and (y) is not represented by any certificate that bears the Restricted Note Legend. For the avoidance of doubt, whether a Note is deemed to be identified by a “restricted” CUSIP or ISIN number or to bear the Restricted Note Legend is subject to Section 2.05(c).

“FSHCO” means a Subsidiary that owns (directly or indirectly) no material assets other than Capital Stock (or Capital Stock and debt interests) of one or more CFCs or other FSHCOs.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(a)           a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Wholly Owned Subsidiaries and the employee benefit plans of the Company and its Wholly Owned Subsidiaries, files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act that discloses that such “person” or “group” has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of Common Stock representing more than 50% of the voting power of the Common Stock;

(b)           the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or solely a change in par value) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s direct or indirect Wholly Owned Subsidiaries; provided, however, that a transaction described in clause (A) or clause (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c)           the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(d)           the Common Stock (or other Common Equity underlying the Notes) ceases to be listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of corporate Common Equity interests that are listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Notes become convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights (subject to the provisions of Section 14.02(a)). If any transaction in which the Common Stock is replaced by the securities of another entity occurs, following completion of any related Make-Whole Fundamental Change Period (or, in the case of a transaction that would have been a Fundamental Change or a Make-Whole Fundamental Change but for the proviso immediately following clause (d) of this definition, following the effective date of such transaction) references to the Company in this definition shall instead be references to such other entity.

For purposes of this definition of “Fundamental Change,” any transaction or series of related transactions that constitute a Fundamental Change pursuant to both clause (a) and clause (b) of this definition (determined without regard to the proviso in clause (b) of this definition) shall be deemed a Fundamental Change solely under clause (b) of this definition (subject to such proviso).

“Fundamental Change Company Notice” shall have the meaning specified in Section 15.02(c).

“Fundamental Change Repurchase Date” shall have the meaning specified in Section 15.02(a).

“Fundamental Change Repurchase Notice” shall have the meaning specified in Section 15.02(b)(i).

“Fundamental Change Repurchase Price” shall have the meaning specified in Section 15.02(a).

“General Beneficial Ownership Limitation” means (i) with respect to any attempted conversion by any TCS Holder, 9.9% of the shares of Common Stock outstanding immediately after giving effect to such conversion, and (ii) with respect to any attempted conversion by any Holder who is not a TCS Holder, 4.9% of the shares of Common Stock outstanding immediately after giving effect to such conversion.

“Global Note” shall have the meaning specified in Section 2.05(b).

“Guarantee” means the guarantee by each Guarantor of all or any part of the Obligations under this Indenture and the Notes for the benefit of the Holders pursuant to Article 13.

“Guaranteed Obligations” shall have the meaning specified in Section 13.01(a).

“Guarantor” means any existing or future Subsidiary of the Company (other than any Excluded Subsidiary) from time to time that provides a Guarantee; provided that upon release or discharge of such Subsidiary from its Guarantee in accordance with this Indenture, such Subsidiary shall cease to be a Guarantor.

“Holder,” as applied to any Note, or other similar terms (but excluding the term “beneficial holder”), means (a) any Person in whose name at the time a particular Note is registered on the Note Register and (b) with respect to Section 4.06(f), Section 4.11, Section 14.13 and the definitions of the terms Attribution Parties, Beneficial Ownership Limitation, General Beneficial Ownership Limitation and Specific Beneficial Ownership Limitation, each indirect holder or beneficial owner of such Note.

“Immaterial Subsidiary” means any Subsidiary of the Company that, as of the date of the most recent financial statements required to be delivered for any fiscal quarter pursuant to this Indenture, does not have, either individually or when taken together with all other Immaterial Subsidiaries, (a) assets in excess of 10.0% of consolidated total assets of the Company and its Subsidiaries or (b) revenues for the period of four (4) consecutive fiscal quarters ending on such date in excess of 10.0% of the consolidated revenues of the Company and its Subsidiaries for such period.

“Indenture” means this instrument as originally executed or, if amended or supplemented as herein provided, as so amended or supplemented.

“Interest Payment Date” means (i) each [●] and [●] of each year, beginning on [●], and (ii) the Maturity Date.3

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Issue Date” means [●].4

“Last Original Issuance Date” means (a) with respect to any Notes issued pursuant to the Acquisition Agreement, and any Notes issued in exchange therefor or in substitution thereof, the Issue Date; and (b) with respect to any Notes issued pursuant to Section 2.10, and any Notes issued in exchange therefor or in substitution thereof, either (i) the later of (x) the date such Notes are originally issued and (y) the last date any Notes are originally issued as part of the same offering or (ii) such other date as is specified in an Officer’s Certificate delivered to the Trustee before the original issuance of such Notes.

“Last Reported Sale Price” of the Common Stock (or any other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or such other security) is traded. If the Common Stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock (or such other security) is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

[3]
To be the nearest 1st of calendar quarter after the Issue Date, and the six month anniversary of such date, during each calendar year, with the initial interest payment date to be the first Interest Payment Date after the six-month anniversary of the Issue Date.

[4]	To be the Closing Date (as defined in the Acquisition Agreement).

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change (as defined above and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (b) of the definition thereof).

“Make-Whole Fundamental Change Period” shall have the meaning specified in Section 14.03(a).

“Market Disruption Event” means, for the purposes of determining amounts due upon conversion (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Material Assets” means any assets, including intellectual property, owned by the Company or any of its Subsidiaries that is material to the business, operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, as reasonably determined by the Company in good faith.

“Maturity Date” means [●].5

“Note” or “Notes” shall have the meaning specified in the first paragraph of the recitals of this Indenture.

“Note Register” shall have the meaning specified in Section 2.05(a).

“Note Registrar” shall have the meaning specified in Section 2.05(a).

“Notice of Conversion” shall have the meaning specified in Section 14.02(b).

“Notice of Election to Pay Deferred Additional Interest” shall have the meaning specified in Section 4.06(f)(i).

“Notice of Redemption” shall have the meaning specified in Section 16.03(a).

“Notional Aggregate Principal Amount” means $[●].6

[5]	To be the seventh anniversary of the Issue Date.

[6]	To be equal to the aggregate principal amount of Convertible Notes in connection with the transactions contemplated by the Acquisition Agreement.

“NYSE Stockholder Approval” means approval of the Company’s stockholders effective under applicable law, the rules of the New York Stock Exchange (and any other exchange on which the Common Stock is listed) and the Company’s constituent documents sufficient to permit the Company to issue more than 19.99% of its outstanding shares of Common Stock in satisfaction of the Conversion Obligations, and to settle all Conversion Obligations by means of Physical Settlement, in each case in compliance with New York Stock Exchange Listed Company Rule 312, provided that the approval in this clause (b) will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of the New York Stock Exchange, such approval is no longer required for such issuance of Common Stock and such settlement of all conversions of the Notes by Physical Settlement, assuming, for these purposes, that the Conversion Rate is increased by the maximum amount pursuant to which the Conversion Rate may be increased pursuant to Section 14.03.

“NYSE Stockholder Approval Date” means the date when the NYSE Stockholder Approval has been obtained by the Company.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Company or any of the Guarantors, individually or collectively, existing on the effective date of this Indenture or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case of the foregoing, arising or incurred under this Indenture or in respect of any of the Notes issued or redemption or other obligations incurred thereunder.

“Observation Period” with respect to any Note surrendered for conversion means: (i) subject to clause (ii), if the relevant Conversion Date occurs prior to [●],7 the 20 consecutive Trading Day period beginning on, and including, the second Trading Day immediately succeeding such Conversion Date; (ii) with respect to any Called Notes, if the relevant Conversion Date occurs on or after the date of the Company’s issuance of the applicable Notice of Redemption with respect to such Called Notes and prior to the close of business on the second Business Day immediately preceding the relevant Redemption Date with respect to such Notice of Redemption, the 20 consecutive Trading Days beginning on, and including, the 22nd Scheduled Trading Day immediately preceding such Redemption Date; and (iii) subject to clause (ii), if the relevant Conversion Date occurs on or after [●],8 the 20 consecutive Trading Days beginning on, and including, the 21st Scheduled Trading Day immediately preceding the Maturity Date.

“Officer” means, with respect to the Company or any Guarantor, the Chairman of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer, a Chief Operating Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer or any Assistant Treasurer, the Controller or any Assistant Controller, or the Secretary or any Assistant Secretary of the Company or such Guarantor, as applicable.

“Officer’s Certificate,” when used with respect to the Company or any Guarantor, means a certificate that is delivered to the Trustee and that is signed by any Officer of the Company or such Guarantor, as applicable. Each such certificate shall include the statements provided for in Section 17.05 if and to the extent required by the provisions of such Section. The Officer giving an Officer’s Certificate pursuant to Section 4.08 shall be the principal executive, financial or accounting officer of the Company.

[7]	To be the date three months before the Maturity Date.

[8]	To be the date three months before the Maturity Date.

“open of business” means 9:00 a.m. (New York City time).

“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Company or other counsel who is reasonably acceptable to the Trustee, which opinion may contain customary exceptions and qualifications as to the matters set forth therein, that is delivered to the Trustee. Each such opinion shall include the statements provided for in Section 17.05 if and to the extent required by the provisions of such Section 17.05.

“Optional Redemption” shall have the meaning specified in Section 16.02.

“outstanding,” when used with reference to Notes, shall, subject to the provisions of Section 8.04, mean, as of any particular time, all Notes authenticated and delivered by the Trustee under this Indenture, except:

(a)            Notes theretofore canceled by the Trustee or accepted by the Trustee for cancellation;

(b)           Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or shall have been set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent);

(c)            Notes that have been paid pursuant to Section 2.06 or Notes in lieu of which, or in substitution for which, other Notes shall have been authenticated and delivered pursuant to the terms of Section 2.06 unless proof satisfactory to the Trustee is presented that any such Notes are held by protected purchasers in due course;

(d)            Notes converted pursuant to Article 14 and required to be cancelled pursuant to Section 2.08; and

(e)            Notes redeemed pursuant to Article 16.

“Paying Agent” shall have the meaning specified in Section 4.02.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Physical Notes” means permanent certificated Notes in registered form issued in minimum denominations of $1,000 principal amount and integral multiples thereof.

“Physical Settlement” shall have the meaning specified in Section 14.02(a).

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.06 in lieu of or in exchange for a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note that it replaces.

“Qualified Successor Entity” means, with respect to a Business Combination Event, a corporation; provided, however, that (i) if such Business Combination Event is an Exempted Fundamental Change, then a limited liability company, limited partnership or other similar entity will also constitute a Qualified Successor Entity with respect to such Business Combination Event; and (ii) a limited liability company or limited partnership that is the resulting, surviving or transferee person of such Business Combination Event will also constitute a Qualified Successor Entity with respect to such Business Combination Event, provided that, in the case of this clause (ii), (1) if such limited liability company or limited partnership is not treated as a corporation or an entity disregarded as separate from a corporation, in each case for U.S. federal income tax purposes, (x) the Company has received an opinion of a nationally recognized tax counsel to the effect that such Business Combination Event will not be treated as an exchange under Section 1001 of the U.S. Internal Revenue Code of 1986, as amended for holders or beneficial owners of the Notes and (y) such limited liability company or limited partnership is a direct or indirect, wholly owned subsidiary of a corporation duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (2) such Business Combination Event constitutes a Share Exchange Event whose reference property consists solely of any combination of U.S. dollars and shares of common stock or other corporate common equity interests of a corporation described in clause (1)(y); and (3) if such limited liability company or limited partnership is disregarded as separate from its owner for U.S. federal income tax purposes, its regarded owner for those purposes is an entity described in clause (1)(y).

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, contract or otherwise).

“Redemption Cash Settlement Election” shall have the meaning specified in Section 16.02.

“Redemption Date” shall have the meaning specified in Section 16.03(a).

“Redemption Notice Date” shall have the meaning specified in Section 16.02.

“Redemption Price” means, for any Notes to be redeemed pursuant to Section 16.02, 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (unless the Redemption Date falls after a Regular Record Date but on or prior to the immediately succeeding Interest Payment Date, in which case interest accrued to the Interest Payment Date will be paid by the Company to Holders of record of such Notes as of the close of business on such Regular Record Date, and the Redemption Price will be equal to 100% of the principal amount of such Notes).

“Reference Property” shall have the meaning specified in Section 14.07(a).

“Registration Rights Agreement” means that certain Registration Rights and Lock-Up Agreement, dated as of [●], 2026, by and among the Company and [__________].

“Regular Record Date,” with respect to any Interest Payment Date, means the [●] or [●]9 (whether or not such day is a Business Day) immediately preceding the applicable [●] or [●] Interest Payment Date, respectively, or the [●]10 (whether or not such day is a Business Day) immediately preceding the Interest Payment Date on the Maturity Date.

“Reported Outstanding Share Number” shall have the meaning specified in Section 14.13(c).

“Reporting Event of Default” shall have the meaning specified in Section 6.03.

“Requisite Stockholder Approvals” means (a) the Authorized Share Amendment Approval and (b) the NYSE Stockholder Approval.

“Requisite Stockholder Approval Date” means the date when all of the Requisite Stockholder Approvals have been obtained by the Company.

“Resale Restriction Termination Date” shall have the meaning specified in Section 2.05(c).

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee having direct responsibility for the administration of this Indenture, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Securities” shall have the meaning specified in Section 2.05(c).

“Restrictive Notes Legend” shall have the meaning specified in Section 2.05(c).

“Rule 144” means Rule 144 as promulgated under the Securities Act.

“Rule 144A” means Rule 144A as promulgated under the Securities Act.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

[9]	To be the day 15 days before each Interest Payment Date.

[10]	To be the day 15 days before each Interest Payment Date.

“Second Stockholder Approval Meeting” means a special meeting of the common stockholders of the Company duly noticed, held and convened no later than six months after the Issue Date for the purpose of seeking the Requisite Stockholder Approvals, if the Requisite Stockholder Approval Date has not occurred prior to the date six months after the Issue Date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Amount” has the meaning specified in Section 14.02(a)(iv).

“Settlement Method” means, with respect to any conversion of Notes, Physical Settlement, Cash Settlement or Combination Settlement, as elected (or deemed to have been elected) by the Company; provided that the Company shall not be permitted to use (i) Capped Combination Settlement until the Authorized Share Amendment Approval Date or (ii) Physical Settlement or Combination Settlement (other than Capped Combination Settlement) until the Requisite Stockholder Approval Date.

“Settlement Method Election Deadline” shall have the meaning specified in Section 14.02(a)(iii)(A).

“Settlement Notice” has the meaning specified in Section 14.02(a)(iii)(A).

“Share Exchange Event” shall have the meaning specified in Section 14.07(a).

“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X promulgated by the Commission.

“Specific Beneficial Ownership Limitation” means, with respect to any conversion by any Holder (but not with respect to any conversion by any other Holder), a percentage of the shares of Common Stock outstanding immediately after giving effect to such conversion as specified by such Holder in a written notice delivered to the Company prior to the Conversion Date for such conversion; provided that (i) such percentage must in all cases be less than the General Beneficial Ownership Limitation applicable to such conversion by such Holder, (ii) any increase in such Holder’s Specific Beneficial Ownership Limitation shall be effective no earlier than the 61st day after the applicable written notice reflecting such increase is delivered to the Company and (iii) any decrease in such Holder’s Specific Beneficial Ownership Limitation shall be effective as specified in the applicable written notice reflecting such decrease.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as specified in the Settlement Notice (or deemed specified as provided in Section 14.02(a)(iii)) related to any converted Notes.

“Spin-Off” shall have the meaning specified in Section 14.04(c).

“Stated Interest Rate” means 5.00% per annum; provided, however, that (a) if the Requisite Stockholder Approvals are not obtained on or prior to the date of the First Stockholder Approval Meeting (or, if earlier, the date that is three months after the Issue Date), the Stated Interest Rate shall increase to 10.00% per annum during the period from, and including, the date of the First Stockholder Approval Meeting (or, if earlier, the date that is three months after the Issue Date) to, but excluding, the earlier of (i) the date of the Second Stockholder Approval Meeting (or, if earlier, the date that is six months after the Issue Date) and (ii) the Requisite Stockholder Approval Date; and (b) if the Requisite Stockholder Approvals are not obtained on or prior to the date of the Second Stockholder Approval Meeting (or, if earlier, the date that is six months after the Issue Date), the Stated Interest Rate shall increase to 12.00% per annum during the period from, and including, the date of the Second Stockholder Approval Meeting (or, if earlier, the date that is six months after the Issue Date) to, but excluding, the Requisite Stockholder Approval Date. For the avoidance of doubt, upon receipt of the Requisite Stockholder Approvals, the Stated Interest Rate shall immediately return to 5.00% per annum at all times from, and including, the Requisite Stockholder Approval Date.

“Stock Price” shall have the meaning specified in Section 14.03(c).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Successor Entity” shall have the meaning specified in Section 11.01(a).

“Successor Guarantor” shall have the meaning specified in Section 13.03(a).

“TCS Holder” means each “Securityholder” as such term is defined in the Acquisition Agreement and each “New Loan Creditor” as such term is defined in the Acquisition Agreement.

“Trading Day” means, except for determining amounts due upon conversion as set forth below, a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on the New York Stock Exchange or, if the Common Stock (or such other security) is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded and (ii) a Last Reported Sale Price for the Common Stock (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day; and provided, further, that for purposes of determining amounts due upon conversion only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, except that if the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.

“transfer” shall have the meaning specified in Section 2.05(c).

“Trigger Event” shall have the meaning specified in Section 14.04(c).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as it was in force at the date of execution of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after the date hereof, the term “Trust Indenture Act” shall mean, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“unit of Reference Property” shall have the meaning specified in Section 14.07(a).

“Valuation Period” shall have the meaning specified in Section 14.04(c).

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%,” the calculation of which shall exclude nominal amounts of the voting power of shares of Capital Stock or other interests in the relevant Subsidiary not held by such Person to the extent required to satisfy local minority interest requirements outside of the United States.

Section 1.02          References to Interest. Unless the context otherwise requires, any reference to interest on, or in respect of, any Note in this Indenture shall be deemed to include Additional Interest and Deferred Additional Interest (if, in such context, Additional Interest or Deferred Additional Interest is, was or would be payable pursuant to any of Section 4.06(c), Section 4.06(d), Section 4.06(f) and Section 6.03) and Default Interest. Unless the context otherwise requires, any express mention of Additional Interest, Deferred Additional Interest, Default Interest or interest in any provision hereof shall not be construed as excluding Additional Interest, Deferred Additional Interest, Default Interest or interest in those provisions hereof where such express mention is not made.

ARTICLE 2
ISSUE, DESCRIPTION, EXECUTION,
REGISTRATION AND EXCHANGE OF NOTES

Section 2.01          Designation and Amount. The Notes shall be designated as the “5.00% Convertible Senior Notes due 2033.” The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is initially limited to [●],11 subject to Section 2.10 and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes to the extent expressly permitted hereunder.

Section 2.02          Form of Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the respective forms set forth in Exhibit A, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made a part of this Indenture. To the extent applicable, the Company, each Guarantor and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. In the case of any conflict between this Indenture and a Note, the provisions of this Indenture shall control and govern to the extent of such conflict.

Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Indenture as may be required by the Custodian or the Depositary, or as may be required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Notes may be listed or traded or designated for issuance or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Notes are subject.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the Officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

Each Global Note shall represent such principal amount of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be increased or reduced to reflect redemptions, repurchases, cancellations, conversions, transfers or exchanges permitted hereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in such manner and upon instructions given by the Holder of such Notes in accordance with this Indenture. Payment of principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, a Global Note shall be made to the Holder of such Note on the date of payment, unless a record date or other means of determining Holders eligible to receive payment is provided for herein.

Section 2.03          Date and Denomination of Notes; Payments of Interest and Defaulted Amounts. (a) The Notes shall be issuable in registered form without coupons in minimum denominations of $1,000 principal amount and integral multiples thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of such Note. Each Note shall bear interest on each day at the Stated Interest Rate applicable to such day. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

[11]	To be equal to the aggregate principal amount of Convertible Notes in connection with the transactions contemplated by the Acquisition Agreement.

(b)          The Person in whose name any Note (or its Predecessor Note) is registered on the Note Register at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date. The principal amount of any Note (x) in the case of any Physical Note, shall be payable at the office or agency of the Company designated by the Company for such purposes in the contiguous United States of America, which shall initially be the Corporate Trust Office and (y) in the case of any Global Note, shall be payable by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Company shall pay or cause the Paying Agent to pay interest (i) on any Physical Notes (A) to Holders holding Physical Notes having an aggregate principal amount of $5,000,000 or less, by check mailed to the Holders of these Notes at their address as it appears in the Note Register and (B) to Holders holding Physical Notes having an aggregate principal amount of more than $5,000,000, either by check mailed to each such Holder or, upon written application by such a Holder to the Note Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder’s account within the United States if such Holder has provided the Company, the Trustee or the Paying Agent (if other than the Trustee) with the requisite information necessary to make such wire transfer, which application shall remain in effect until the Holder notifies, in writing, the Note Registrar to the contrary or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.

(c)          Any Defaulted Amounts shall forthwith cease to be payable to the Holder on the relevant payment date but shall accrue interest (“Default Interest”) per annum at the then-applicable Stated Interest Rate, subject to the enforceability thereof under applicable law, from, and including, such relevant payment date, and such Defaulted Amounts together with such interest thereon shall be paid by the Company, at its election in each case, as provided in clause (i) or (ii) below:

(i)          The Company may elect to make payment of any Defaulted Amounts (and any Default Interest thereon) to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a special record date for the payment of such Defaulted Amounts (and any Default Interest thereon), which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of the Defaulted Amounts (and any Default Interest thereon) proposed to be paid on each Note and the date of the proposed payment (which shall be not less than 25 days after the receipt by the Trustee of such notice, unless the Trustee shall consent to an earlier date), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Amounts (and any Default Interest thereon) or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Amounts (and any Default Interest thereon) as provided in this Section 2.03(c)(i). Thereupon the Company shall fix a special record date for the payment of such Defaulted Amounts (and any Default Interest thereon) which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment, and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment (unless the Trustee shall consent to an earlier date). The Company shall promptly notify the Trustee in writing of such special record date and the Trustee, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Amounts (and any Default Interest thereon) and the special record date therefor to be delivered to each Holder not less than 10 days prior to such special record date. Notice of the proposed payment of such Defaulted Amounts (and any Default Interest thereon) and the special record date therefor having been so delivered, such Defaulted Amounts (and any Default Interest thereon) shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such special record date and shall no longer be payable pursuant to Section 2.03(c)(ii).

(ii)          The Company may make payment of any Defaulted Amounts in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

(iii)          The Trustee shall not at any time be under any duty or responsibility to any Holder to determine the Defaulted Amounts (and any Default Interest thereon).

Section 2.04          Execution, Authentication and Delivery of Notes. The Notes shall be signed in the name and on behalf of the Company by the manual or facsimile  signature of one of the Officers of the Company.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes, and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes, without any further action by the Company hereunder; provided that, subject to Section 17.05, the Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel of the Company with respect to the issuance, authentication and delivery of such Notes.

Only such Notes as shall bear thereon a certificate of authentication substantially in the form set forth on the Form of Note, executed manually by an authorized signatory of the Trustee (or an authenticating agent appointed by the Trustee as provided by Section 17.10), shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certificate by the Trustee (or such an authenticating agent) upon any Note executed by the Company shall be conclusive evidence that the Note so authenticated has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Indenture.

In case any Officer of the Company who shall have signed any of the Notes shall cease to be such Officer before the Notes so signed shall have been authenticated and delivered by the Trustee, or disposed of by the Company, such Notes nevertheless may be authenticated and delivered or disposed of as though the person who signed such Notes had not ceased to be such Officer of the Company; and any Note may be signed on behalf of the Company by such persons as, at the actual date of the execution of such Note, shall be the Officers of the Company, although at the date of the execution of this Indenture any such person was not such an Officer.

Section 2.05          Exchange and Registration of Transfer of Notes; Restrictions on Transfer; Depositary. (a) The Company shall cause to be kept at the Corporate Trust Office a register (the register maintained in such office or in any other office or agency of the Company designated pursuant to Section 4.02, the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. Such register shall be in written form or in any form capable of being converted into written form within a reasonable period of time. The Trustee is hereby initially appointed the “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided. The Company may appoint one or more co-Note Registrars in accordance with Section 4.02.

Upon surrender for registration of transfer of any Note to the Note Registrar or any co-Note Registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.05, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture.

Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at any such office or agency maintained by the Company pursuant to Section 4.02. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive, bearing registration numbers not contemporaneously outstanding.

All Notes presented or surrendered for registration of transfer or for exchange, redemption, repurchase or conversion shall (if so required by the Company, the Trustee, the Note Registrar or any co-Note Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company and duly executed, by the Holder thereof or its attorney-in-fact duly authorized in writing.

No service charge shall be imposed by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent for any exchange or registration of transfer of Notes, but the Company and Trustee may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of new Notes issued upon such exchange or registration of transfer being different from the name of the Holder of the old Notes surrendered for exchange or registration of transfer.

None of the Company, the Trustee, the Note Registrar or any co-Note Registrar shall be required to exchange for other Notes or register a transfer of (i) any Notes surrendered for conversion or, if a portion of any Note is surrendered for conversion, such portion thereof surrendered for conversion, (ii) any Notes, or a portion of any Note, surrendered for repurchase (and not withdrawn) in accordance with Article 15 or (iii) any Notes selected for redemption in accordance with Article 16, except the unredeemed portion of any Note being redeemed in part.

All Notes issued upon any registration of transfer or exchange of Notes in accordance with this Indenture shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

The transferor shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(b)         So long as the Notes are eligible for book-entry settlement with the Depositary, unless otherwise required by law, subject to the fourth paragraph from the end of Section 2.05(c) all Notes shall be represented by one or more Notes in global form (each, a “Global Note”) registered in the name of the Depositary or the nominee of the Depositary. Each Global Note shall bear the legend required on a Global Note set forth in Exhibit A hereto. The transfer and exchange of beneficial interests in a Global Note that does not involve the issuance of a Physical Note shall be effected through the Depositary (but not the Trustee or the Custodian) in accordance with this Indenture (including the restrictions on transfer set forth herein) and the procedures of the Depositary therefor.

(c)        Every Note that bears or is required under this Section 2.05(c) to bear the Restrictive Notes Legend (together with any Common Stock issued upon conversion of the Notes that is required to bear the legend set forth in Section 2.05(d), collectively, the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 2.05(c) (including the Restrictive Notes Legend), unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Company, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 2.05(c) and Section 2.05(d), the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.

Until the date (the “Resale Restriction Termination Date”) that is the later of (1) the Free Trade Date of the Notes, or such shorter period of time as permitted by Rule 144 or any successor provision thereto, and (2) such later date, if any, as may be required by applicable law, any certificate evidencing such Note (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion thereof, which shall bear the legend set forth in Section 2.05(d), if applicable) shall bear a legend in substantially the following form (the “Restrictive Notes Legend”) (unless such Notes have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company in writing, with notice thereof to the Trustee):

THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)         REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2)          AGREES FOR THE BENEFIT OF BED BATH & BEYOND, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY, IF ANY OR ANY BENEFICIAL INTEREST HEREIN OR THEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUANCE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)          TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B)          PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)          TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)          PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

No transfer of any Note prior to the Resale Restriction Termination Date will be registered by the Note Registrar unless the applicable box on the Form of Assignment and Transfer has been checked.

Any Note (or security issued in exchange or substitution therefor) (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of such Note for exchange to the Note Registrar in accordance with the provisions of this Section 2.05, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the Restrictive Notes Legend and shall not be assigned a restricted CUSIP number. The Company shall be entitled to instruct the Custodian in writing to so surrender any Global Note as to which any of the conditions set forth in clause (i) through (iii) of the immediately preceding sentence have been satisfied, and, upon such instruction, the Custodian shall so surrender such Global Note for exchange; and any new Global Note so exchanged therefor shall not bear the Restrictive Notes Legend and shall not be assigned a restricted CUSIP number. The Company shall promptly notify the Trustee upon the occurrence of the Resale Restriction Termination Date and promptly after a registration statement, if any, with respect to the Notes or any Common Stock issued upon conversion of the Notes has been declared effective under the Securities Act. Upon notice of the Resale Restriction Termination Date in accordance with the immediately preceding sentence, the Restrictive Notes Legend shall be deemed removed from the Note, with no further action required by the Company, the Trustee, or, if applicable, the Depositary; at such time, such Note will be deemed to be identified by the “unrestricted” CUSIP and ISIN numbers provided in the certificate representing such Note; provided, however, that if such Note is a Global Note and the Depositary requires a mandatory exchange or other procedure to cause such Global Note to be identified by “unrestricted” CUSIP and ISIN numbers in the facilities of such Depositary, then (x) the Company will effect such exchange or procedure as soon as reasonably practicable; and (y) for purposes of Section 4.06 and the definition of Freely Tradable, such Global Note will not be deemed to be identified by “unrestricted” CUSIP and ISIN numbers until such time as such exchange or procedure is effected.

Notwithstanding any other provisions of this Indenture (other than the provisions set forth in this Section 2.05(c)), a Global Note may not be transferred as a whole or in part except (i) by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary and (ii) for exchange of a Global Note or a portion thereof for one or more Physical Notes in accordance with the second immediately succeeding paragraph.

The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints The Depository Trust Company to act as Depositary with respect to each Global Note. Initially, each Global Note shall be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee as custodian for Cede & Co.

If (i) the Depositary notifies the Company at any time that the Depositary is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days, (ii) the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days or (iii) an Event of Default with respect to the Notes has occurred and is continuing and, subject to the Depositary’s applicable procedures, a beneficial owner of any Note requests that its beneficial interest therein be issued as a Physical Note, the Company shall execute, and the Trustee, upon receipt of an Officer’s Certificate, an Opinion of Counsel and a Company Order for the authentication and delivery of Notes, shall authenticate and deliver (x) in the case of clause (iii), a Physical Note to such beneficial owner in a principal amount equal to the principal amount of such Note corresponding to such beneficial owner’s beneficial interest and (y) in the case of clause (i) or (ii), Physical Notes to each beneficial owner of the related Global Notes (or a portion thereof) in an aggregate principal amount equal to the aggregate principal amount of such Global Notes in exchange for such Global Notes, and upon delivery of the Global Notes to the Trustee such Global Notes shall be canceled.

Physical Notes issued in exchange for all or a part of the Global Note pursuant to this Section 2.05(c) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, or, in the case of clause (iii) of the immediately preceding paragraph, the relevant beneficial owner, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such Physical Notes to the Persons in whose names such Physical Notes are so registered.

At such time as all interests in a Global Note have been converted, canceled, repurchased upon a Fundamental Change, redeemed or transferred, such Global Note shall be, upon receipt thereof, canceled by the Trustee in accordance with standing procedures and existing instructions between the Depositary and the Custodian. At any time prior to such cancellation, if any interest in a Global Note is exchanged for Physical Notes, converted, canceled, repurchased upon a Fundamental Change, redeemed or transferred to a transferee who receives Physical Notes therefor or any Physical Note is exchanged or transferred for part of such Global Note, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between the Depositary and the Custodian, be appropriately reduced or increased, as the case may be, and an endorsement shall be made on such Global Note, by the Trustee or the Custodian, at the direction of the Trustee, to reflect such reduction or increase.

None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any act or omission of the Depositary or for the payment of amounts to owners of beneficial interest in a Global Note, for any aspect of the records relating to or payments made on account of those interests by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to those interests. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(d)          Until the Resale Restriction Termination Date, any stock certificate representing Common Stock issued upon conversion of a Note shall bear a legend in substantially the following form (unless such Common Stock has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Common Stock has been issued upon conversion of a Note that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company with written notice thereof to the Trustee and any transfer agent for the Common Stock):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)         REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2)          AGREES FOR THE BENEFIT OF BED BATH & BEYOND, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUANCE DATE OF THE SERIES OF NOTES UPON THE CONVERSION OF WHICH THIS SECURITY WAS ISSUED OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)          TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B)          PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)          TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)          PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT FOR THE COMPANY’S COMMON STOCK RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Any such Common Stock (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the transfer agent for the Common Stock, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the restrictive legend required by this Section 2.05(d).

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(e)        Any Note or Common Stock issued upon the conversion or exchange of a Note that is repurchased or owned by the Company or any Affiliate of the Company (or any Person who was an Affiliate of the Company at any time during the three months immediately preceding) may not be resold by the Company or such Affiliate (or such Person, as the case may be) unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Note or Common Stock, as the case may be, no longer being a “restricted security” (as defined under Rule 144).

Section 2.06          Mutilated, Destroyed, Lost or Stolen Notes. In case any Note shall become mutilated or be destroyed, lost or stolen, the Company in its discretion may execute, and upon receipt of a Company Order the Trustee or an authenticating agent appointed by the Trustee shall authenticate and deliver, a new Note, bearing a registration number not contemporaneously outstanding, in exchange and substitution for the mutilated Note, or in lieu of and in substitution for the Note so destroyed, lost or stolen. In every case the applicant for a substituted Note shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless from any loss, liability, cost, fee or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, the applicant shall also furnish to the Company, to the Trustee and, if applicable, to such authenticating agent evidence to their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

The Trustee or such authenticating agent may authenticate any such substituted Note and deliver the same upon the receipt of such security or indemnity as the Trustee, the Company and, if applicable, such authenticating agent may require. No service charge shall be imposed by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent upon the issuance of any substitute Note, but the Company may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of the new substitute Note being different from the name of the Holder of the old Note that became mutilated or was destroyed, lost or stolen. In case any Note that has matured or is about to mature or has been surrendered for required repurchase upon a Fundamental Change or is about to be converted in accordance with Article 14 shall become mutilated or be destroyed, lost or stolen, the Company may, in its sole discretion, instead of issuing a substitute Note, pay or authorize the payment of or convert or authorize the conversion of the same (without surrender thereof except in the case of a mutilated Note), as the case may be, if the applicant for such payment or conversion shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless for any loss, liability, cost, fee or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, evidence satisfactory to the Company, the Trustee and, if applicable, any Paying Agent or Conversion Agent evidence of their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

Every substitute Note issued pursuant to the provisions of this Section 2.06 by virtue of the fact that any Note is destroyed, lost or stolen shall constitute an additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be found at any time, and shall be entitled to all the benefits of (but shall be subject to all the limitations set forth in) this Indenture equally and proportionately with any and all other Notes duly issued hereunder. To the extent permitted by law, all Notes shall be held and owned upon the express condition that the foregoing provisions are exclusive with respect to the replacement, payment, redemption, conversion or repurchase of mutilated, destroyed, lost or stolen Notes and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement, payment, redemption, conversion or repurchase of negotiable instruments or other securities without their surrender.

Section 2.07        Temporary Notes. Pending the preparation of Physical Notes, the Company may execute and the Trustee or an authenticating agent appointed by the Trustee shall, upon receipt of a Company Order, authenticate and deliver temporary Notes (printed or lithographed). Temporary Notes shall be issuable in any authorized denomination, and substantially in the form of the Physical Notes but with such omissions, insertions and variations as may be appropriate for temporary Notes, all as may be determined by the Company. Every such temporary Note shall be executed by the Company and authenticated by the Trustee or such authenticating agent upon the same conditions and in substantially the same manner, and with the same effect, as the Physical Notes. Without unreasonable delay, the Company shall execute and deliver to the Trustee or such authenticating agent Physical Notes (other than any Global Note) and thereupon any or all temporary Notes (other than any Global Note) may be surrendered in exchange therefor, at each office or agency maintained by the Company pursuant to Section 4.02 and the Trustee or such authenticating agent shall authenticate and deliver in exchange for such temporary Notes an equal aggregate principal amount of Physical Notes. Such exchange shall be made by the Company at its own expense and without any charge therefor. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits and subject to the same limitations under this Indenture as Physical Notes authenticated and delivered hereunder.

Section 2.08          Cancellation of Notes Paid, Converted, Etc. The Company shall cause all Notes surrendered for the purpose of payment at maturity, repurchase upon a Fundamental Change, redemption, registration of transfer or exchange or conversion (other than any Notes exchanged pursuant to Section 14.12), if surrendered to any Person that the Company controls, to be delivered to the Trustee for cancellation. All Notes delivered to the Trustee shall be canceled promptly by it. No Notes shall be authenticated in exchange therefor except as expressly permitted by any of the provisions of this Indenture. The Trustee shall dispose of canceled Notes in accordance with its customary procedures and, after such disposition, shall deliver a certificate of such disposition to the Company, at the Company’s written request in a Company Order.

Section 2.09          CUSIP Numbers. The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in all notices issued to Holders as a convenience to such Holders; provided that the Trustee shall have no liability for any defect in the “CUSIP” numbers as they appear on any Note, notice or elsewhere, and, provided, further, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or on such notice and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

Section 2.10          Additional Notes; Repurchases. The Company may, without the consent of, or notice to, the Holders and notwithstanding Section 2.01, at any time on or after the Requisite Stockholder Approval Date, reopen this Indenture and issue additional Notes hereunder with the same terms as the Notes initially issued hereunder (other than differences in the issue date, the issue price, interest accrued prior to the issue date of such additional Notes and, if applicable, restrictions on transfer in respect of such additional Notes) in an unlimited aggregate principal amount; provided that if any such additional Notes are not fungible with the Notes initially issued hereunder for U.S. federal income tax or securities law purposes, such additional Notes shall have one or more separate CUSIP numbers. For the avoidance of doubt, notwithstanding any other provision of this Indenture to the contrary, for purposes of Section 4.06, in the event additional Notes are issued pursuant to this Section 2.10, references to the “Last Original Issuance Date” of the Notes with respect to any Notes issued on the Issue Date shall refer only to such Notes issued on the Issue Date and not any additional Notes issued pursuant to this Section 2.10. Prior to the issuance of any such additional Notes, the Company shall deliver to the Trustee a Company Order, an Officer’s Certificate and an Opinion of Counsel, such Officer’s Certificate and Opinion of Counsel to cover such matters, in addition to those required by Section 17.05, as the Trustee shall reasonably request. In addition, subject to applicable law, the Company or its Subsidiaries may directly or indirectly repurchase Notes in the open market, in privately negotiated transactions, through private or public tender or exchange offers, through cash-settled swaps or other cash-settled derivatives, or otherwise. The Company may, at its option and to the extent permitted by applicable law, reissue, resell or surrender to the Trustee for cancellation any Notes that the Company may repurchase, in the case of a reissuance or resale, so long as such Notes do not constitute Restricted Securities upon such reissuance or resale. Any Notes that the Company or its Subsidiaries may repurchase will be considered outstanding for all purposes herein (other than, at any time when such Notes are held by the Company, any of its Subsidiaries or Affiliates or any subsidiary of any of the Company’s Affiliates, for the purpose of determining whether Holders of the requisite aggregate principal amount of the Notes have concurred in any direction, consent, waiver or other action under this Indenture) unless and until such time the Company surrenders the Notes to the Trustee for cancellation and, upon receipt of a Company Order, the Trustee will cancel all the Notes so surrendered.

ARTICLE 3
SATISFACTION AND DISCHARGE

Section 3.01          Satisfaction and Discharge. (a) This Indenture and the Notes shall cease to be of further effect when (i) all Notes theretofore authenticated and delivered (other than (x) Notes which have been destroyed, lost or stolen and which have been replaced, paid or converted as provided in Section 2.06 and (y) Notes for whose payment money has heretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 4.04(d)) have been delivered to the Trustee for cancellation; or (ii) the Company has irrevocably deposited with the Trustee or delivered to Holders, as applicable, after the Notes have become due and payable, whether on the Maturity Date, any Redemption Date, any Fundamental Change Repurchase Date, upon conversion or otherwise, cash or, solely to satisfy the Company’s Conversion Obligation, cash, shares of Common Stock or a combination thereof, as applicable, sufficient to pay all of the outstanding Notes and all other sums due and payable under this Indenture or the Notes by the Company; and (b) the Trustee upon request of the Company contained in an Officer’s Certificate and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging satisfaction and discharge of this Indenture and the Notes, when the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture and the Notes have been complied with. Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.06 shall survive.

ARTICLE 4
PARTICULAR COVENANTS OF THE COMPANY

Section 4.01          Payment of Principal and Interest. The Company covenants and agrees that it will cause to be paid the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes.

Section 4.02          Maintenance of Office or Agency. The Company will maintain in the contiguous United States of America, an office or agency where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase (“Paying Agent”) or for conversion (“Conversion Agent”) and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office or the office or agency of the Trustee in the contiguous United States of America.

The Company may also from time to time designate as co-Note Registrars one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the contiguous United States of America, for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The terms “Paying Agent” and “Conversion Agent” include any such additional or other offices or agencies, as applicable.

The Company hereby initially designates the Trustee as the Paying Agent, Note Registrar, Custodian and Conversion Agent and the Corporate Trust Office as the office or agency in the contiguous United States of America, where Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase or for conversion and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served; provided that the Corporate Trust Office shall not be a place for service of legal process for the Company.

Section 4.03          Appointments to Fill Vacancies in Trustee’s Office. The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.09, a Trustee, so that there shall at all times be a Trustee hereunder.

Section 4.04          Provisions as to Paying Agent. (a) If the Company shall appoint a Paying Agent other than the Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 4.04:

(i)           that it will hold all sums held by it as such agent for the payment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, the Notes in trust for the benefit of the Holders of the Notes;

(ii)          that it will give the Trustee prompt written notice of any failure by the Company to make any payment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, the Notes when the same shall be due and payable; and

(iii)          that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust.

The Company shall, on or before each due date of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, the Notes, deposit with the Paying Agent a sum sufficient to pay such principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) or accrued and unpaid interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee in writing of any failure to take such action; provided that if such deposit is made on the due date, such deposit must be received by the Paying Agent by 11:00 a.m., New York City time, on such date.

(b)          If the Company shall act as its own Paying Agent, it will, on or before each due date of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, the Notes, set aside, segregate and hold in trust for the benefit of the Holders of the Notes a sum sufficient to pay such principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) and accrued and unpaid interest so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Company to make any payment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, the Notes when the same shall become due and payable.

(c)         Anything in this Section 4.04 to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay, cause to be paid or deliver to the Trustee all sums or amounts held in trust by the Company or any Paying Agent hereunder as required by this Section 4.04, such sums or amounts to be held by the Trustee upon the trusts herein contained and upon such payment or delivery by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent shall be released from all further liability but only with respect to such sums or amounts. Upon the occurrence of any event specified in Section 6.01(h) or Section 6.01(i), the Trustee shall automatically become the Paying Agent.

(d)        Subject to applicable escheatment laws, any money and shares of Common Stock deposited with the Trustee, the Conversion Agent or any Paying Agent, or then held by the Company, in trust for the payment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, accrued and unpaid interest on and the consideration due upon conversion of any Note and remaining unclaimed for two years after such principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable), interest or consideration due upon conversion has become due and payable shall be paid to the Company on request of the Company contained in an Officer’s Certificate, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee, the Conversion Agent or such Paying Agent with respect to such trust money and shares of Common Stock, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 4.05          Existence. Subject to Article 11 and Section 13.03, the Company and each Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 4.06          Rule 144A Information Requirement and Annual Reports. iii) At any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall, so long as any of the Notes or any shares of Common Stock issuable upon conversion thereof shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Trustee and, upon written request, any Holder, beneficial owner or prospective purchaser of such Notes or any shares of Common Stock issuable upon conversion of such Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or shares of Common Stock pursuant to Rule 144A.

(b)          The Company shall file with the Trustee, within 15 days after the same are required to be filed with the Commission, copies of any annual or quarterly reports (on Form 10-K or Form 10-Q or any respective successor form) that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the Commission, and giving effect to any grace period provided by Rule 12b-25 under the Exchange Act (or any successor thereto)). Any such document or report that the Company files with the Commission via the Commission’s EDGAR system (or any successor system) shall be deemed to be filed with the Trustee for purposes of this Section 4.06(b) at the time such documents are filed via the EDGAR system (or such successor), it being understood that the Trustee shall have no responsibility or liability to determine if any documents have been filed. Delivery of the reports, information and documents described in this Section 4.06(b) to the Trustee is for informational purposes only, and the information and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee shall have no liability or responsibility for the filing, timeliness, or content of such reports.

The “grace periods” referred to in the preceding paragraph with respect to any report will include the maximum period afforded by Rule 12b-25 (or any successor rule thereto) under the Exchange Act regardless of whether the Company files, or indicates in the related Form 12b-25 (or any successor form thereto) that Company expects to or will file, such report before the expiration of such maximum period.

(c)          If, at any time during the six-month period beginning on, and including, the date that is six months after the Last Original Issuance Date of the Notes, the Company fails to timely file any document or report that it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), or the Notes are not otherwise Freely Tradable, the Company shall pay Additional Interest on the Notes. The “grace periods” referred to in the preceding sentence with respect to any report will include the maximum period afforded by Rule 12b-25 (or any successor rule thereto) under the Exchange Act regardless of whether the Company files, or indicates in the related Form 12b-25 (or any successor form thereto) that Company expects to or will file, such report before the expiration of such maximum period. Such Additional Interest shall accrue on the Notes at the rate of 0.50% per annum of the principal amount of the Notes outstanding for each day during such period for which the Company’s failure to file has occurred and is continuing or the Notes are not otherwise Freely Tradable.

As used in this Section 4.06(c), documents or reports that the Company is required to “file” with the Commission pursuant to Section 13 or 15(d) of the Exchange Act does not include documents or reports that the Company furnishes to the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

(d)          If, and for so long as, the Restrictive Notes Legend on the Notes specified in Section 2.05(c) has not been removed, the Notes are assigned a restricted CUSIP number or the Notes are not otherwise Freely Tradable as of the 380th day after the Last Original Issuance Date of the Notes, the Company shall pay Additional Interest on the Notes at a rate equal to 0.50% per annum of the principal amount of Notes outstanding until the Restrictive Notes Legend on the Notes has been removed in accordance with Section 2.05(c), the Notes are assigned an unrestricted CUSIP number and the Notes are Freely Tradable.

(e)          Additional Interest will be payable in arrears on each Interest Payment Date following accrual in the same manner as regular interest on the Notes.

(f)          (i) Notwithstanding anything in this Indenture or the Notes to the contrary, but subject to Section 4.06(f)(iii), Additional Interest that accrues on the Notes pursuant to Section 4.06(d) will accrue, but will not be payable on any Interest Payment Date, unless (x) a Holder has delivered to the Company (with a copy to the Trustee), before the Regular Record Date immediately before such Interest Payment Date, a written notice (a “Deferred Additional Interest Demand Request”) demanding payment of Additional Interest or (y) the Company, in its sole and absolute discretion, elects, by sending notice of such election (a “Notice of Election to Pay Deferred Additional Interest”) to Holders (with a copy to the Trustee) before such Regular Record Date, to pay such Additional Interest on such Interest Payment Date (any such accrued and unpaid Additional Interest that, in compliance with the foregoing, is not paid on such Interest Payment Date, “Deferred Additional Interest”).

(ii)           Without further action by the Company or any other Person, interest will automatically accrue on any Deferred Additional Interest from, and including, the applicable Interest Payment Date at a rate per annum equal to the then-applicable Stated Interest Rate the rate per annum at which regular interest accrues to, but excluding, the date on which such Deferred Additional Interest, together with any interest thereon, is paid.

(iii)          Once any accrued and unpaid Additional Interest becomes payable on an Interest Payment Date, whether as a result of the delivery of a Deferred Additional Interest Demand Request or, if earlier, the Company’s election to pay the same, Additional Interest will thereafter not be subject to deferral pursuant to Section 4.06(f)(i). Notwithstanding anything to the contrary in the Indenture or the Notes, all accrued and unpaid Additional Interest, if any, will be paid on the Interest Payment Date occurring on the Maturity Date, and no portion thereof may be deferred pursuant to Section 4.06(f)(i). For the avoidance of doubt, the failure to pay any accrued and unpaid Additional Interest on an Interest Payment Date will not constitute a Default or an Event of Default under this Indenture or the Notes if such payment is deferred in accordance with Section 4.06(f)(i). Otherwise, such a failure to pay will constitute a Default or an Event of Default, as applicable, subject to Section 6.01(a).

(g)        The Additional Interest or Deferred Additional Interest that is payable in accordance with Section 4.06(c), Section 4.06(d) or Section 4.06(f) shall be in addition to, and not in lieu of, any Additional Interest that may be payable as a result of the Company’s election pursuant to Section 6.03. In no event shall Additional Interest (excluding any interest that accrues on any Deferred Additional Interest) that may accrue as a result of the Company’s failure to comply with its obligations to timely file any document or report that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), as set forth in Section 4.06(c), together with any Additional Interest that may accrue at the Company’s election as the remedy for a Reporting Event of Default, accrue at a rate in excess of 0.50% per annum pursuant to this Indenture, regardless of the number of events or circumstances giving rise to the requirement to pay such Additional Interest.

(h)        If Additional Interest or Deferred Additional Interest is payable in accordance with Section 4.06(c), Section 4.06(d) or Section 4.06(f), the Company shall deliver to the Trustee an Officer’s Certificate to that effect stating (i) the amount of such Additional Interest or Deferred Additional Interest that is payable and (ii) the date on which such Additional Interest or Deferred Additional Interest is payable, except that no such Officer’s Certificate is required of any Additional Interest that is deferred in accordance with Section 4.06(f). Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such Additional Interest or Deferred Additional Interest is payable. If the Company has paid Additional Interest or Deferred Additional Interest directly to the Persons entitled to it, the Company shall deliver to the Trustee an Officer’s Certificate setting forth the particulars of such payment. The Trustee shall have no duty to verify the Company’s determination as to whether Additional Interest or Deferred Additional Interest is due or to verify, calculate or confirm the Company’s calculations as to the amount of Additional Interest or Deferred Additional Interest, and may assume without inquiry that no Additional Interest or Deferred Additional Interest is payable until written notice of such Additional Interest or Deferred Additional Interest being payable has been provided to a Responsible Officer of the Trustee by the Company.

Section 4.07          Stay, Extension and Usury Laws. The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company or such Guarantor from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any right, remedy and/or power herein granted to the Trustee, but will suffer and permit the execution of every such right, remedy and/or power as though no such law had been enacted.

Section 4.08          Compliance Certificate; Statements as to Defaults. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 2026) an Officer’s Certificate stating whether the signers thereof have knowledge of any Event of Default or Default that occurred during the previous year and, if so, specifying each such Event of Default or Default and the nature thereof.

In addition, the Company shall deliver to the Trustee, within 30 days after the Company obtains knowledge of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Default or Event of Default, its status and the action that the Company is taking or proposing to take in respect thereof; provided that the Company is not required to deliver such Officer’s Certificate if the event would constitute a Default or Event of Default has been cured or waived before the date the Company is required to deliver such Officer’s Certificate.

Section 4.09          Further Instruments and Acts. Upon request of the Trustee, Paying Agent or Conversion Agent, the Company or any Guarantor will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

Section 4.10          Requisite Stockholder Approval. (a) No later than three months after the Issue Date, unless the Requisite Stockholder Approvals are obtained prior to such date, the Company shall duly notice, convene and hold the First Stockholder Approval Meeting and shall present the Requisite Stockholder Approvals to the Company’s common stockholders for their approval at such meeting. No later than six months after the Issue Date, unless the Requisite Stockholder Approvals are obtained prior to such date, the Company shall duly notice, convene and hold the Second Stockholder Approval Meeting and shall present the Requisite Stockholder Approvals to the Company’s common stockholders for their approval at such meeting. The Company shall present the Requisite Stockholder Approvals to the Company’s common stockholders for approval at each annual meeting of the Company’s common stockholders held after the First Stockholder Approval Meeting until such Requisite Stockholder Approvals have been obtained.

(b)        The Company will use its reasonable best efforts to obtain the Requisite Stockholder Approvals at each meeting at which the Requisite Stockholder Approvals are presented to the Company’s common stockholders for approval, including by (i) preparing a proxy statement for such meeting, (ii) recommending on behalf of the Company and its Board of Directors the approval and adoption of the Requisite Stockholder Approvals, and any other actions necessary in connection therewith, in such proxy statement and any related proxy materials delivered to the Company’s common stockholders and (iii) soliciting from common stockholder proxies in favor of all such actions. No later than one (1) Business Day after the receipt of the Authorized Share Amendment Approval, the Company shall cause to be duly adopted and filed with the Secretary of State of the State of Delaware an amendment to the Company’s amended and restated certificate of incorporation, as amended, reflecting the increase in the Company’s authorized shares of Common Stock approved as part of the Requisite Stockholder Approvals.  Notwithstanding anything in this Indenture or in the Notes to the contrary, if, notwithstanding the Company having used its reasonable best efforts to obtain the Requisite Stockholder Approvals as and when required pursuant to this Section 4.10, the Requisite Stockholder Approvals are not obtained, the sole remedy for the Company’s failure to so obtain the Requisite Stockholder Approvals shall be the increase in the Stated Interest Rate as provided for in the proviso to the definition of Stated Interest Rate.

(c)         No later than four (4) Business Days after the date that the Requisite Stockholder Approvals or any portion of them have been obtained, the Company will file with the Commission via the Commission’s EDGAR system (or any successor system) a Current Report on Form 8-K or will issue a press release announcing the receipt of the Requisite Stockholder Approvals and the applicable Requisite Stockholder Approval Date.

Section 4.11          Registration Rights. The Company agrees that each of the Holders shall be entitled to the rights and benefits set forth in the Registration Rights Agreement upon delivery of an executed joinder to the Registration Rights Agreement (as provided for therein) to the Company. By its purchase or acceptance of any Notes and delivery to the Company of such executed joinder to the Registration Rights Agreement, each Holder agrees to be bound by the terms of the Registration Rights Agreement as it relates to the Registrable Securities (as defined therein).

ARTICLE 5
LISTS OF HOLDERS AND REPORTS BY THE COMPANY AND THE TRUSTEE

Section 5.01          Lists of Holders. The Company covenants and agrees that it will furnish or cause to be furnished to the Trustee, semi-annually, not more than 15 days after each [●] and [●] in each year beginning with [●], 202[●],12 and at such other times as the Trustee may request in writing, within 30 days after receipt by the Company of any such request (or such lesser time as the Trustee may reasonably request in order to enable it to timely provide any notice to be provided by it hereunder), a list in such form as the Trustee may reasonably require of the names and addresses of the Holders as of a date not more than 15 days (or such other date as the Trustee may reasonably request in order to so provide any such notices) prior to the time such information is furnished, except that no such list need be furnished so long as the Trustee is acting as Note Registrar.

Section 5.02          Preservation and Disclosure of Lists. The Trustee shall preserve, in as current a form as is reasonably practicable, all information as to the names and addresses of the Holders contained in the most recent list furnished to it as provided in Section 5.01 or maintained by the Trustee in its capacity as Note Registrar, if so acting. The Trustee may destroy any list furnished to it as provided in Section 5.01 upon receipt of a new list so furnished.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01          Events of Default. Each of the following events shall be an “Event of Default” with respect to the Notes:

(a)          default in any payment of interest on any Note when due and payable, and the default continues for a period of 30 days;

(b)          default in the payment of principal of any Note when due and payable on the Maturity Date, upon Optional Redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(c)          failure by the Company to comply with its obligation to convert the Notes in accordance with this Indenture upon exercise of a Holder’s conversion right and such failure continues for three (3) Business Days;

(d)          failure by the Company to issue a Fundamental Change Company Notice in accordance with Section 15.02(c), a notice of a Make-Whole Fundamental Change in accordance with Section 14.03(b) or notice of a specified corporate transaction in accordance with Section 14.01(b)(iii), in each case when due;

[12]	To be the Regular Record Dates for each Interest Payment Date.

(e)          failure by the Company to comply with its obligations under Article 11 or Article 13;

(f)         failure by the Company for 60 days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the Notes or this Indenture;

(g)         default by the Company, any Guarantor or any Significant Subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any principal amount of indebtedness for money borrowed in excess of $75,000,000 (or its foreign currency equivalent) in the aggregate of the Company, any such Guarantor or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date or (ii) constituting a failure to pay the principal of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with this Indenture;

(h)        the Company, any Guarantor or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company, any such Guarantor or any such Significant Subsidiary or any of their respective debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, any such Guarantor or any such Significant Subsidiary or any of their respective property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or them, or shall make a general assignment for the benefit of creditors;

(i)          an involuntary case or other proceeding shall be commenced against the Company, any Guarantor or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company, any such Guarantor or any such Significant Subsidiary or any of their respective debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, any such Guarantor or any such Significant Subsidiary or any substantial part of any of their respective property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive days; or

(j)          any Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under the Guarantee of such Guarantor (other than by reason of release of such Guarantor from its Guarantee in accordance with the terms of this Indenture and the Guarantee).

Section 6.02          Acceleration; Rescission and Annulment. If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in Section 6.01(h) or Section 6.01(i) with respect to the Company or any Guarantor), unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding determined in accordance with Section 8.04, by notice in writing to the Company (and to the Trustee if given by Holders), may declare 100% of the principal of, and accrued and unpaid interest on, all outstanding Notes to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything contained in this Indenture or in the Notes to the contrary notwithstanding. For the avoidance of doubt, if such Event of Default is not continuing at the time such notice is provided (that is, such Event of Default has been cured or waived as of such time), then such notice will not be effective to cause such amounts to become due and payable immediately. If an Event of Default specified in Section 6.01(h) or Section 6.01(i) with respect to the Company or any Guarantor occurs and is continuing, 100% of the principal of, and accrued and unpaid interest, if any, on, all Notes shall become and shall automatically be immediately due and payable.

The immediately preceding paragraph, however, is subject to the conditions that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, and if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) any and all existing Events of Default (including, for the avoidance of doubt, the failure to pay interest, if any, due and payable on any Defaulted Amounts) under this Indenture, other than the nonpayment of the principal of and accrued and unpaid interest, if any, on Notes that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 6.09, then, and in every such case (except as provided in the immediately succeeding sentence), the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default with respect to the Notes and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon. Notwithstanding anything to the contrary herein, no such waiver or rescission and annulment shall extend to or shall affect any Default or Event of Default resulting from (i) the nonpayment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, any Notes, (ii) a failure to repurchase any Notes when required, (iii) a failure to pay or deliver, as the case may be, the consideration due upon conversion of the Notes or (iv) a default in respect of a covenant or provision hereof which under Article 10 cannot be modified or amended without the consent of each Holder of an outstanding Note affected.

For the avoidance of doubt, and without limiting the manner in which any Default can be cured, (a) a Default consisting of a failure to send a notice in accordance with this Indenture will be cured upon the sending of such notice; (b) a Default in making any payment on (or delivering any other consideration in respect of) any Note will be cured upon the delivery, in accordance with this Indenture, of such payment (or other consideration) together, if applicable, with Default Interest thereon; and (c) a Default that is or, after notice, passage of time or both, would be a Reporting Event of Default will be cured upon the filing of the relevant report(s) giving rise to such Reporting Event of Default. In addition, for the avoidance of doubt, if (x) a Default that is not an Event of Default is cured or waived before such Default would have constituted an Event of Default, then no Event of Default will result from such Default; and (y) if an Event of Default is cured or waived before any related notice of acceleration is delivered, such Event of Default shall be deemed cured and the Notes shall not be subject to acceleration on account of such Default.

Section 6.03          Additional Interest. Notwithstanding anything in this Indenture or in the Notes to the contrary, to the extent the Company elects, the sole remedy for an Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.06(b) (a “Reporting Event of Default”) shall, for the first 365 days after the occurrence of such an Event of Default, consist exclusively of the right to receive Additional Interest on the Notes at a rate equal to (x) 0.25% per annum of the principal amount of the Notes outstanding for each day that such Event of Default is continuing during the first 180 days after the occurrence of such Event of Default and (y) 0.50% per annum of the principal amount of the Notes outstanding for each day that such Event of Default is continuing during the subsequent 185-day period. Subject to the last paragraph of this Section 6.03, Additional Interest payable pursuant to this Section 6.03 shall be in addition to, not in lieu of, any Additional Interest payable pursuant to Section 4.06(c) or Section 4.06(d). If the Company so elects, such Additional Interest shall be payable in the same manner and on the same dates as the stated interest payable on the Notes. On the 366th day after such Event of Default (if a Reporting Event of Default is not cured or waived prior to such 366th day), the Notes shall be immediately subject to acceleration as provided in Section 6.02. The provisions of this paragraph will not affect the rights of Holders in the event of the occurrence of any Event of Default other than a Reporting Event of Default. In the event the Company does not elect to pay Additional Interest following an Event of Default in accordance with this Section 6.03 or the Company elected to make such payment but does not pay the Additional Interest when due, the Notes shall be immediately subject to acceleration as provided in Section 6.02.

In order to elect to pay Additional Interest as the sole remedy during the first 365 days after the occurrence of a Reporting Event of Default, the Company must notify all Holders of the Notes, the Trustee and the Paying Agent in an Officer’s Certificate of such election prior to the beginning of such 365-day period. Upon the failure to timely give such notice, the Notes shall be immediately subject to acceleration as provided in Section 6.02.

In no event shall Additional Interest payable at the Company’s election as the remedy for a Reporting Event of Default, together with any Additional Interest that may accrue as a result of the Company’s failure to timely file any document or report that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods under the Exchange Act and other than reports on Form 8-K), pursuant to Section 4.06(c), accrue at a rate in excess of 0.50% per annum pursuant to this Indenture, regardless of the number of events or circumstances giving rise to the requirement to pay such Additional Interest.

Section 6.04          Payments of Notes on Default; Suit Therefor. If an Event of Default described in clause (a) or (b) of Section 6.01 shall have occurred and be continuing, the Company shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal and interest, if any, with interest on any overdue principal and interest, if any, at the Stated Interest Rate at such time and, in addition thereto, such further amount as shall be sufficient to cover any amounts due to the Trustee under Section 7.06. If the Company shall fail to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.

In the event there shall be pending proceedings for the bankruptcy or for the reorganization of the Company or any other obligor on the Notes under Title 11 of the United States Code, or any other applicable law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Company or such other obligor, the property of the Company or such other obligor, or in the event of any other judicial proceedings relative to the Company or such other obligor upon the Notes, or to the creditors or property of the Company or such other obligor, the Trustee, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section 6.04, shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal and accrued and unpaid interest, if any, in respect of the Notes, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents and to take such other actions as it may deem necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, fees, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceedings relative to the Company or any other obligor on the Notes, its or their creditors, or its or their property, and to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same after the deduction of any amounts due to the Trustee under Section 7.06; and any receiver, assignee or trustee in bankruptcy or reorganization, liquidator, custodian or similar official is hereby authorized by each of the Holders to make such payments to the Trustee, as administrative expenses, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for reasonable compensation, expenses, advances and disbursements, including agents and counsel fees, and including any other amounts due to the Trustee under Section 7.06, incurred by it up to the date of such distribution. To the extent that such payment of reasonable compensation, expenses, advances and disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property that the Holders of the Notes may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting such Holder or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

All rights of action and of asserting claims under this Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes, or the production thereof at any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes.

In any proceedings brought by the Trustee (and in any proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders of the Notes, and it shall not be necessary to make any Holders of the Notes parties to any such proceedings.

In case the Trustee shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned because of any waiver pursuant to Section 6.09 or any rescission and annulment pursuant to Section 6.02 or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Holders and the Trustee shall, subject to any determination in such proceeding, be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Holders and the Trustee shall continue as though no such proceeding had been instituted.

Section 6.05          Application of Monies Collected by Trustee. Any monies or property received or collected by the Trustee pursuant to this Article 6 with respect to the Notes shall be applied in the following order, at the date or dates fixed by the Trustee for the distribution of such monies or property, upon presentation of the several Notes, and stamping thereon the payment, if only partially paid, and upon surrender thereof, if fully paid:

First, to the payment of all amounts due the Trustee (acting in any capacity hereunder), including its agent and counsel hereunder, including under Section 7.06;

Second, in case the principal of the outstanding Notes shall not have become due and be unpaid, to the payment of interest on, and any cash due upon conversion of, the Notes in default in the order of the date due of the payments of such interest and cash due upon conversion, as the case may be, with interest (to the extent that such interest has been collected by the Trustee) upon such overdue payments at the Stated Interest Rate at such time, such payments to be made ratably to the Persons entitled thereto;

Third, in case the principal of the outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount (including, if applicable, the payment of the Redemption Price and the Fundamental Change Repurchase Price and any cash due upon conversion) then owing and unpaid upon the Notes for principal and interest, if any, with interest on the overdue principal and, to the extent that such interest has been collected by the Trustee, upon overdue installments of interest at the Stated Interest Rate at such time, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal (including, if applicable, the Redemption Price and the Fundamental Change Repurchase Price and any cash due upon conversion) and interest without preference or priority of principal over interest, or of interest over principal or of any installment of interest over any other installment of interest, or of any Note over any other Note, ratably to the aggregate of such principal (including, if applicable, the Redemption Price and the Fundamental Change Repurchase Price and any cash due upon conversion) and accrued and unpaid interest; and

Fourth, to the payment of the remainder, if any, to the Company.

Section 6.06          Proceedings by Holders. Except to enforce the right to receive payment of principal (including, if applicable, the Redemption Price and the Fundamental Change Repurchase Price) or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no Holder of any Note shall have any right by virtue of or by availing of any provision of this Indenture or the Notes to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, unless:

(a)          such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as herein provided;

(b)          Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder;

(c)          such Holders shall have offered to the Trustee such security or indemnity reasonably satisfactory to it against any loss, cost, fee, damage, liability or expense to be incurred therein or thereby;

(d)          the Trustee for 60 days after its receipt of such notice, request and offer of such security or indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and

(e)          no direction that, in the opinion of the Trustee, is inconsistent with such written request shall have been given to the Trustee by the Holders of a majority of the aggregate principal amount of the Notes then outstanding within such 60-day period pursuant to Section 6.09, it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee that no one or more Holders shall have any right in any manner whatever by virtue of or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of any other Holder, or to obtain or seek to obtain priority over or preference to any other such Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to any other Holder), or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders (except as otherwise provided herein). For the protection and enforcement of this Section 6.06, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Notwithstanding any other provision of this Indenture and any provision of any Note, the right of any Holder to receive payment or delivery, as the case may be, of (x) the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, such Note, on or after the respective due dates expressed or provided for in such Note or in this Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, on or after such respective dates against the Company shall not be impaired or affected without the consent of such Holder.

Section 6.07          Proceedings by Trustee. In case of an Event of Default, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this Indenture by such appropriate judicial proceedings as are necessary to protect and enforce any of such rights, either by suit in equity or by action at law or by proceeding in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture, or to enforce any other legal or equitable right vested in the Trustee by this Indenture or by law.

Section 6.08          Remedies Cumulative and Continuing. Except as provided in the last paragraph of Section 2.06, all powers and remedies given by this Article 6 to the Trustee or to the Holders shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the Trustee or the Holders of the Notes, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Indenture, and no delay or omission of the Trustee or of any Holder of any of the Notes to exercise any right or power accruing upon any Default or Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Default or Event of Default or any acquiescence therein; and, subject to the provisions of Section 6.06, every power and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.

Section 6.09          Direction of Proceedings and Waiver of Defaults by Majority of Holders. The Holders of a majority of the aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that (a) such direction shall not be in conflict with any rule of law or with this Indenture, and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may refuse to follow any direction that it determines is in conflict with any rule of law or with this Indenture or is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. The Holders of a majority in aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 may on behalf of the Holders of all of the Notes waive any past Default or Event of Default hereunder and its consequences except any continuing defaults relating to (i) a default in the payment of accrued and unpaid interest, if any, on, or the principal (including any Redemption Price and any Fundamental Change Repurchase Price) of, the Notes when due that has not been cured pursuant to the provisions of Section 6.01, (ii) a failure by the Company to pay or deliver, as the case may be, the consideration due upon conversion of the Notes or (iii) a default in respect of a covenant or provision hereof which under Article 10 cannot be modified or amended without the consent of each Holder of an outstanding Note affected. Upon any such waiver the Company, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Whenever any Default or Event of Default hereunder shall have been waived as permitted by this Section 6.09, said Default or Event of Default shall for all purposes of the Notes and this Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.10          Notice of Defaults. The Trustee shall, within 90 days after the occurrence and continuance of a Default of which a Responsible Officer has actual knowledge, deliver to all Holders notice of all Defaults known to a Responsible Officer, unless such Defaults shall have been cured or waived before the giving of such notice; provided that, except in the case of a Default in the payment of the principal of (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable), or accrued and unpaid interest on, any of the Notes or a Default in the payment or delivery of the consideration due upon conversion, the Trustee shall be protected in withholding such notice if a Responsible Officer of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders. For the avoidance of doubt, the Trustee will not be required to deliver such notice at any time after such Default or Event of Default is cured or waived.

Section 6.11          Undertaking to Pay Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may, in its discretion, require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 6.11 (to the extent permitted by law) shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Notes at the time outstanding determined in accordance with Section 8.04, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or accrued and unpaid interest, if any, on any Note (including, but not limited to, the Redemption Price and the Fundamental Change Repurchase Price, if applicable) on or after the due date expressed or provided for in such Note or to any suit for the enforcement of the right to convert any Note, or receive the consideration due upon conversion, in accordance with the provisions of Article 14.

ARTICLE 7
CONCERNING THE TRUSTEE

Section 7.01          Duties and Responsibilities of Trustee. The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default that may have occurred for which a Responsible Officer has actual knowledge or written notice, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. In the event an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered, and, if requested, provided to the Trustee indemnity or security satisfactory to it against any loss, cost, fee, damage, liability or expense that might be incurred by it in compliance with such request or direction.

No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(a)          prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default that may have occurred:

(i)           the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of gross negligence or willful misconduct on the part of the Trustee as finally adjudicated by a court of competent jursidiction, the Trustee may, as to the truth of the statements and the correctness of the opinions expressed therein, conclusively rely upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein);

(b)          the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Officers of the Trustee, unless it shall be proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(c)         the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority of the aggregate principal amount of the Notes at the time outstanding determined as provided in Section 8.04 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(d)          whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee shall be subject to the provisions of this Section;

(e)          the Trustee shall not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any co-Note Registrar with respect to the Notes;

(f)         if any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred, unless a Responsible Officer of the Trustee had actual knowledge of such event;

(g)         in the absence of written investment direction from the Company, all cash received by the Trustee shall be placed in a non-interest bearing trust account, and in no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon or for losses incurred as a result of the liquidation of any such investment prior to its maturity date or the failure of the party directing such investments prior to its maturity date or the failure of the party directing such investment to provide timely written investment direction, and the Trustee shall have no obligation to invest or reinvest any amounts held hereunder in the absence of such written investment direction from the Company; and

(h)        in the event that the Trustee is also acting as Custodian, Note Registrar, Paying Agent, Conversion Agent or transfer agent hereunder, the rights and protections afforded to the Trustee pursuant to this Article 7 shall also be afforded to such Custodian, Note Registrar, Paying Agent, Conversion Agent or transfer agent.

None of the provisions contained in this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.

Section 7.02          Reliance on Documents, Opinions, Etc. Except as otherwise provided in Section 7.01:

(a)         the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, note, coupon or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b)         any request, direction, order or demand of the Company or any Guarantor mentioned herein shall be sufficiently evidenced by an Officer’s Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of the Company;

(c)         whenever in the administration of this Indenture, the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on its part as finally adjudicated by a court of competent jursidiction, conclusively rely upon an Officer’s Certificate;

(d)         the Trustee may consult with counsel of its selection, and require an Opinion of Counsel and any advice of such counsel or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(e)        the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation;

(f)          the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, custodians, nominees or attorneys and the Trustee shall not be responsible or liable for any action, inaction, misconduct or negligence on the part of any agent, custodian, nominee or attorney appointed by it with due care hereunder;

(g)         the permissive rights of the Trustee enumerated herein shall not be construed as duties;

(h)         the Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of the individuals or titles of officers authorized at such times to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded;

(i)          neither the Trustee nor any of its directors, officers, employees, agents, or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Company, or any of their respective directors, members, officers, agents, affiliates, or employees, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Trustee shall not be responsible or liable for any inaccuracy in the information obtained from the Company or for any inaccuracy or omission in the records which may result from such information or any failure by the Trustee to perform its duties as set forth herein as a result of any inaccuracy or incompleteness;

(j)          the Trustee shall have no obligation to pursue any action that is not in accordance with applicable law;

(k)        the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered (and if requested, provided) to the Trustee security or indemnity satisfactory to the Trustee against the costs, fees, damages, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(l)          the Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture; and

(m)       the Trustee shall not be obligated to take possession of any Common Stock, whether upon conversion or in connection with any discharge of this Indenture pursuant to Article 3 hereof, but shall satisfy its obligation as Conversion Agent by working through the stock transfer agent of the Company from time to time as directed by the Company.

In no event shall the Trustee be liable for any special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes, unless either (1) a Responsible Officer shall have actual knowledge of such Default or Event of Default or (2) written notice of such Default or Event of Default shall have been actually received by a Responsible Officer of the Trustee, as sent by the Company or by any Holder of the Notes.

Section 7.03          No Responsibility for Recitals, Etc. The recitals contained herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to and shall not be responsible or liable for the validity or sufficiency of this Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of any Notes or the proceeds of any Notes authenticated and delivered by the Trustee in conformity with the provisions of this Indenture.

Section 7.04          Trustee, Paying Agents, Conversion Agents or Note Registrar May Own Notes. The Trustee, any Paying Agent, any Conversion Agent or Note Registrar, in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not the Trustee, Paying Agent, Conversion Agent or Note Registrar.

Section 7.05          Monies and Shares of Common Stock to Be Held in Trust. All monies and shares of Common Stock received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received. Money and shares of Common Stock held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money or shares of Common Stock received by it hereunder except as may be agreed from time to time by the Company and the Trustee.

Section 7.06          Compensation and Expenses of Trustee. The Company covenants and agrees to pay to the Trustee, in each capacity under this Indenture, from time to time and the Trustee shall receive such compensation for all services rendered by it hereunder in any capacity (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as mutually agreed to in writing between the Trustee and the Company, and the Company will pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances reasonably incurred or made by the Trustee in accordance with any of the provisions of this Indenture in any capacity thereunder (including the reasonable compensation and the expenses, fees, disbursements and advances of its agents and counsel and of all Persons not regularly in its employ) except any such expense, disbursement or advance as shall have been caused by its gross negligence or willful misconduct as finally adjudicated by a court of competent jurisdiction. The Company and each Person that becomes a Guarantor by execution of a supplemental indenture to this Indenture, jointly and severally, covenants to indemnify the Trustee or any predecessor Trustee in any capacity under this Indenture and any other document or transaction entered into in connection herewith and its officers, directors, attorneys, employees and agents and any authenticating agent for, and to hold them harmless against, any loss, claim, damage, liability, cost, fee or expense (including reasonable attorneys’ fees and expenses an court costs) incurred without gross negligence or willful misconduct, as finally adjudicated by a court of competent jurisdiction on the part of the Trustee, its officers, directors, agents or employees, or such agent or authenticating agent, as the case may be, and arising out of or in connection with the acceptance or administration of this Indenture or in any other capacity hereunder, including the costs and expenses (including reasonable attorneys’ fees and expenses and court costs) of defending themselves against any claim of liability in the premises and enforcement of this Section 7.06. The obligations of the Company and the Guarantors under this Section 7.06 to compensate or indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances shall be secured by a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except, subject to the effect of Section 6.05, funds held in trust herewith for the benefit of the Holders of particular Notes, and, for the avoidance of doubt, such lien shall not be extended in a manner that would conflict with the Company’s obligations to its other creditors. The Trustee’s right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or indebtedness of the Company. The obligation of the Company under this Section 7.06 shall survive the satisfaction and discharge of this Indenture, termination or assignment of this Indenture, and the earlier resignation or removal of the Trustee. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The indemnification provided in this Section 7.06 shall extend to the officers, directors, agents and employees of the Trustee.

Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee and its agents and any authenticating agent incur expenses or render services after an Event of Default specified in Section 6.01(h) or Section 6.01(i) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy, insolvency or similar laws.

Section 7.07          Officer’s Certificate and Opinion of Counsel as Evidence. Except as otherwise provided in Section 7.01, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Trustee as finally adjudicated by a court of competent jurisdiction, be deemed to be conclusively proved and established by an Officer’s Certificate and Opinion of Counsel delivered to the Trustee, and such Officer’s Certificate and Opinion of Counsel, in the absence of gross negligence or willful misconduct on the part of the Trustee as finally adjudicated by a court of competent jurisdiction, shall be full warrant to the Trustee for any action taken or omitted by it under the provisions of this Indenture upon the faith thereof.

Section 7.08          Eligibility of Trustee. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act (as if the Trust Indenture Act were applicable hereto) to act as such and has a combined capital and surplus of at least $50,000,000. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 7.

Section 7.09          Resignation or Removal of Trustee. (a) The Trustee may at any time resign by giving written notice of such resignation to the Company. Upon receiving such notice of resignation, the Company shall promptly notify all Holders and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 45 days after the giving of such notice of resignation to the Holders, the resigning Trustee may, upon ten Business Days’ notice to the Company and the Holders, petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor trustee, or any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, subject to the provisions of Section 6.11, on behalf of himself or herself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

(b)          In case at any time any of the following shall occur:

(i)          the Trustee shall cease to be eligible in accordance with the provisions of Section 7.08 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(ii)          the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in either case, the Company may by a Board Resolution remove the Trustee and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section 6.11, any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, on behalf of himself or herself and all others similarly situated, petition any court of competent jurisdiction at the expense of the Company for the removal of the Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee.

(c)          The Holders of a majority in aggregate principal amount of the Notes at the time outstanding, as determined in accordance with Section 8.04, may at any time remove the Trustee upon 30 days’ advance written notice and nominate a successor trustee that shall be deemed appointed as successor trustee unless within ten days after notice to the Company of such nomination the Company objects thereto, in which case the Trustee so removed or any Holder, upon the terms and conditions and otherwise as in Section 7.09(a) provided, may petition any court of competent jurisdiction for an appointment of a successor trustee.

(d)          Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 7.09 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 7.10.

Section 7.10         Acceptance by Successor Trustee. Any successor trustee appointed as provided in Section 7.09 shall execute, acknowledge and deliver to the Company and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein; but, nevertheless, on the written request of the Company or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it hereunder (including the retiring Trustee’s fees, costs, expenses (including attorneys’ fees and expenses) pursuant to the provisions of Section 7.06, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon request of any such successor trustee, the Company shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by such trustee as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 7.06.

No successor trustee shall accept appointment as provided in this Section 7.10 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 7.08.

Upon acceptance of appointment by a successor trustee as provided in this Section 7.10, each of the Company and the successor trustee, at the written direction and at the expense of the Company shall deliver or cause to be delivered notice of the succession of such trustee hereunder to the Holders. If the Company fails to deliver such notice within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be delivered at the expense of the Company.

Section 7.11          Succession by Merger, Etc. Any corporation or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion, sale or consolidation to which the Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business or assets of the Trustee (including the administration of this Indenture), shall be the successor to the Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that in the case of any corporation or other entity succeeding to all or substantially all of the corporate trust business or assets of the Trustee such corporation or other entity shall be eligible under the provisions of Section 7.08.

In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee or authenticating agent appointed by such predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee or an authenticating agent appointed by such successor trustee may authenticate such Notes either in the name of any predecessor trustee hereunder or in the name of the successor trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor trustee or to authenticate Notes in the name of any predecessor trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.12          Trustee’s Application for Instructions from the Company. Any application by the Trustee for written instructions from the Company (other than with regard to any action proposed to be taken or omitted to be taken by the Trustee that affects the rights of the Holders of the Notes under this Indenture) may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable to the Company for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date notice to the Company is deemed to be received pursuant to Section 17.03, unless any such officer shall have consented in writing to any earlier date), unless, prior to taking any such action (or the effective date in the case of any omission), the Trustee shall have received written instructions in accordance with this Indenture in response to such application specifying the action to be taken or omitted.

ARTICLE 8
CONCERNING THE HOLDERS

Section 8.01          Action by Holders. Whenever in this Indenture it is provided that the Holders of a specified percentage of the aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action, the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, or (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with the provisions of Article 9, or (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders. Whenever the Company or the Trustee solicits the taking of any action by the Holders of the Notes, the Company or the Trustee may, but shall not be required to, fix in advance of such solicitation, a date as the record date for determining Holders entitled to take such action. The record date if one is selected shall be not more than fifteen days prior to the date of commencement of solicitation of such action.

Section 8.02          Proof of Execution by Holders. Subject to the provisions of Section 7.01, Section 7.02 and Section 9.05, proof of the execution of any instrument or writing by a Holder or its agent or proxy shall be sufficient if made in accordance with such reasonable rules and regulations as may be prescribed by the Trustee or in such manner as shall be satisfactory to the Trustee. The holding of Notes shall be proved by the Note Register or by a certificate of the Note Registrar. The record of any Holders’ meeting shall be proved in the manner provided in Section 9.06.

Section 8.03          Who Are Deemed Absolute Owners. The Company, the Trustee, any authenticating agent, any Paying Agent, any Conversion Agent and any Note Registrar may deem the Person in whose name a Note shall be registered upon the Note Register to be, and may treat it as, the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Company or any Note Registrar) for the purpose of receiving payment of or on account of the principal (including any Redemption Price and any Fundamental Change Repurchase Price) of and (subject to Section 2.03) accrued and unpaid interest on such Note, for conversion of such Note and for all other purposes under this Indenture; and neither the Company nor the Trustee nor any Paying Agent nor any Conversion Agent nor any Note Registrar shall be affected by any notice to the contrary. The sole registered holder of a Global Note shall be the Depositary or its nominee. All such payments or deliveries so made to any Holder for the time being, or upon its order, shall be valid, and, to the extent of the sums or shares of Common Stock so paid or delivered, effectual to satisfy and discharge the liability for monies payable or shares deliverable upon any such Note. Notwithstanding anything to the contrary in this Indenture or the Notes following an Event of Default, any holder of a beneficial interest in a Global Note may directly enforce against the Company, without the consent, solicitation, proxy, authorization or any other action of the Depositary or any other Person, such holder’s right to exchange such beneficial interest for a Note in certificated form in accordance with the provisions of this Indenture.

Section 8.04          Company-Owned Notes Disregarded. In determining whether the Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture, Notes that are owned by the Company, by any Subsidiary thereof or by any Affiliate of the Company or any Subsidiary thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent, waiver or other action only Notes that a Responsible Officer actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as outstanding for the purposes of this Section 8.04 if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to so act with respect to such Notes and that the pledgee is not the Company, a Subsidiary thereof or an Affiliate of the Company or a Subsidiary thereof. In the case of a dispute as to such right, any decision or indecision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officer’s Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons; and, subject to Section 7.01, the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

Section 8.05          Revocation of Consents; Future Holders Bound. At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 8.01, of the taking of any action by the Holders of the percentage of the aggregate principal amount of the Notes specified in this Indenture in connection with such action, any Holder of a Note that is shown by the evidence to be included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its Corporate Trust Office and upon proof of holding as provided in Section 8.02, revoke such action so far as concerns such Note. Except as aforesaid, any such action taken by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Notes issued in exchange or substitution therefor or upon registration of transfer thereof, irrespective of whether any notation in regard thereto is made upon such Note or any Note issued in exchange or substitution therefor or upon registration of transfer thereof.

ARTICLE 9
HOLDERS’ MEETINGS

Section 9.01          Purpose of Meetings. A meeting of Holders may be called at any time and from time to time pursuant to the provisions of this Article 9 for any of the following purposes:

(a)          to give any notice to the Company or to the Trustee or to give any directions to the Trustee permitted under this Indenture, or to consent to the waiving of any Default or Event of Default hereunder (in each case, as permitted under this Indenture) and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article 6;

(b)          to remove the Trustee and nominate a successor trustee pursuant to the provisions of Article 7;

(c)          to consent to the execution of an indenture or indentures supplemental hereto pursuant to the provisions of Section 10.02; or

(d)          to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Notes under any other provision of this Indenture or under applicable law.

Section 9.02          Call of Meetings by Trustee. The Trustee may at any time call a meeting of Holders to take any action specified in Section 9.01, to be held at such time and at such place as the Trustee shall determine. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting and the establishment of any record date pursuant to Section 8.01, shall be delivered to Holders of such Notes. Such notice shall also be delivered to the Company. Such notices shall be delivered not less than 20 nor more than 90 days prior to the date fixed for the meeting.

Any meeting of Holders shall be valid without notice if the Holders of all Notes then outstanding are present in person or by proxy or if notice is waived before or after the meeting by the Holders of all Notes then outstanding, and if the Company and the Trustee are either present by duly authorized representatives or have, before or after the meeting, waived notice.

Section 9.03          Call of Meetings by Company or Holders. In case at any time the Company, pursuant to a Board Resolution, or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding, shall have requested the Trustee to call a meeting of Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have delivered the notice of such meeting within 20 days after receipt of such request, then the Company or such Holders may determine the time and the place for such meeting and may call such meeting to take any action authorized in Section 9.01, by delivering notice thereof as provided in Section 9.02.

Section 9.04          Qualifications for Voting. To be entitled to vote at any meeting of Holders a Person shall (a) be a Holder of one or more Notes on the record date pertaining to such meeting or (b) be a Person appointed by an instrument in writing as proxy by a Holder of one or more Notes on the record date pertaining to such meeting. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.

Section 9.05          Regulations. Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders, in regard to proof of the holding of Notes and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall think fit.

The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 9.03, in which case the Company or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Holders of a majority in aggregate principal amount of the outstanding Notes represented at the meeting and entitled to vote at the meeting.

Subject to the provisions of Section 8.04, at any meeting of Holders each Holder or proxyholder shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by him or her; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Notes held by it or instruments in writing as aforesaid duly designating it as the proxy to vote on behalf of other Holders. Any meeting of Holders duly called pursuant to the provisions of Section 9.02 or Section 9.03 may be adjourned from time to time by the Holders of a majority of the aggregate principal amount of Notes represented at the meeting, whether or not constituting a quorum, and the meeting may be held as so adjourned without further notice.

Section 9.06          Voting. The vote upon any resolution submitted to any meeting of Holders shall be by written ballot on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the outstanding aggregate principal amount of the Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was delivered as provided in Section 9.02. The record shall show the aggregate principal amount of the Notes voting in favor of or against any resolution. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Company and the other to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.

Any record so signed and verified shall be conclusive evidence of the matters therein stated.

Section 9.07          No Delay of Rights by Meeting. Nothing contained in this Article 9 shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Holders under any of the provisions of this Indenture or of the Notes. Nothing contained in this Article 9 shall be deemed or construed to limit any Holder’s actions pursuant to the applicable procedures of the Depositary so long as the Notes are Global Notes.

ARTICLE 10
SUPPLEMENTAL INDENTURES

Section 10.01          Supplemental Indentures Without Consent of Holders. The Company, the Guarantors and the Trustee, at the Company’s expense, may from time to time and at any time enter into an indenture or indentures supplemental hereto for one or more of the following purposes:

(a)          to cure any ambiguity, omission, defect or inconsistency that does not adversely affect the rights of any Holder in any material respect;

(b)          to provide for the assumption by a Successor Entity of the obligations of the Company under this Indenture pursuant to Article 11 or for the assumption by a Successor Guarantor of the obligations of any Guarantor under this Indenture pursuant to Section 13.03;

(c)          to add additional guarantees with respect to the Notes;

(d)          to secure the Notes or the Guarantees;

(e)          to add to the covenants in this Indenture or Events of Default for the benefit of the Holders or surrender any right or power conferred upon the Company or any Guarantor;

(f)          to make any change that does not adversely affect the rights of any Holder in any material respect;

(g)          in connection with any Share Exchange Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02, and make such related changes to the terms of the Notes to the extent expressly required by Section 14.07;

(h)          [intentionally omitted];

(i)          to comply with the rules of any applicable Depositary, including The Depository Trust Company, so long as such amendment does not adversely affect the rights of any Holder;

(j)          to appoint a successor trustee with respect to the Notes;

(k)          to increase the Conversion Rate as provided in this Indenture;

(l)          to provide for the acceptance of appointment by a successor Trustee, Note Registrar, Paying Agent or Conversion Agent to facilitate the administration of the trusts under this Indenture by more than one trustee; or

(m)          to irrevocably elect a Settlement Method or a Specified Dollar Amount, or eliminate the Company’s right to elect a Settlement Method; provided, however, that no such election or elimination will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to Article 14.

Upon the written request of the Company, the Trustee is hereby authorized to join with the Company in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, privileges, protections, indemnities, limitations of liability, duties or immunities under this Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 10.01 may be executed by the Company, the Guarantors and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 10.02.

Section 10.02        Supplemental Indentures with Consent of Holders. With the consent (evidenced as provided in Article 8) of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding (determined in accordance with Article 8 and including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes), the Company, each Guarantor and the Trustee, at the Company’s expense, may from time to time and at any time enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture, the Notes or any supplemental indenture or of modifying in any manner the rights of the Holders; provided, however, that, without the consent of each Holder of an outstanding Note affected, no such supplemental indenture shall:

(a)          reduce the principal amount of Notes whose Holders must consent to an amendment;

(b)          reduce the rate of or extend the stated time for payment of interest on any Note;

(c)          reduce the principal of or extend the Maturity Date of any Note;

(d)          except as required by this Indenture, make any change that adversely affects the conversion rights of any Notes;

(e)          reduce the Redemption Price or the Fundamental Change Repurchase Price of any Note or amend or modify in any manner adverse to the Holders the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(f)          make any Note payable in a currency, in any manner other than cash, or at a place of payment, other than as explicitly stated in the Note;

(g)          change the ranking of the Notes or the Guarantees;

(h)          make any change in this Article 10 that requires each Holder’s consent or in the waiver provisions in Section 6.02 or Section 6.09;

(i)          make any change in the Guarantees that would adversely affect the Holders in any material respect (except to the extent explicitly permitted by, and in accordance with the terms of, this Indenture); or

(j)          except to the extent explicitly permitted by, and in accordance with the terms of, this Indenture, eliminate any Guarantee.

Upon the written request of the Company, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid and subject to Section 10.05, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, privileges, protections, indemnities, limitations of liability, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

Holders do not need under this Section 10.02 to approve the particular form of any proposed supplemental indenture. It shall be sufficient if such Holders approve the substance thereof. After any such supplemental indenture becomes effective, the Company shall deliver to the Holders (with a copy to the Trustee) a notice briefly describing such supplemental indenture. However, the failure to give such notice to all the Holders (with a copy to the Trustee), or any defect in the notice, will not impair or affect the validity of the supplemental indenture.

Section 10.03         Effect of Supplemental Indentures. Upon the execution of any supplemental indenture pursuant to the provisions of this Article 10, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under this Indenture of the Trustee, the Company and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

Section 10.04         Notation on Notes. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article 10 may, at the Company’s expense, bear a notation as to any matter provided for in such supplemental indenture. If the Company or the Trustee shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Company, to any modification of this Indenture contained in any such supplemental indenture may, at the Company’s expense, be prepared and executed by the Company, authenticated, upon receipt of a Company Order, by the Trustee (or an authenticating agent duly appointed by the Trustee pursuant to Section 17.10) and delivered in exchange for the Notes then outstanding, upon surrender of such Notes then outstanding.

Section 10.05        Evidence of Compliance of Supplemental Indenture to Be Furnished Trustee. In addition to the documents required by Section 17.05, the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any supplemental indenture executed pursuant hereto complies with the requirements of this Article 10 and is permitted or authorized by this Indenture; such Opinion of Counsel to include a customary legal opinion stating that such supplemental indenture is the valid and binding obligation of the Company, subject to customary exceptions and qualifications. The Trustee shall have no responsibility or liability for determining whether any amendment or supplemental indenture will or may have an adverse effect on any Holder.

ARTICLE 11
CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

Section 11.01        Company May Consolidate, Etc. on Certain Terms. Subject to the provisions of Section 11.02, the Company shall not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of the properties and assets of the Company to another Person (each, a “Business Combination Event”) (other than any such sale, conveyance, transfer or lease to one or more of the Company’s Wholly Owned Subsidiaries but, for the avoidance of doubt, in the case of any such sale, conveyance, transfer or lease, the transferee will not succeed to the transferor, and the transferor will not be discharged from its obligations, under this Indenture and the Notes) unless:

(a)          the resulting, surviving or transferee Person, if not the Company, shall be a Qualified Successor Entity (such Qualified Successor Entity, the “Successor Entity”) organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Entity (if not the Company) shall expressly assume, by supplemental indenture all of the obligations of the Company under the Notes and this Indenture;

(b)          immediately after giving effect to such Business Combination Event, no Default or Event of Default shall have occurred and be continuing under this Indenture; and

(c)          if the Company is not the Successor Entity, the Successor Entity shall have delivered to the Trustee and Officer’s Certificate and Opinion of Counsel, each stating that such Business Combination Event complies with this Indenture and that such supplemental indenture is authorized or permitted by this Indenture, and an Opinion of Counsel stating that the supplemental indenture is the valid and binding obligation of the Successor Entity, subject to customary exceptions and qualifications.

For purposes of this Section 11.01, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company to another Person, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Company to another Person. In addition to complying with this Section 11.01, if applicable, any sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Guarantors must also comply with Section 13.03.

Section 11.02          Successor Entity to Be Substituted. In case of any Business Combination Event and upon the assumption by the Successor Entity, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Company, such Successor Entity (if not the Company) shall succeed to and, except in the case of a lease of all or substantially all of the Company’s properties and assets, shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and may thereafter exercise every right and power of the Company under this Indenture. Such Successor Entity thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Entity instead of the Company and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the Officers of the Company to the Trustee for authentication, and any Notes that such Successor Entity thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such Business Combination Event (but not in the case of a lease), upon compliance with this Article 11 the Person named as the “Company” in the first paragraph of this Indenture (or any successor that shall thereafter have become such in the manner prescribed in this Article 11) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Indenture and the Notes.

In case of any such Business Combination Event, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

ARTICLE 12
IMMUNITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS AND DIRECTORS

Section 12.01          Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or accrued and unpaid interest on any Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Guarantor in this Indenture or in any supplemental indenture or in any Note, nor because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, Officer or director or Subsidiary (other than the Guarantors, solely in respect of their obligations as such under this Indenture), as such, past, present or future, of the Company or of any successor corporation, or of any Guarantor or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes.

ARTICLE 13
GUARANTEE

Section 13.01        Guarantee. (a) Subject to this Article 13, each Person that is or becomes a Guarantor by execution of this Indenture or in accordance with Section 13.07 jointly and severally, as a primary obligor and not merely as a surety, guarantees to each Holder and the Trustee and their successors and assigns the performance and punctual payment or delivery, as applicable, when due, whether at maturity, by acceleration or otherwise, of all Obligations and the Notes, including principal (including the Redemption Price and Fundamental Change Repurchase Price, if applicable), premium, if any, interest (including interest on overdue amounts), consideration due upon conversion of the Notes and all other Obligations of the Company or any Guarantor, all in accordance with the terms hereof (all of the foregoing, collectively, the “Guaranteed Obligations”). In furtherance of the foregoing and not in limitation of any other right which any Holder of the Notes or the Trustee has at law or in equity against any Guarantor by virtue of this Article 13, failing payment or, if applicable, delivery when due (at maturity, by acceleration or otherwise) of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay and, if applicable, perform and deliver the Guaranteed Obligations immediately. Each Guarantor agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Guarantor, and that each shall remain bound under this Article 13 notwithstanding any extension or renewal of any Guaranteed Obligation. Each Guarantor agrees that this is a guarantee of payment and performance when due (and not a guarantee of collection). The Guarantees shall not be convertible and shall automatically terminate with respect to a given Note when such Note is converted.

(b)         The Guarantors agree that their obligations hereunder are unconditional and absolute, irrespective of (i) the validity, regularity or enforceability of the Notes or this Indenture, (ii) the absence of any action to enforce the same or to exercise any right or remedy against the Company or any other Guarantor, (iii) any extension or renewal of this Indenture or the Notes, (iv) any rescission, settlement, compromise, waiver, modification, amendment, consent or release in respect of this Indenture or the Notes or any of the Guaranteed Obligations, (v) any change in the corporate existence, structure or ownership of the Company, any Guarantor or any of their respective Subsidiaries, (vi) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company, any Guarantor, any of their respective Subsidiaries or any of their respective assets or any resulting release or discharge of any obligation of the Company, any Guarantor or any of their respective Subsidiaries contained in this Indenture or the Notes, (vii) the existence of any claim, set-off or other rights which any Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with this Indenture, the Notes or any unrelated transactions (provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim), (viii) any invalidity or unenforceability relating to or against the Company or any Guarantor for any reason of this Indenture or the Notes, (ix) any provision of applicable law or regulation purporting to prohibit the payment by the Company or any of the Guarantors of the principal of or interest on the Notes or any other amount payable or deliverable by the Company under this Indenture or the Notes, (x) the recovery of any judgment against the Company or any Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor, or (xi) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 13.01(b), constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder. Each Guarantor hereby waives diligence, presentment, demand of payment and protest to the Company, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture. Each Guarantor waives any right to which it may be entitled to have its Guarantee hereunder divided among the Guarantors, such that such Guarantor’s Guarantee would be less than the full amount claimed. Each Guarantor waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s obligations under this Indenture and the Notes and such Guarantor’s Guarantee hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Guarantor.

(c)          Except as expressly set forth in Section 13.02, the Guarantee of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guarantee of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(d)          Except as expressly set forth in Section 13.06, each Guarantor agrees that its Guarantee shall remain in full force and effect until payment, performance and delivery in full of all the Guaranteed Obligations of such Guarantor. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder of the Notes or the Trustee upon the bankruptcy or reorganization of Company or any Guarantor or otherwise.

(e)          If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)          Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment, performance and delivery in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 13.02        Limitation on Guarantor Liability. Each Guarantor, the Trustee and, by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and each of the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments and, if applicable, deliveries made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 13, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

Section 13.03        Guarantors May Consolidate, etc., on Certain Terms. No Guarantor may consolidate with or merge into any other Person other than the Company or another Guarantor, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, other than to the Company or another Guarantor, unless, in each case:

(a)          either (i) in the case of a consolidation or merger, the Guarantor is the surviving entity, or (ii) the Person formed by or surviving such consolidation or merger (if other than the Guarantor) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made (such Person, the “Successor Guarantor”) shall expressly assume by supplemental indenture all of the obligations of the Guarantor under this Indenture and the Notes;

(b)          the Successor Guarantor, if any, is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia; and

(c)          immediately after giving effect to such transactions, no Default or Event of Default shall have occurred and be continuing; and

(d)         the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction complies with this Article 13 and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

In case of any such consolidation, merger, conveyance, transfer or lease and upon the assumption by the Successor Guarantor of the Guarantee and the due and punctual performance of all of the obligations under this Indenture and the Notes to be performed by the Guarantor, such Successor Guarantor shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such Successor Guarantor thereupon may cause to be signed any or all of this Indenture and the Notes to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued on the date of the execution hereof.

Section 13.04        Stay of Acceleration. If acceleration of the time for payment of any amount payable or, if applicable, deliverable by the Company under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable or, if applicable, deliverable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 13.05         Execution and Delivery. The execution by each Guarantor of this Indenture or of a supplemental indenture, as applicable, evidences the Guarantee of such Guarantor, whether or not the person signing as an officer of such Guarantor still holds that office at the time of authentication of any Note. The delivery of Notes by the Trustee after authentication constitutes due delivery of the Guarantee on behalf of each Guarantor.

Section 13.06         Release of Guarantees. (a) A Guarantor’s Guarantee with respect to the Notes will be released automatically and immediately (without the necessity of any action by the Trustee) upon the occurrence of both of the following:

(i)             the occurrence of any of the following:

(A)          upon the conveyance, sale, transfer, assignment or other disposition of all of the Capital Stock of such Guarantor to a Person that is a non-affiliated third party of the Company or any of its Subsidiaries so long as (1) no Default or Event of Default shall have occurred and be continuing under this Indenture at the time of such conveyance, sale, transfer, assignment or other disposition, (2) such conveyance, sale, transfer, assignment or other disposition shall be completed in a transaction permitted (or not prohibited) by the terms of this Indenture with a legitimate business purpose and not for the purpose of releasing such Guarantee or for the incurrence of indebtedness or liability management and (3) the consideration received by the Company and its Subsidiaries in such conveyance, sale, transfer, assignment or other disposition shall be at least equal to the Fair Market Value of the Capital Stock of such Guarantor sold, transferred, assigned or disposed of; provided that such Guarantor will continue to be and will not be deemed to be an Excluded Subsidiary as a result of any conveyance, sale, transfer, assignment or other disposition of all of the Capital Stock of such Guarantor not complying with this Section 13.06(a)(i)(A);

(B)         concurrently with any such Guarantor becoming an Excluded Subsidiary, provided, however, that a Guarantee by such Guarantor will not be released upon (and such Guarantor will not be deemed to be an Excluded Subsidiary as a result of) such Guarantor becoming a non-Wholly-Owned Subsidiary unless (1) a Default or Event of Default shall have occurred and be continuing at such time, (2) such Guarantor became a non-Wholly-Owned Subsidiary pursuant to a transaction with a non-affiliated third party of the Company or any of its Subsidiaries for a legitimate business purpose and not for the purpose of releasing the guarantee or for the incurrence of indebtedness or liability management and (3) the consideration received by the Company and its Subsidiaries in connection with such transaction is at least equal to the Fair Market Value of that portion of such Guarantor that is transferred to such non-affiliated third party; or

(C)          upon satisfaction and discharge of this Indenture pursuant to Article 3; and

(ii)          the delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent for such release under this Indenture relating to such transaction have been complied with.

(b)         Any Guarantor not released from its obligations under its Guarantee as provided in this Section 13.06 will remain liable for the full amount of principal of and interest on the Notes and for the other Obligations of the Company and any Guarantor under this Indenture as provided in this Article 13.

Section 13.07         Future Guarantors. The Company shall (i) cause each of its direct or indirect Subsidiaries (other than Excluded Subsidiaries) (which is not dissolved within thirty (30) days after its formation or acquisition if formed or acquired after the Issue Date), within thirty (30) days after the formation or acquisition of such Subsidiary, or the date such Subsidiary becomes a Subsidiary of the Company or ceases to be an Excluded Subsidiary, to execute and deliver to the Trustee a supplemental indenture substantially in the form attached hereto as Exhibit B pursuant to which such Subsidiary shall unconditionally guarantee all of the Guaranteed Obligations on the terms set forth in this Article 13 and (ii) deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitute legal, valid, binding and enforceable obligations of such Subsidiary. Thereafter, such Subsidiary shall be a Guarantor for all purposes of this Indenture and the Notes.

ARTICLE 14
CONVERSION OF NOTES

Section 14.01         Conversion Privilege. (a) Subject to and upon compliance with the provisions of this Article 14, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note (i) subject to satisfaction of the conditions described in Section 14.01(b), at any time prior to the close of business on the Business Day immediately preceding the Free Conversion Date under the circumstances and during the periods set forth in Section 14.01(b), and (ii) regardless of the conditions described in Section 14.01(b), on or after the Free Conversion Date and prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, in each case, at an initial conversion rate of [●]13 shares of Common Stock (subject to adjustment as provided in this Article 14, the “Conversion Rate”) per $1,000 principal amount of Notes (subject to, and in accordance with, the settlement provisions of Section 14.02, the “Conversion Obligation”).

(b)          (i)             [Intentionally Omitted]

(ii)            [Intentionally Omitted]

(iii)          If a transaction or event that constitutes a Fundamental Change or a Make-Whole Fundamental Change occurs, regardless of whether a Holder has the right to require the Company to repurchase the Notes pursuant to Section 15.02, or if the Company is a party to a Share Exchange Event (other than a Share Exchange Event that is solely for the purpose of changing the Company’s jurisdiction of organization within the United States that (x) does not otherwise constitute a Fundamental Change or a Make-Whole Fundamental Change and (y) results in a reclassification, conversion or exchange of outstanding shares of the Common Stock solely into shares of common stock of the surviving entity and such common stock becomes the sole Reference Property for the Notes) (each such Fundamental Change, Make-Whole Fundamental Change or Share Exchange Event, a “Corporate Event”), all or any portion of a Holder’s Notes may be surrendered for conversion at any time from or after the effective date of such Corporate Event until the earlier of (x) 35 Trading Days after the effective date of such transaction (or, if the Company gives notice after the effective date of such Corporate Event, until 35 Trading Days after the date the Company gives notice of such Corporate Event) or, if such transaction also constitutes a Fundamental Change (other than an Exempted Fundamental Change), until the close of business on the Business Day immediately preceding the related Fundamental Change Repurchase Date and (y) the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing of any Corporate Event and the corresponding right to convert the Notes as promptly as practicable following the effective date of such Corporate Event, but in no event later than two (2) Business Days after the effective date of such Corporate Event. Such notice to the Holders shall be given by issuing a press release, providing a notice on the Company’s website or disclosing the same in a Current Report on Form 8-K (or any successor form) that is filed with, or furnished to, the Commission and, in respect of Global Notes, through the Depositary in accordance with the procedures thereof.

[13]
The initial conversion rate will be equal to 109.8901 shares of Common Stock, which rate shall be adjusted as provided in this Article 14 (to the extent applicable) for all events occurring on or after the date of the execution of the Acquisition Agreement and through the Closing (as defined in the Acquisition Agreement) as though the Notes were outstanding and the Indenture executed throughout such period.

(iv)           [Intentionally Omitted]

(v)            [Intentionally Omitted]

Section 14.02          Conversion Procedure; Settlement Upon Conversion.

(a)          Subject to this Section 14.02, Section 14.03(b) and Section 14.07(a), upon conversion of any Note, the Company shall satisfy its Conversion Obligation by paying or delivering, as the case may be, to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, cash (“Cash Settlement”), shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 14.02(j) (“Physical Settlement”) or a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 14.02(j) (“Combination Settlement”), at its election, as set forth in this Section 14.02.

(i)            All conversions of Called Notes for which the relevant Conversion Date occurs on or after the date of the Company’s issuance of the applicable Notice of Redemption and prior to the close of business on the second Business Day before the related Redemption Date in respect of such Notice of Redemption shall be settled using the same Settlement Method, and all conversions for which the relevant Conversion Date occurs on or after [●],14 shall be settled using the same Settlement Method.

(ii)          Except for any conversions of Called Notes for which the relevant Conversion Date occurs after the date of the Company’s issuance of the appliable Notice of Redemption but prior to the close of business on the second Business Day before the related Redemption Date in respect of such Notice of Redemption, and any conversions for which the relevant Conversion Date occurs on or after [●],15 and except to the extent the Company has previously made an irrevocable election with respect to all subsequent conversions of Notes in accordance with Section 14.02(a)(iii), the Company shall use the same Settlement Method for all conversions with the same Conversion Date, but the Company shall not have any obligation to use the same Settlement Method with respect to conversions with different Conversion Dates.

[14]	To be the date three months prior to the Maturity Date.

[15]	To be the date three months prior to the Maturity Date.

(iii)          (i) If, in respect of any Conversion Date (or any conversions of Called Notes for which the relevant Conversion Date occurs after the Company’s issuance of the applicable Notice of Redemption but prior to the close of business on the second Business Day before the related Redemption Date in respect of such Notice of Redemption, or for which the relevant Conversion Date occurs on or after [●]16), the Company elects to deliver a notice (the “Settlement Notice”) of the relevant Settlement Method in respect of such Conversion Date (or such period, as the case may be), the Company shall deliver such Settlement Notice to converting Holders, the Trustee and the Conversion Agent no later than the close of business on the Trading Day immediately following the relevant Conversion Date (or (1) in the case of any conversions of Called Notes for which the relevant Conversion Date occurs after the date of issuance of the applicable Notice of Redemption and prior to the close of business on the second Business Day before the related Redemption Date in respect of such Notice of Redemption, in such Notice of Redemption (and, in the case of a partial redemption, in a notice sent on the relevant Redemption Notice Date to all Holders of Notes not called for redemption) or (2) in the case of any conversions of Notes for which the Conversion Date occurs on or after [●]17, no later than [●]18) (in each case, the “Settlement Method Election Deadline”). If the Company does not elect a Settlement Method prior to the deadline set forth in the immediately preceding sentence with respect to any conversion, the Company shall be deemed to have elected the Default Settlement Method with respect to such conversion. Such Settlement Notice shall specify the relevant Settlement Method and in the case of an election of Combination Settlement, the relevant Settlement Notice shall indicate the Specified Dollar Amount per $1,000 principal amount of Notes. If the Company delivers a Settlement Notice electing Combination Settlement in respect of its Conversion Obligation but does not indicate a Specified Dollar Amount per $1,000 principal amount of Notes to be converted in such Settlement Notice, the Specified Dollar Amount per $1,000 principal amount of Notes shall be deemed to be the Capped Combination Settlement Cash Amount or, after the Requisite Stockholder Approval Date, $1,000.

(B)           If the Company changes the Default Settlement Method or elects to irrevocably fix the Settlement Method, in either case, to Combination Settlement with an ability to continue to set the Specified Dollar Amount per $1,000 principal amount of Notes at or above a specified amount, the Company shall, after the date of such change or election, as the case may be, inform Holders converting their Notes, the Trustee and the Conversion Agent (if other than the Trustee) in writing of such Specified Dollar Amount in respect of the relevant conversion or conversions no later than the relevant Settlement Method Election Deadline for such conversion or conversions, or, if the Company does not timely inform the Holders, the Trustee and the Conversion Agent of the Specified Dollar Amount, such Specified Dollar Amount shall be the specific amount set forth in the change or election notice or, if no specific amount was set forth in the change or election notice, such Specified Dollar Amount shall be deemed to be $1,000 per $1,000 principal amount of Notes. If the Company changes the Default Settlement Method or irrevocably fixes the Settlement Method, then the Company shall concurrently either post the Default Settlement Method or fixed Settlement Method, as applicable, on the Company’s website or disclose the same in a current report on Form 8-K (or any successor form) that is filed with the Commission. Notwithstanding the foregoing, no such change in the Default Settlement Method or irrevocable election will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Conversion Date pursuant to this Section 14.02.

[16]	To be the date three months prior to the Maturity Date.

[17]	To be the date three months prior to the Maturity Date.

[18]	To be the date three months prior to the Maturity Date.

(iv)          The cash, shares of Common Stock or combination of cash and shares of Common Stock in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows:

(A)          if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Physical Settlement, the Company shall deliver to the converting Holder in respect of each $1,000 principal amount of Notes being converted a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date;

(B)          if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Cash Settlement, the Company shall pay to the converting Holder in respect of each $1,000 principal amount of Notes being converted cash in an amount equal to the sum of the Daily Conversion Values for each of the 20 consecutive Trading Days during the related Observation Period; and

(C)          if the Company elects (or is deemed to have elected) to satisfy its Conversion Obligation in respect of such conversion by Combination Settlement, the Company shall pay or deliver, as the case may be, to the converting Holder in respect of each $1,000 principal amount of Notes being converted, a Settlement Amount equal to the sum of the Daily Settlement Amounts for each of the 20 consecutive Trading Days during the related Observation Period.

(v)           The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Company promptly following the last day of the Observation Period. Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering any fractional share of Common Stock, the Company shall notify the Trustee and the Conversion Agent (if other than the Trustee) of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering fractional shares of Common Stock. The Trustee and the Conversion Agent (if other than the Trustee) shall have no responsibility for any such determination.

(b)         Subject to Section 14.02(e), before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Note, comply with the applicable procedures of the Depositary in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h) and (ii) in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile, PDF or other electronic transmission thereof) (a notice pursuant to the applicable procedure of the Depositary or a notice as set forth in the Form of Notice of Conversion, a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents and (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h). The Trustee (and if different, the Conversion Agent) shall notify the Company of any conversion pursuant to this Article 14 on the Conversion Date for such conversion. No Notes may be surrendered for conversion by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Company in respect of such Notes and has not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 15.03.

If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(c)          A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (b) above. Except as set forth in Section 14.03(b) and Section 14.07(a), the Company shall pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation on the second Business Day immediately following the relevant Conversion Date, if the Company elects Physical Settlement (provided that, with respect to any Conversion Date on or after the Regular Record Date immediately preceding the Maturity Date where Physical Settlement applies to the related conversion, the Company will settle any such conversion on the Maturity Date), or on the second Business Day immediately following the last Trading Day of the relevant Observation Period, in the case of any other Settlement Method. If any shares of Common Stock are due to a converting Holder, the Company shall issue or cause to be issued, and deliver (if applicable) to the Conversion Agent or to such Holder, or such Holder’s nominee or nominees, the full number of shares of Common Stock to which such Holder shall be entitled, in book-entry format through the Depositary, in satisfaction of the Company’s Conversion Obligation.

(d)          In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Company or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(e)          If a Holder submits a Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue or delivery of any shares of Common Stock upon conversion, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(f)          Except as provided in Section 14.04, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any Note as provided in this Article 14.

(g)         Upon the conversion of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

(h)        Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below. The Company’s settlement of the full Conversion Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of Notes into a combination of cash and shares of Common Stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date, Holders of such Notes as of the close of business on such Regular Record Date will receive the full amount of interest payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted; provided that no such payment shall be required (1) for conversions following the close of business on the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Redemption Date that is after a Regular Record Date and on or prior to the second Business Day immediately following the corresponding Interest Payment Date; (3) if the Company has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date; or (4) to the extent of any Defaulted Amounts, if any Defaulted Amounts exists at the time of conversion with respect to such Note.

(i)          The Person in whose name the shares of Common Stock shall be issuable upon conversion shall become the stockholder of record as of the close of business on the relevant Conversion Date (if the Company elects to satisfy the related Conversion Obligation by Physical Settlement) or the last Trading Day of the relevant Observation Period (if the Company elects to satisfy the related Conversion Obligation by Combination Settlement), as the case may be. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.

(j)          The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion based on the Daily VWAP for the relevant Conversion Date or if such Conversion Date is not a Trading Day, the immediately preceding Trading Day (in the case of Physical Settlement), or based on the Daily VWAP for the last Trading Day of the relevant Observation Period (in the case of Combination Settlement). For each Note surrendered for conversion, if the Company has elected (or is deemed to have elected) Combination Settlement, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the relevant Observation Period and any fractional shares remaining after such computation shall be paid in cash.

(k)         Notwithstanding anything in this Indenture to the contrary, prior to receipt of the NYSE Stockholder Approval, the Company shall not issue any shares of Common Stock pursuant to the transactions contemplated by this Indenture (including any shares issued pursuant to conversions of the Notes) if such issuance would exceed [●] (which number of shares represents 19.99% of the aggregate number of shares of Common Stock issued and outstanding as of the date of the Acquisition Agreement, less that number of shares of Common Stock issued pursuant to the Acquisition Agreement) (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the NYSE Stockholder Approval for issuances of shares of Common Stock in excess of such amount. The Exchange Cap shall be appropriately adjusted for any stock dividend, stock split, reverse stock split or similar transaction occurring on or after the Issue Date.19

Section 14.03         Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Changes or a Notice of Redemption. (a) If (i) the Effective Date of a Make-Whole Fundamental Change occurs prior to the Maturity Date and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change or (ii) the Company delivers a Notice of Redemption with respect to any or all of the Notes as provided for under Section 16.03 and a Holder elects to convert its Notes in connection with such Notice of Redemption, then, in each case, the Company shall, under the circumstances described below, increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”), as described below. A conversion of Notes shall be deemed for these purposes to be “in connection with” a Make-Whole Fundamental Change if the relevant Conversion Date occurs during the period beginning on, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Repurchase Date (or, in the case of an Exempted Fundamental Change or Make-Whole Fundamental Change that would have been a Fundamental Change but for the proviso in clause (b) of the definition thereof, the 35th Trading Day immediately following the Effective Date of such Make-Whole Fundamental Change) (such period, the “Make-Whole Fundamental Change Period”). A conversion of Notes shall be deemed for these purposes to be “in connection with” a Notice of Redemption if such Notes are Called Notes with respect to such Notice of Redemption and the relevant Conversion Date occurs during the period from, and including, the applicable Redemption Notice Date to, and including, the close of business on the second Business Day immediately preceding the related Redemption Date. For the avoidance of doubt, the Company shall increase the Conversion Rate in connection with a Notice of Redemption only with respect to conversions of Called Notes with respect to such Notice of Redemption, and not with respect to any other Notes. Accordingly, if the Company elects to redeem less than all of the outstanding Notes as described under Article 16, Holders of the Notes that are not Called Notes with respect to such Notice of Redemption shall not be entitled to an increased Conversion Rate for conversions of such Notes.

[19]
To be adjusted as provided in this Article 14 (to the extent applicable) for all events occurring on or after the date of the execution of the Acquisition Agreement and through the Closing (as defined in the Acquisition Agreement) as though the Notes were outstanding and the Indenture executed throughout such period.

(b)         Upon surrender of Notes for conversion in connection with a Make-Whole Fundamental Change or Notice of Redemption, the Company shall, at its option, satisfy the related Conversion Obligation by any Settlement Method the Company is then permitted (or is deemed) to elect in accordance with Section 14.02 based on the Conversion Rate as increased to reflect the Additional Shares; provided, however, that if, at the effective time of a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Reference Property following such Make-Whole Fundamental Change is composed entirely of cash, for any conversion of Notes following the Effective Date of such Make-Whole Fundamental Change, the Conversion Obligation shall be calculated based solely on the Stock Price for the transaction and shall be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the Conversion Rate (including any increase to reflect the Additional Shares), multiplied by such Stock Price. In such event, the Conversion Obligation shall be determined and paid to Holders in cash on the second Business Day following the Conversion Date. The Company shall notify the Holders, the Trustee and the Conversion Agent of the Effective Date of any Make-Whole Fundamental Change no later than five Business Days after such Effective Date.

(c)         The number of Additional Shares, if any, by which the Conversion Rate shall be increased for conversions in connection with a Make-Whole Fundamental Change or a Notice of Redemption shall be determined by reference to the table below, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective or the Redemption Notice Date, as the case may be (the “Effective Date”), and the price paid (or deemed to be paid) per share of the Common Stock in the Make-Whole Fundamental Change or with respect to the redemption, as the case may be (the “Stock Price”). If the holders of the Common Stock receive in exchange for their Common Stock only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the applicable Effective Date. In the event that a conversion in connection with a Notice of Redemption would also be deemed to be in connection with a Make-Whole Fundamental Change, a Holder of the Notes to be converted will be entitled to a single increase to the Conversion Rate with respect to the first to occur of the applicable Redemption Notice Date or the Effective Date of the applicable Make-Whole Fundamental Change, and the later event will be deemed not to have occurred for purposes of such conversion.

(d)         The Stock Prices set forth in the column headings of the table below shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in the table below shall be adjusted in the same manner and at the same time as the Conversion Rate as set forth in Section 14.04.

The following table sets forth the number of Additional Shares by which the Conversion Rate shall be increased per $1,000 principal amount of Notes pursuant to this Section 14.03 for each Stock Price and Effective Date set forth below:20

	Stock Price
Effective Date	$4.37	$6.37	$7.74	$9.10	$10.47	$11.83	$13.20	$18.20	$22.75	$27.30	$31.85	$36.40	$40.95	$45.50
[The Issue Date]	118.9428	74.5881	55.9044	43.7668	35.2991	29.2324	24.6704	15.0570	10.8010	8.3142	6.7255	5.6390	4.8515	4.2600
[The first anniversary of the Issue Date]	118.9428	70.4652	51.6615	39.5824	31.2701	25.3999	21.0528	12.2015	8.4934	6.4220	5.1401	4.2897	3.6855	3.2375
[The second anniversary of the Issue Date]	118.9428	65.7775	46.6828	34.5719	26.3897	20.7355	16.6572	8.8130	5.8363	4.3079	3.4218	2.8533	2.4606	2.1704
[The third anniversary of the Issue Date]	118.9428	61.0304	41.1309	28.6073	20.3384	14.8400	11.0595	4.7046	2.8400	2.0608	1.6593	1.4114	1.2391	1.1091
[The fourth anniversary of the Issue Date]	118.9428	57.8956	36.9280	22.8996	12.9086	6.1253	2.2671	0.1669	0.1319	0.1097	0.0939	0.0822	0.0730	0.0657
[The fifth anniversary of the Issue Date]	118.9428	54.8373	34.3600	21.0537	11.7862	—	—	—	—	—	—	—	—	—
[The sixth anniversary of the Issue Date]	118.9428	49.5361	29.2182	17.0559	9.2450	—	—	—	—	—	—	—	—	—
[The Maturity Date]	118.9428	47.0958	19.3089	—	—	—	—	—	—	—	—	—	—	—

(e)          The exact Stock Price and Effective Date may not be set forth in the table above, in which case:

(i)          if the Stock Price is between two Stock Prices in the table above or the Effective Date is between two Effective Dates in the table, the number of Additional Shares by which the Conversion Rate shall be increased shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day or 366-day year, as applicable;

(ii)           if the Stock Price is greater than $45.5021 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate; and

(iii)          if the Stock Price is less than $4.3722 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate.

[20]
All amounts set forth in this table are to be adjusted as provided in this Article 14 (to the extent applicable) for all events occurring on or after the date of the execution of the Acquisition Agreement and through the Closing (as defined in the Acquisition Agreement) as though the Notes were outstanding and the Indenture executed throughout such period.

[21]
To be adjusted as provided in this Article 14 (to the extent applicable) for all events occurring on or after the date of the execution of the Acquisition Agreement and through the Closing (as defined in the Acquisition Agreement) as though the Notes were outstanding and the Indenture executed throughout such period.

[22]
To be adjusted as provided in this Article 14 (to the extent applicable) for all events occurring on or after the date of the execution of the Acquisition Agreement and through the Closing (as defined in the Acquisition Agreement) as though the Notes were outstanding and the Indenture executed throughout such period.

Notwithstanding the foregoing, in no event shall the Conversion Rate per $1,000 principal amount of Notes exceed 228.832923 shares of Common Stock, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 14.04.

(f)          Nothing in this Section 14.03 shall prevent an adjustment to the Conversion Rate that would otherwise be required pursuant to Section 14.04 in respect of a Make-Whole Fundamental Change.

Section 14.04         Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 14.04, without having to convert their Notes, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

(a)          If the Company issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or Effective Date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date, as applicable (before giving effect to any such dividend, distribution, split or combination); and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, split or combination.

[23]
To be adjusted as provided in this Article 14 (to the extent applicable) for all events occurring on or after the date of the execution of the Acquisition Agreement and through the Closing (as defined in the Acquisition Agreement) as though the Notes were outstanding and the Indenture executed throughout such period.

Any adjustment made under this Section 14.04(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 14.04(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)         If the Company distributes to all or substantially all holders of the Common Stock any rights, options or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period of not more than 60 days after the announcement date of such distribution, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock distributable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the distribution of such rights, options or warrants.

Any increase made under this Section 14.04(b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such distribution had not occurred.

For purposes of this Section 14.04(b), in determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase shares of the Common Stock at less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company in good faith.

(c)          If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances (including share splits) as to which an adjustment was effected pursuant to Section 14.04(a) or Section 14.04(b), (ii) except as otherwise provided in Section 14.11, rights issued pursuant to any stockholder rights plan of the Company then in effect, (iii) distributions of Reference Property in exchange for, or upon conversion of, Common Stock in a Share Exchange Event, (iv) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 14.04(d) shall apply, and (v) Spin-Offs as to which the provisions set forth below in this Section 14.04(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Company in good faith) of the Distributed Property with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 14.04(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to pay or make such distribution, to the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution.

With respect to an adjustment pursuant to this Section 14.04(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR1	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided that (x) in respect of any conversion of Notes for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the Valuation Period, the reference to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of Notes for which Cash Settlement or Combination Settlement is applicable, for any Trading Day that falls within the relevant Observation Period for such conversion and within the Valuation Period, the reference to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, such Trading Day in determining the Conversion Rate as of such Trading Day of such Observation Period. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

For purposes of this Section 14.04(c) (and subject in all respect to Section 14.11), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 14.04(c) (and no adjustment to the Conversion Rate under this Section 14.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 14.04(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 14.04(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 14.04(a), Section 14.04(b) and this Section 14.04(c), if any dividend or distribution to which this Section 14.04(c) is applicable also includes one or both of

(A)          a dividend or distribution of shares of Common Stock to which Section 14.04(a) is applicable (the “Clause A Distribution”) or

(B)          a dividend or distribution of rights, options or warrants to which Section 14.04(b) is applicable (the “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 14.04(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 14.04(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 14.04(a) and Section 14.04(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex‑Dividend Date or Effective Date” within the meaning of Section 14.04(a) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 14.04(b).

(d)          If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to all or substantially all holders of the Common Stock.

Any increase pursuant to this Section 14.04(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes it holds, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

(e)          If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock that is subject to the then-applicable tender offer rules under the Exchange Act (other than any odd-lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Company in good faith) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 14.04(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of Notes for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date that such tender or exchange offer expires to, and including, the Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of Notes for which Cash Settlement or Combination Settlement is applicable, for any Trading Day that falls within the relevant Observation Period for such conversion and within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the expiration date of such tender or exchange offer to, and including, such Trading Day in determining the Conversion Rate as of such Trading Day of such Observation Period.

If the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer described in this Section 14.04(e) but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been made.

(f)          Notwithstanding this Section 14.04 or any other provision of this Indenture or the Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date as described under Section 14.02(i) based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 14.04, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)          Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

(h)          In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 14.04, and subject to applicable exchange listing rules, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Company determines that such increase would be in the Company’s best interest. In addition, subject to applicable exchange listing rules, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall deliver to the Holder of each Note, the Trustee and the Conversion Agent a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(i)          Notwithstanding anything to the contrary in this Article 14, the Conversion Rate shall not be adjusted:

(i)             upon the issuance of any shares of Common Stock at a price below the Conversion Price or otherwise, other than any such issuance described in clause (a), (b) or (c) of this Section 14.04;

(ii)           upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(iii)          upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan or program (including pursuant to any evergreen plan) of or assumed by the Company or any of the Company’s Subsidiaries;

(iv)          upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (iii) of this subsection and outstanding as of the date the Notes were first issued;

(v)          for a third-party tender offer by any party other than a tender offer by one or more of the Company’s Subsidiaries as described in clause (e) of this Section 14.04;

(vi)          upon the repurchase of any shares of Common Stock pursuant to an open market share purchase program or other buy-back transaction, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buy-back transaction, that is not a tender offer or exchange offer of the kind described under clause (e) of this Section 14.04; or

(vii)          solely for a change in the par value (or lack of par value) of the Common Stock; or (viii) for accrued and unpaid interest, if any.

(j)          All calculations and other determinations under this Article 14 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(k)          If an adjustment to the Conversion Rate otherwise required by this Section 14.04 would result in a change of less than 1% to the Conversion Rate, then, notwithstanding the foregoing, the Company may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the Conversion Rate, (ii) on the Conversion Date for any Notes (in the case of Physical Settlement), (iii) on each Trading Day of any Observation Period related to any conversion of Notes (in the case of Cash Settlement or Combination Settlement), (iv) on any date on which the Company delivers a Notice of Redemption, (v) on the effective date of any Fundamental Change or Make-Whole Fundamental Change, and (vi) [●]24, in each case, unless the adjustment has already been made.

[24]	To be the date three months prior to the Maturity Date.

(l)         Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee (and the Conversion Agent if not the Trustee) an Officer’s Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee and the Conversion Agent shall have received such Officer’s Certificate, the Trustee and the Conversion Agent shall not be deemed to have actual or constructive knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(m)        For purposes of this Section 14.04, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 14.05        Adjustments of Prices. Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts over a span of multiple days (including, without limitation, an Observation Period and the period for determining the Stock Price for purposes of a Make-Whole Fundamental Change or a Notice of Redemption), the Company shall make appropriate adjustments (without duplication in respect of any adjustment made pursuant to Section 14.04) in good faith to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or expiration date, as the case may be, of the event occurs at any time during the period when the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts are to be calculated.

Section 14.06       Shares to Be Fully Paid. On the Requisite Shareholder Approval Date and at all times thereafter when any Notes are outstanding, the Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion (assuming delivery of the maximum number of Additional Shares pursuant to Section 14.03 and that at the time of computation of such number of shares, all such Notes would be converted by a single Holder (without regarding to any application of the Beneficial Ownership Limitations) and that Physical Settlement were applicable).

Section 14.07          Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.

(a)          In the case of:

(i)             any recapitalization, reclassification or change of the Common Stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination),

(ii)            any consolidation, merger, combination or similar transaction involving the Company,

(iii)           any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety, or

(iv)           any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Share Exchange Event”), then, at and after the effective time of such Share Exchange Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive on account of such Share Exchange Event) upon such Share Exchange Event and, prior to or at the effective time of such Share Exchange Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(g) providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Share Exchange Event (A) the Company or the successor or acquiring Person, as the case may be, shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 14.02 and (B) (I) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Share Exchange Event, (III) for purposes of the provisions of Article 16, each reference to any number of shares of Common Stock in such provisions (or in any related definitions) will instead be deemed to be a reference to the same number of units of Reference Property and (IV) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.

If the Share Exchange Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the Reference Property into which the Notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (ii) if no holders of Common Stock make such an election, the weighted average of the types and amounts of consideration actually received by the holders of Common Stock. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made. If the holders of the Common Stock receive only cash in such Share Exchange Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Share Exchange Event (A) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.03), multiplied by the price paid per share of Common Stock in such Share Exchange Event and (B) the Company shall satisfy the Conversion Obligation by paying cash to converting Holders on the second Business Day immediately following the relevant Conversion Date.

If the Reference Property in respect of any Share Exchange Event includes, in whole or in part, common equity, the supplemental indenture described in the second immediately preceding paragraph providing that the Notes will convertible into Reference Property shall also provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article 14 with respect to the portion of Reference Property constituting such common equity. If, in the case of any Share Exchange Event, the Reference Property includes shares of stock, securities or other property or assets (including any combination thereof) of a Person other than the Company or the successor or purchasing Person, as the case may be, in such Share Exchange Event, then such supplemental indenture shall also be executed by such other Person, and shall contain such additional provisions to protect the interests of the Holders as the Company shall in good faith reasonably consider necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Article 15.

If the Notes become convertible into Reference Property, the Company shall notify the Trustee and the Conversion Agent (if other than the Trustee) in the form of an Officer’s Certificate, and will issue a press release containing the relevant information, disclose the relevant information in a Current Report on Form 8-K or post such information on the Company’s website.

(b)          When the Company executes a supplemental indenture pursuant to subsection (a) of this Section 14.07, the Company shall promptly file with the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Share Exchange Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly deliver or cause to be delivered notice thereof to all Holders. The Company shall cause notice of the execution of such supplemental indenture to be delivered to each Holder within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c)          The Company shall not become a party to any Share Exchange Event unless its terms are consistent with this Section 14.07. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, as set forth in Section 14.01 and Section 14.02 prior to the effective date of such Share Exchange Event.

(d)          The above provisions of this Section shall similarly apply to successive Share Exchange Events.

Section 14.08          Certain Covenants. (a) The Company covenants that all shares of Common Stock issued upon conversion of Notes will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

(b)          The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued upon conversion, the Company will, to the extent then permitted by the rules and interpretations of the Commission, secure such registration or approval, as the case may be.

(c)          The Company further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Company will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Notes.

Section 14.09       Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 14. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 14.07 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 14.07 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officer’s Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto. Neither the Trustee nor the Conversion Agent shall be responsible for determining whether any event contemplated by Section 14.01(b) has occurred that makes the Notes eligible for conversion or no longer eligible therefor until the Company has delivered to the Trustee and the Conversion Agent the notices referred to in Section 14.01(b) with respect to the commencement or termination of such conversion rights, on which notices the Trustee and the Conversion Agent may conclusively rely, and the Company agrees to deliver such notices to the Trustee and the Conversion Agent immediately after the occurrence of any such event or at such other times as shall be provided for in Section 14.01(b). Neither the Trustee (in any capacity) nor the Conversion Agent shall have any obligation to make any calculation or to determine whether the Notes may be surrendered for conversion pursuant to this Indenture, or to notify the Company or the Depositary or any of the Holders if the Notes have become convertible pursuant to the terms of this Indenture, or to otherwise independently determine or verify if any Fundamental Change, Make-Whole Fundamental Change, Share Exchange Event, Trigger Event, or any other event has occurred or notify the Holders of any such event. Neither the Trustee nor Conversion Agent shall have the responsibility for any act or omission of any Designated Financial Institution.

Section 14.10         Notice to Holders Prior to Certain Actions. In case of any:

(a)          action by the Company or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 14.04 or Section 14.11; or

(b)          voluntary or involuntary dissolution, liquidation or winding-up of the Company; then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture), the Company shall cause to be filed with the Trustee and the Conversion Agent (if other than the Trustee) and to be delivered to each Holder, as promptly as possible but in any event at least 10 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action by the Company or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company or one of its Subsidiaries, or (ii) the date on which such dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of its Subsidiaries, dissolution, liquidation or winding-up.

Section 14.11        Stockholder Rights Plans. If the Company has a stockholder rights plan in effect upon conversion of the Notes, each share of Common Stock, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Notes, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Stock Distributed Property as provided in Section 14.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 14.12         Exchange in Lieu of Conversion.

(a)         When a Holder surrenders its Notes for conversion, the Company may, at its election (an “Exchange Election”), direct the Conversion Agent to surrender, on or prior to the Trading Day immediately following the Conversion Date, such Notes to one or more financial institutions designated by the Company (each, a “Designated Financial Institution”) for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the Designated Financial Institution(s) must agree to timely pay or deliver, as the case may be, in exchange for such Notes, the cash, shares of Common Stock or combination thereof that would otherwise be due upon conversion pursuant to Section 14.02 or such other amount agreed to by the Holder and the Designated Financial Institution(s) (the “Conversion Consideration”). If the Company makes an Exchange Election, the Company shall, by the close of business on the Trading Day following the relevant Conversion Date, notify in writing the Trustee, the Conversion Agent (if other than the Trustee) and the Holder surrendering Notes for conversion that the Company has made the Exchange Election, and the Company shall promptly notify the Designated Financial Institution(s) of the relevant deadline for delivery of the Conversion Consideration and the type of Conversion Consideration to be paid or delivered, as the case may be.

(b)          Any Notes delivered to the Designated Financial Institution(s) shall remain outstanding, subject to the applicable procedures of the Depositary. If the Designated Financial Institution(s) agree(s) to accept any Notes for exchange but do(es) not timely pay or deliver, as the case may be, the related Conversion Consideration, or if such Designated Financial Institution(s) do(es) not accept the Notes for exchange, the Company shall pay or deliver, as the case may be, the relevant Conversion Consideration, as, and at the time, required pursuant to this Indenture as if the Company had not made the Exchange Election.

(c)          The Company’s designation of any Designated Financial Institution(s) to which the Notes may be submitted for exchange does not require such Designated Financial Institution(s) to accept any Notes.

Section 14.13         Beneficial Ownership Limitations. (a) Notwithstanding anything to the contrary in this Indenture or the Notes, for so long as shares of Common Stock are registered under the Exchange Act, the Company will not effect any conversion of a Note (or any portion of such Note) by a Holder, and such Holder shall not have the right to convert such Note (or any portion of such Note), to the extent (but only to the extent) that, after giving effect to such conversion, such Holder together with such Holder’s Attribution Parties collectively would beneficially own shares of Common Stock in excess of such Holder’s Beneficial Ownership Limitation.

(b)          For purposes of calculating a Holder’s Beneficial Ownership Limitation, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Notes (or any portion of such Notes) with respect to which such determination is being made, but shall exclude the number of shares of Common Stock issuable upon (i) conversion of the remaining, unconverted Notes (and any remaining, unconverted portions thereof) beneficially owned by such Holder or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder or any of its Attribution Parties and which securities are subject to a limitation on conversion or exercise analogous to the limitation described in this Section 14.13. Except as set forth in the preceding sentence, for purposes of this Section 14.13, all beneficial ownership calculations shall be made in accordance with Section 13(d) of the Exchange Act.

(c)          The determination of whether a Note (or any portion of such Note) is convertible in relation to any other securities beneficially owned by the Holder or any of its Attribution Parties shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be such submitting Holder’s determination that the applicable Notes (or portions of such Notes) may be converted in relation to other securities beneficially owned by the Holder and its Attribution Parties in compliance with this Section 14.13. To ensure compliance with this Section 14.13, any Holder submitting a Notice of Conversion shall be deemed to represent to the Company as of the submission of such Notice of Conversion that, to such Holder’s knowledge, such Notice of Conversion and the conversion of the Notes (or portions of such Notes) as stated therein does not violate the restrictions set forth in this Section 14.13 with regard to such Holder. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of any Note (or any portion of any Note) without exceeding the applicable Beneficial Ownership Limitation, such Holder may rely on the number of shares of Common Stock outstanding as reflected in (i) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) any other written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Notice of Conversion from a Holder at a time when the actual number of shares of Common Stock outstanding is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing no later than one Business Day following the date the Company received such Notice of Conversion of the number of shares of Common Stock then outstanding and, to the extent that such Notice of Conversion would otherwise cause such Holder’s beneficial ownership (together with such Holder’s Attribution Parties collectively), as determined pursuant to this Section 14.13, to exceed the Beneficial Ownership Limitation, such Holder must notify the Company of a reduced number of Notes to be converted pursuant to such Notice of Conversion. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one Business Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Notes, by the Holder or any of its Attribution Parties since the date as of which the Reported Outstanding Share Number was reported.

(d)         The Company shall not issue to any Holder any shares of Common Stock in connection with the conversion of any Note (or any portion of such Note) that would result in such Holder together with its Attribution Parties being deemed to beneficially own, in the aggregate, more than such Holder’s Beneficial Ownership Limitation. If the issuance of shares of Common Stock to a Holder upon any conversion would result in such Holder together with its Attribution Parties being deemed to beneficially own, in the aggregate, more than such Holder’s Beneficial Ownership Limitation, the number of shares of Common Stock so issued by which the relevant Holder’s and its Attribution Parties’ aggregate beneficial ownership exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have power to vote or transfer the Excess Shares; provided that both the conversion into Excess Shares and issuance of Excess Shares will be deemed null and void and the corresponding Notes (or portion of such Notes) will remain outstanding and will be deemed not to have been converted.

(e)         For purposes of clarity, any shares of Common Stock issuable to any Holder or its Attribution Parties pursuant to the terms of this Indenture or the Notes in excess of such Person’s Beneficial Ownership Limitation shall not be deemed to be beneficially owned by such Holder or any of its Attribution Parties for any purpose including for purposes of Section 13(d) of the Exchange Act or Rule 16a-1(a)(1) under the Exchange Act. No prior inability to convert any Notes (or any portion of any Notes) pursuant to this Section 14.13 shall have any effect on the applicability of the provisions of this Section 14.13 with respect to any subsequent determination of convertibility. This Section 14.13 (and all related definitions) shall be construed and implemented in a manner otherwise than in strict conformity with their terms to correct such terms (or any portion hereof) which may be defective or inconsistent with the intended limitation on beneficial ownership contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this Section 14.13 may not be waived and shall apply to each successor Holder of any Notes (or any portion of any Notes).

(f)         Neither the Trustee nor the Conversion Agent shall have any responsibility to determine any Holder’s Beneficial Ownership Limitation or whether the issuance of any shares of Common Stock complies with this Section 14.13 or to otherwise determine or monitor compliance with the terms of this Section 14.13.

ARTICLE 15
REPURCHASE OF NOTES AT OPTION OF HOLDERS

Section 15.01         [Intentionally Omitted]

Section 15.02         Repurchase at Option of Holders Upon a Fundamental Change. (a) If a Fundamental Change (other than an Exempted Fundamental Change pursuant to Section 15.02(f)) occurs at any time, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof properly surrendered and not validly withdrawn pursuant to Section 15.03 that is equal to $1,000 or an integral multiple of $1,000, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 Business Days or more than 35 Business Days following the date of the Fundamental Change Company Notice at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company shall instead pay the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date, and the Fundamental Change Repurchase Price shall be equal to 100% of the principal amount of Notes to be repurchased pursuant to this Article 15.

(b)         Repurchases of Notes under this Section 15.02 shall be made, at the option of the Holder thereof, upon:

(i)            delivery to the Paying Agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth in Attachment 2 to the Form of Note attached hereto as Exhibit A, if the Notes are Physical Notes, or in compliance with the Depositary’s procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case, on or before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii)          delivery of the Notes, if the Notes are Physical Notes, to the Paying Agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent, or book-entry transfer of the Notes, if the Notes are Global Notes, in compliance with the procedures of the Depositary, in each case, such delivery or transfer being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

The Fundamental Change Repurchase Notice in respect of any Physical Notes to be repurchased shall state:

(i)             the certificate numbers of the Notes to be delivered for repurchase;

(ii)            the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

(iii)          that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and this Indenture.

If the Notes are Global Notes, to exercise the Fundamental Change repurchase right, Holders must surrender their Notes in accordance with applicable Depositary procedures.

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Repurchase Notice contemplated by this Section 15.02 shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 15.03.

The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

(c)         On or before the 20th Business Day after the occurrence of the effective date of a Fundamental Change, subject to Section 15.02(f), the Company shall provide to all Holders and the Trustee and the Paying Agent (in the case of a Paying Agent other than the Trustee) a notice (the “Fundamental Change Company Notice”) of the occurrence of the effective date of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the applicable procedures of the Depositary. Each Fundamental Change Company Notice shall specify:

(i)             the events causing the Fundamental Change;

(ii)            the effective date of the Fundamental Change;

(iii)          the last date on which a Holder may exercise the repurchase right pursuant to this Article 15;

(iv)          the Fundamental Change Repurchase Price;

(v)            the Fundamental Change Repurchase Date;

(vi)           the name and address of the Paying Agent and the Conversion Agent, if applicable;

(vii)          if applicable, the Conversion Rate and any adjustments to the Conversion Rate as a result of the Fundamental Change (or related Make-Whole Fundamental Change);

(viii)        that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Indenture; and

(ix)           the procedures that Holders must follow to require the Company to repurchase their Notes.

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 15.02.

At the Company’s request, given at least two Business Days prior to the date the Fundamental Change Company Notice is to be sent (or such shorter period as may be agreed to by the Trustee), the Trustee shall give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Fundamental Change Company Notice shall be prepared by the Company.

(d)          Notwithstanding anything to the contrary in this Article 15, the Company shall not be required to repurchase or make an offer to repurchase, the Notes upon a Fundamental Change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Company as set forth in this Article 15 and such third party purchases all Notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Company as set forth above.

(e)          Notwithstanding the foregoing, no Notes may be repurchased by the Company on any date at the option of the Holders upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes). The Paying Agent will promptly return to the respective Holders thereof any Physical Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes), or any instructions for book-entry transfer of the Notes in compliance with the applicable procedures of the Depositary shall be deemed to have been cancelled, and, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

(f)          Notwithstanding anything to the contrary in this Section 15.02, the Company shall not be required to send a Fundamental Change Company Notice, or offer to repurchase or repurchase any Notes, as set forth in this Article 15, in connection with a Fundamental Change occurring pursuant to clause (b)(A) or (B) (or pursuant to clause (a) that also constitutes a Fundamental Change occurring pursuant to clause (b)(A) or (B)) of the definition thereof, if: (i) such Fundamental Change constitutes a Share Exchange Event pursuant to Section 14.07 whose Reference Property consists entirely of cash in U.S. dollars; (ii) immediately after such Fundamental Change, the Notes become convertible (pursuant to Section 14.07 and, if applicable, Section 14.03) into consideration that consists solely of U.S. dollars in an amount per $1,000 principal amount of Notes that equals or exceeds the Fundamental Change Repurchase Price per $1,000 principal amount of Notes (calculated assuming that the same includes the maximum amount of accrued but unpaid interest payable as part of the Fundamental Change Repurchase Price for such Fundamental Change); and (iii) the Company timely sends the notice relating to such Fundamental Change required pursuant to Section 14.01(b)(iii). Any Fundamental Change with respect to which, in accordance with the provisions described in this Section 15.02(f), the Company is not required to offer to repurchase any Notes is referred to as herein as an “Exempted Fundamental Change.”

Section 15.03          Withdrawal of Fundamental Change Repurchase Notice. A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) in respect of Physical Notes by means of a written notice of withdrawal delivered to the Corporate Trust Office of the Paying Agent in accordance with this Section 15.03 at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(i)             the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which must be $1,000 or an integral multiple thereof,

(ii)            the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and

(iii)           the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000;

provided, however, that if the Notes are Global Notes, Holders may withdraw their Notes subject to repurchase at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date in accordance with applicable procedures of the Depositary.

Section 15.04        Deposit of Fundamental Change Repurchase Price. xiii) The Company will deposit with the Trustee (or other Paying Agent appointed by the Company, or if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 4.04) on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date an amount of money sufficient to repurchase all of the Notes to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to receipt of funds by the Trustee (or other Paying Agent appointed by the Company), payment for Notes surrendered for repurchase (and not validly withdrawn prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) the Fundamental Change Repurchase Date (provided the Holder has satisfied the conditions in Section 15.02) and (ii) the time of book-entry transfer or the delivery of such Note to the Trustee (or other Paying Agent appointed by the Company) by the Holder thereof in the manner required by Section 15.02 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Note Register; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Trustee shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Repurchase Price.

(b)        If by 11:00 a.m. New York City time, on the Fundamental Change Repurchase Date, the Trustee (or other Paying Agent appointed by the Company) holds money sufficient to pay the Fundamental Change Repurchase Price (and, to the extent not included in the Fundamental Change Repurchase Price, accrued and unpaid interest, if applicable) of the Notes to be repurchased on such Fundamental Change Repurchase Date, then, with respect to the Notes that have been properly surrendered for repurchase and have not been validly withdrawn, (i) such Notes will cease to be outstanding, (ii) interest will cease to accrue on such Notes (whether or not book-entry transfer of the Notes has been made or whether or not the Notes have been delivered to the Trustee or Paying Agent) and (iii) all other rights of the Holders of such Notes will terminate (other than the right to receive the Fundamental Change Repurchase Price and, to the extent not included in the Fundamental Change Repurchase Price, accrued and unpaid interest, if applicable).

(c)          Upon surrender of a Note that is to be repurchased in part pursuant to Section 15.02, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new Note in an authorized denomination equal in principal amount to the unrepurchased portion of the Note surrendered.

Section 15.05         Covenant to Comply with Applicable Laws Upon Repurchase of Notes. In connection with any repurchase offer upon a Fundamental Change pursuant to this Article 15, the Company will, if required:

(a)          comply with the tender offer rules under the Exchange Act that may then be applicable;

(b)          file a Schedule TO or any other required schedule under the Exchange Act; and

(c)          otherwise comply in all material respects with all federal and state securities laws in connection with any offer by the Company to repurchase the Notes;

in each case, so as to permit the rights and obligations under this Article 15 to be exercised in the time and in the manner specified in this Article 15.

To the extent that, as a result of a change in law occurring after the first date on which the Notes are issued, the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to the Company’s obligations to repurchase the Notes upon a Fundamental Change, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such provisions of this Indenture by virtue of such conflict.

ARTICLE 16
OPTIONAL REDEMPTION

Section 16.01         [Intentionally Omitted]

Section 16.02       Optional Redemption. No sinking fund is provided for the Notes. The Notes shall not be redeemable by the Company prior to [●].25 On or after [●],26 the Company may redeem (an “Optional Redemption”) for cash all or any portion of the Notes, at the Redemption Price, at the Company’s option, if (a) the Notes are Freely Tradable as of the date the Company sends the related Notice of Redemption, unless a Redemption Cash Settlement Election applies, and all accrued and unpaid Additional Interest, if any, has been paid in full as of the first Interest Payment Date occurring on or before the date the Company sends such Notice of Redemption; and (b) the Last Reported Sale Price of the Common Stock has been at least 130% of the Conversion Price then in effect for at least 20 Trading Days (whether or not consecutive), including the Trading Day immediately preceding the date on which the Company provides the Notice of Redemption in accordance with Section 16.03, during any 30 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date on which the Company provides the Notice of Redemption in accordance with Section 16.03 (a “Redemption Notice Date”). For purposes of the immediately preceding sentence, a “Redemption Cash Settlement Election” will apply if the Company elects, in accordance with Section 14.02(a), to settle all conversions of Called Notes for such Optional Redemption on or after the date the Company sends the related Notice of Redemption and on or before the close of business on the second Business Day prior to the related Redemption Date by Cash Settlement.

Section 16.03         Notice of Optional Redemption; Selection of Notes. (a) In case the Company exercises its Optional Redemption right to redeem all or, as the case may be, any part of the Notes pursuant to Section 16.02, it shall fix a date for redemption (each, a “Redemption Date”) and it or, at its written request set forth in an Officer’s Certificate received by the Trustee not less than five (5) days prior to the date the Notice of Redemption is to be sent to Holders (or such shorter period of time as may be acceptable to the Trustee), the Trustee, in the name of and at the expense of the Company, shall deliver or cause to be delivered a notice of such Optional Redemption (a “Notice of Redemption”) not less than 25 nor more than 45 Scheduled Trading Days prior to the Redemption Date to the Trustee, the Paying Agent (if other than the Trustee) and each Holder of Notes to be redeemed as a whole or in part; provided, however, that, if the Company shall give such notice, it shall also give written notice of the Redemption Date to the Trustee and the Paying Agent (if other than the Trustee); provided further that if, in accordance with the provisions described in Section 14.02(a)(iii), the Company elects to settle all conversions of Notes with a Conversion Date that occurs on or after the date the Company sends a Notice of Redemption and before the related Redemption Date by Physical Settlement, then the Company may instead elect to choose a Redemption Date not less than 20 calendar days nor more than 50 Scheduled Trading Days after the date the Company sends such Notice of Redemption. In all cases, the Redemption Date must be a Business Day, and the Company may not specify a Redemption Date that falls after the 21st Scheduled Trading Day immediately preceding the Maturity Date.

[25]	To be the fourth anniversary of the Issue Date.

[26]	To be the fourth anniversary of the Issue Date.

(b)        The Notice of Redemption, if delivered in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such Notice of Redemption or any defect in the Notice of Redemption to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

(c)          Each Notice of Redemption shall specify:

(i)          the Redemption Date;

(ii)          the Redemption Price;

(iii)          that on the Redemption Date, the Redemption Price will become due and payable upon each Note to be redeemed, and that interest thereon, if any, shall cease to accrue on and after the Redemption Date;

(iv)          the place or places where such Notes are to be surrendered for payment of the Redemption Price;

(v)          that Holders of Called Notes may surrender their Notes for conversion at any time prior to the close of business on the second Business Day immediately preceding the Redemption Date;

(vi)          the procedures a converting Holder must follow to convert its Called Notes and the Settlement Method and Specified Dollar Amount, if applicable;

(vii)          the Conversion Rate and, if applicable, the number of Additional Shares added to the Conversion Rate in accordance with Section 14.03;

(viii)          the CUSIP, ISIN or other similar numbers, if any, assigned to such Notes; and

(ix)          in case any Note is to be redeemed in part only, the portion of the principal amount thereof to be redeemed and on and after the Redemption Date, upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion thereof shall be issued.

A Notice of Redemption shall be irrevocable.

(d)          If fewer than all of the outstanding Notes are to be redeemed and the Notes to be redeemed are Global Notes, the Notes to be redeemed shall be selected by the Depositary in accordance with the applicable procedures of the Depositary. If fewer than all of the outstanding Notes are to be redeemed and the Notes to be redeemed are not Global Notes, the Notes to be redeemed will be selected by the Trustee by a method that is similar to the selection procedures the Depositary would have applied if the Notes had been Global Notes, or by such other method as the Trustee shall deem fair and appropriate. If any Note selected for partial redemption is submitted for conversion in part after such selection, the portion of the Note submitted for conversion shall be deemed (so far as may be possible) to be the portion selected for redemption, subject, in the case of Notes represented by a Global Note, to the Depositary’s applicable procedures.

Section 16.04         Payment of Notes Called for Redemption. (a) If any Notice of Redemption has been given in respect of the Notes in accordance with Section 16.03, the Notes shall become due and payable on the Redemption Date at the place or places stated in the Notice of Redemption and at the applicable Redemption Price. On presentation and surrender of the Notes at the place or places stated in the Notice of Redemption, the Notes shall be paid and redeemed by the Company at the applicable Redemption Price.

(b)          Prior to 11:00 a.m. New York City time on the Redemption Date, the Company shall deposit with the Paying Agent or, if the Company or a Subsidiary of the Company is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 7.05 an amount of cash (in immediately available funds if deposited on the Redemption Date), sufficient to pay the Redemption Price of all of the Notes to be redeemed on such Redemption Date. Subject to receipt of funds by the Paying Agent, payment for the Notes to be redeemed shall be made on the Redemption Date for such Notes. The Paying Agent shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Redemption Price.

Section 16.05       Restrictions on Redemption. The Company may not redeem any Notes on any date if the principal amount of the Notes has been accelerated in accordance with the terms of this Indenture, and such acceleration has not been rescinded, on or prior to the Redemption Date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Redemption Price with respect to such Notes).

ARTICLE 17
MISCELLANEOUS PROVISIONS

Section 17.01        Provisions Binding on Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Indenture shall bind its successors and assigns whether so expressed or not. All the covenants, stipulations, promises and agreements of each of the Guarantors contained in this Indenture shall bind its successors and assigns whether so expressed or not.

Section 17.02         Official Acts by Successor. Any act or proceeding by any provision of this Indenture authorized or required to be done or performed by any board, committee or Officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company. Any act or proceeding by any provision of this Indenture authorized or required to be done or performed by any board, committee or Officer of a Guarantor shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of such Guarantor.

Section 17.03        Addresses for Notices, Etc. Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Company or on any Guarantor shall be deemed to have been sufficiently given or made, for all purposes if given or served by overnight courier or by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by the Company with the Trustee) to Bed Bath & Beyond, Inc., 433 W. Ascension Way, 3rd Floor Murray, Utah 84123, Attention: General Counsel. Any notice, direction, request or demand hereunder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed to the Corporate Trust Office upon actual receipt.  All notices, approvals, consents, requests and any communications hereunder must be in writing.

The Trustee, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication delivered or to be delivered to a Holder of Physical Notes shall be mailed to it by first class mail, postage prepaid, at its address as it appears on the Note Register and shall be sufficiently given to it if so mailed within the time prescribed. Any notice or communication delivered or to be delivered to a Holder of Global Notes shall be delivered in accordance with the applicable procedures of the Depositary and shall be sufficiently given to it if so delivered within the time prescribed. Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any Fundamental Change Company Notice) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with the Depositary’s applicable procedures.

Failure to mail or deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or delivered, as the case may be, in the manner provided above, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice to Holders by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 17.04       Governing Law; Jurisdiction. THIS INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Each of the Company and each Guarantor irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

Each of the Company and each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 17.05       Evidence of Compliance with Conditions Precedent; Certificates and Opinions of Counsel to Trustee. Upon any application or demand by the Company or any Guarantor to the Trustee to take any action under any of the provisions of this Indenture, the Company or such Guarantor, as the case may be, shall, if requested by the Trustee, furnish to the Trustee an Officer’s Certificate and Opinion of Counsel stating that such action is permitted by the terms of this Indenture and that all conditions precedent to such action have been complied with.

Each Officer’s Certificate and Opinion of Counsel provided for, by or on behalf of the Company in this Indenture and delivered to the Trustee with respect to compliance with this Indenture (other than the Officer’s Certificates provided for in Section 4.08) shall include (a) a statement that the person signing such certificate is familiar with the requested action and this Indenture; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statement contained in such certificate is based; (c) a statement that, in the judgment of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed judgment as to whether or not such action is permitted by this Indenture; and (d) a statement as to whether or not, in the judgment of such person, such action is permitted by this Indenture and that all conditions precedent to such action have been complied with; provided that no Opinion of Counsel shall be required to be delivered in connection with (1) the original issuance of Notes on the date hereof under this Indenture, (2) the mandatory exchange of the restricted CUSIP of the Restricted Securities to an unrestricted CUSIP pursuant to the applicable procedures of the Depositary upon the Notes becoming Freely Tradable, or (3) a request by the Company that the Trustee deliver a notice to Holders under the Indenture where the Trustee receives an Officer’s Certificate with respect to such notice. With respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Notwithstanding anything to the contrary in this Section 17.05, if any provision in this Indenture specifically provides that the Trustee shall or may receive an Opinion of Counsel in connection with any action to be taken by the Trustee or the Company hereunder, the Trustee shall be entitled to such Opinion of Counsel.

Section 17.06        Legal Holidays. In any case where any Interest Payment Date, any Fundamental Change Repurchase Date, any Redemption Date or the Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue in respect of the delay; provided, however, for purposes of this Section 17.06, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a Business Day.

Section 17.07       No Security Interest Created. Nothing in this Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 17.08        Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 17.09        Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 17.10        Authenticating Agent. The Trustee may appoint an authenticating agent that shall be authorized to act on its behalf and subject to its direction in the authentication and delivery of Notes in connection with the original issuance thereof and transfers and exchanges of Notes hereunder, including under Section 2.04, Section 2.05, Section 2.06, Section 2.07, Section 10.04 and Section 15.04 as fully to all intents and purposes as though the authenticating agent had been expressly authorized by this Indenture and those Sections to authenticate and deliver Notes. For all purposes of this Indenture, the authentication and delivery of Notes by the authenticating agent shall be deemed to be authentication and delivery of such Notes “by the Trustee” and a certificate of authentication executed on behalf of the Trustee by an authenticating agent shall be deemed to satisfy any requirement hereunder or in the Notes for the Trustee’s certificate of authentication. Such authenticating agent shall at all times be a Person eligible to serve as trustee hereunder pursuant to Section 7.08.

Any corporation or other entity into which any authenticating agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any authenticating agent shall be a party, or any corporation or other entity succeeding to all or substantially all the corporate trust business or assets of any authenticating agent, shall be the successor of the authenticating agent hereunder, if such successor corporation or other entity is otherwise eligible under this Section 17.10, without the execution or filing of any paper or any further act on the part of the parties hereto or the authenticating agent or such successor corporation or other entity.

Any authenticating agent may at any time resign by giving written notice of resignation to the Trustee and to the Company. The Trustee may at any time terminate the agency of any authenticating agent by giving written notice of termination to such authenticating agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any authenticating agent shall cease to be eligible under this Section, the Trustee may appoint a successor authenticating agent (which may be the Trustee), shall give written notice of such appointment to the Company and shall deliver notice of such appointment to all Holders.

The Company agrees to pay to the authenticating agent from time to time reasonable compensation for its services although the Company may terminate the authenticating agent, if it determines such agent’s fees to be unreasonable.

The provisions of Section 7.02, Section 7.03, Section 7.04, Section 8.03 and this Section 17.10 shall be applicable to any authenticating agent.

If an authenticating agent is appointed pursuant to this Section 17.10, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternative certificate of authentication in the following form:

as Authenticating Agent, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Officer

Section 17.11          Execution in Counterparts; Electronic Signatures. This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Indenture (and any document delivered in connection with this Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 17.12          Severability. In the event any provision of this Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 17.13          Waiver of Jury Trial. EACH OF THE COMPANY, EACH GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 17.14          Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, any provision of any present or future law or regulation or act of any governmental authority, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, war, disease, pandemics, epidemics, recognized public emergencies, quarantine restrictions, nuclear or natural catastrophes or acts of God, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, and hacking, cyber-attacks, unavailability of the Federal Reserve Bank wire or telex system or other applicable wire or funds transfer system, unavailability of any securities clearing system, or other use or infiltration of the Trustee’s technological infrastructure exceeding authorized access; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 17.15          Calculations. Except as otherwise provided herein, the Company shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Last Reported Sale Prices of the Common Stock, the Daily VWAPs, the Daily Conversion Values, the Daily Settlement Amounts, the Exchange Cap, accrued interest payable on the Notes (including Additional Interest or Deferred Additional Interest), the Redemption Price and the Conversion Rate of the Notes. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder of Notes upon the written request of that Holder at the sole cost and expense of the Company.

Section 17.16          USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 17.17          Tax Matters. The Company and the Holders of the Notes by acceptance of their Notes intend, for U.S. federal (and applicable state and local) income tax purposes: (i) to treat the Notes as indebtedness that are not "contingent payment debt instruments" within the meaning of Treasury Regulations Section 1.1275-4, (ii) to treat any adjustment to the Conversion Rate of the Notes pursuant to Section 14.04 (other than clause (e) thereof), Section 14.07 or Section 14.11 as being made pursuant to a "bona fide, adjustment formula" within the meaning of Treasury Regulations Section 1.305-7 (except to the extent otherwise required pursuant to the last sentence of Treasury Regulations Section 1.305-7(b)(1)), and (iii) to treat any adjustment to the Conversion Rate occurring pursuant to Section 14.03 or Section 14.04(e) as not giving rise to a constructive distribution pursuant to Section 305 of the Code. The Company and the Holders of the Notes by acceptance of their Notes agree that they shall not take any position for U.S. federal (and applicable state and local) income tax purposes inconsistent with the foregoing clauses (i) through (iii), in each case, except to the extent otherwise required by a change in applicable law or a “determination” within the meaning of Section 1313(a) of the Code.

Section 17.18          Withholding Taxes. Any applicable withholding taxes (including backup withholding) required by applicable tax law to be withheld may be withheld from interest and payments upon conversion, repurchase or maturity of the Notes, or if any applicable withholding taxes (including backup withholding) required by applicable tax law to be withheld are paid by the Company on behalf of a Holder or beneficial owner of Notes, those withholding taxes may be set off against payments of cash or Common Stock, if any, payable on the Notes (or, in some circumstances, any payments on the Common Stock) or sales proceeds received by or other funds or assets of the applicable Holder or beneficial owner of Notes.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

BED BATH & BEYOND, INC.

By:
Name:
Title:

[GUARANTOR], as Guarantor

By:
Name:
Title:

[●], as Trustee

By:
Name:
Title:

[Signature Page to Indenture]

EXHIBIT A
[FORM OF FACE OF NOTE]
[INCLUDE FOLLOWING LEGEND IF A GLOBAL NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREUNDER IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[INCLUDE FOLLOWING LEGEND IF A RESTRICTED SECURITY]

[THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)         REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2)          AGREES FOR THE BENEFIT OF BED BATH & BEYOND, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY, IF ANY OR ANY BENEFICIAL INTEREST HEREIN OR THEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUANCE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)          TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B)          PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)          TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)          PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.]

Bed Bath & Beyond, Inc.

5.00% Convertible Senior Note due 2033

[Initially]27 $[                    ]

No. [__]

CUSIP No. [__________]28

Bed Bath & Beyond, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company,” which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [CEDE & CO.]29 [__________]30, or registered assigns, the principal sum [as set forth in the “Schedule of Exchanges of Notes” attached hereto]31 [of $[__________]]32, which amount, taken together with the principal amounts of all other outstanding Notes, shall not, unless permitted by the Indenture, exceed $[●] in aggregate at any time, in accordance with the rules and applicable procedures of the Depositary, on [●], 2033, and interest thereon as set forth below.

This Note shall bear interest at the Stated Interest Rate from the Issue Date or from the most recent date to which interest has been paid or provided for to, but excluding, the next scheduled Interest Payment Date until the Maturity Date. Interest is payable semi-annually in arrears on each [●] and [●], commencing on [●], to Holders of record at the close of business on the preceding [●] and [●] (whether or not such day is a Business Day), respectively. Additional Interest and Default Interest will be payable as set forth in the Indenture, and any reference to interest on, or in respect of, any Note therein shall be deemed to include Additional Interest and Deferred Additional Interest (if, in such context, Additional Interest or Deferred Additional Interest is, was or would be payable pursuant to any of such Section 4.06(c), Section 4.06(d), Section 4.06(f) or Section 6.03), and Default Interest, and any express mention of the payment of Additional Interest, Deferred Additional Interest or Default Interest in any provision therein shall not be construed as excluding Additional Interest, Deferred Additional Interest or Default Interest in those provisions thereof where such express mention is not made.

Any Defaulted Amounts shall accrue interest per annum at the Stated Interest Rate, subject to the enforceability thereof under applicable law, from, and including, the relevant payment date to, but excluding, the date on which such Defaulted Amounts shall have been paid by the Company, at its election, in accordance with Section 2.03(c) of the Indenture.

[27]	Include if a global note.

[28]
This Note will be deemed to be identified by CUSIP No. [__________] from and after such time when (i) the Company delivers, pursuant to Section 2.05(c) of the within-mentioned Indenture, written notice to the Trustee of the occurrence of the Resale Restriction Termination Date and the removal of the restrictive legend affixed to this Note and (ii) this Note is identified by such CUSIP number in accordance with the applicable procedures of the Depositary.

[29]	Include if a global note.

[30]	Include if a physical note.

[31]	Include if a global note.

[32]	Include if a physical note.

The Company shall pay or cause the Paying Agent to pay the principal of and interest on this Note, if and so long as such Note is a Global Note, in immediately available funds in U.S. dollars to the Depositary or its nominee, as the case may be, as the registered Holder of such Note. As provided in and subject to the provisions of the Indenture, the Company shall pay or cause the Paying Agent to pay the principal of any Notes (other than Notes that are Global Notes) at the office or agency designated by the Company for that purpose. The Company has initially designated the Trustee as its Paying Agent and Note Registrar in respect of the Notes and its agency in the contiguous United States of America, as a place where Notes may be presented for payment or for registration of transfer and exchange.

All amounts payable in cash pursuant to the Notes and the Indenture shall be paid in U.S. dollars.

The Notes, including this Note, are unconditionally guaranteed, jointly and severally, by each of the Guarantors pursuant to the terms and conditions set forth in Article 13 of the Indenture.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, on the terms and subject to the limitations set forth in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note, and any claim, controversy or dispute arising under or related to this Note, shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

BED BATH & BEYOND, INC.

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Computershare Trust Company, National Association, as Trustee, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

Bed Bath & Beyond, Inc.

5.00% Convertible Senior Note due 2033

This Note is one of a duly authorized issue of Notes of the Company, designated as its 5.00% Convertible Senior Notes due 2033 (the “Notes”), limited to the aggregate principal amount of $[●] all issued or to be issued under and pursuant to an Indenture dated as of [●] (the “Indenture”), among the Company, the Guarantors and [●] (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, the Guarantors and the Holders of the Notes. Additional Notes may be issued in an unlimited aggregate principal amount, subject to certain conditions specified in the Indenture. Capitalized terms used in this Note and not defined in this Note shall have the respective meanings set forth in the Indenture.

In case certain Events of Default shall have occurred and be continuing, the principal of, and interest on, all Notes may be declared, by either the Trustee or Holders of at least 25% in aggregate principal amount of Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and certain exceptions set forth in the Indenture. In case certain Events of Default relating to a bankruptcy (or similar proceeding) shall have occurred, the principal of, and interest on, all Notes shall automatically become immediately due and payable, in the manner and with the effect set forth in the Indenture.

Subject to the terms and conditions of the Indenture, the Company will make all payments and deliveries in respect of the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date, the Redemption Price on any Redemption Date and the principal amount on the Maturity Date, as the case may be, to the Holder who surrenders a Note to a Paying Agent to collect such payments in respect of the Note. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

The Indenture contains provisions permitting the Company and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in certain other circumstances, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures modifying the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under the Indenture and its consequences.

Each Holder shall have the right to receive payment or delivery, as the case may be, of (x) the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, this Note at the place, at the respective times, at the rate and in the lawful money or shares of Common Stock, as the case may be, herein prescribed.

The Notes are issuable in registered form without coupons in minimum denominations of $1,000 principal amount and integral multiples thereof. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, without payment of any service charge, but, if required by the Company or Trustee, with payment of a sum sufficient to cover any transfer or similar tax that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange of Notes being different from the name of the Holder of the old Notes surrendered for such exchange.

The Notes shall be redeemable at the Company’s option on or after [●] and on or before the 26th Scheduled Trading Date immediately preceding the Maturity Date in accordance with the terms and subject to the conditions specified in the Indenture. No sinking fund is provided for the Notes.

Upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option and subject to the limitations set forth in the Indenture, to require the Company to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 or integral multiples thereof) on the Fundamental Change Repurchase Date at a price equal to the Fundamental Change Repurchase Price.

Subject to the provisions of the Indenture, the Holder hereof has the right, at its option, during certain periods and upon the occurrence of certain conditions specified in the Indenture, prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, to convert any Notes or portion thereof that is $1,000 or an integral multiple thereof, into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable and subject to the limitations set forth in the Indenture, in each case, at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM = as tenants in common

UNIF GIFT MIN ACT = Uniform Gifts to Minors Act

CUST = Custodian

TEN ENT = as tenants by the entireties

JT TEN = joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

SCHEDULE A33
SCHEDULE OF EXCHANGES OF NOTES

Bed Bath & Beyond, Inc.
5.00% Convertible Senior Notes due 2033

The initial principal amount of this Global Note is [__________] DOLLARS ($[__________]). The following increases or decreases in this Global Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

[33]	Include if a global note.

Schedule A-1

ATTACHMENT 1
[FORM OF NOTICE OF CONVERSION]

To:	Computershare Trust Company, National Association, as Conversion Agent
1505 Energy Park Drive
St. Paul, MN 55108
Attention: Corporate Trust Services / Bed Bath & Beyond, Inc. Administrator

E-mail: #nacctcpuconversions@computershare.com

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount or an integral multiple thereof) below designated, into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon such conversion, together with any cash for any fractional share, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any shares of Common Stock or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any in accordance with Section 14.02(d) and Section 14.02(e) of the Indenture. Any amount required to be paid to the undersigned on account of interest accompanies this Note. Further, the undersigned represents and warrants that compliance by the Company with this notice will not be deemed to result in a violation of the Beneficial Ownership Limitation applicable to the undersigned as specified in Section 14.13 of the Indenture being exceeded. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or Notes are to be delivered, other than to and in the name of the registered holder.

Attachment 1-1

Fill in for registration of shares if to be issued, and Notes if to be delivered, other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)
Please print name and address

Principal amount to be converted (if less than all): $_____________,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer Identification Number

Attachment 1-2

ATTACHMENT 2

[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]

To:	[●]
[●]
[●]
Attention:  [●]

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Bed Bath & Beyond, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with Section 15.02 of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be converted (if less than all): $_____________,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Attachment 2-1

ATTACHMENT 3

[FORM OF ASSIGNMENT AND TRANSFER]

For value received, ________________________ hereby sell(s), assign(s) and transfer(s) unto ________________________ (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints ________________________ attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

In connection with any transfer of the within Note occurring prior to the Resale Restriction Termination Date, as defined in the Indenture governing such Note, the undersigned confirms that such Note is being transferred:

☐	To Bed Bath & Beyond, Inc. or a subsidiary thereof;

☐	Pursuant to a registration statement that has become or been declared effective under the Securities Act of 1933, as amended;

☐	Pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended; or

☐	Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended, or any other available exemption from the registration requirements of the Securities Act of 1933, as amended.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if Notes are to be delivered, other than to and in the name of the registered holder.

NOTICE: The signature on the assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Attachment 3-1

EXHIBIT B
FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY GUARANTORS

[________] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ________________, 20__, among BED BATH & BEYOND, INC., a Delaware corporation, as issuer (the “Company,”), Computershare Trust Company, National Association, as trustee (the “Trustee,”) and __________________ (the “Guarantor”), a subsidiary of the Company.

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [●] providing for the issuance of 5.00% Convertible Senior Notes due 2033 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Guarantor and the Trustee are authorized to enter into this Supplemental Indenture without the consent of the Holders of the Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.          Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.          Guarantee. The Guarantor hereby provides an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including but not limited to Article 13 thereof.

3.          Governing Law; Jurisdiction. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The Guarantor irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Supplemental Indenture may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Guarantee have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

4.          Counterparts; Electronic Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Supplemental Indenture (and any document delivered in connection with this Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any such communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or other electronic signature provider that the Guarantor plans to use or such other digital signature provider as specified in writing to Trustee by the authorized representative), in English. Guarantor agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

5.          Effect of Headings. The Section headings herein are for convenience or reference only and are not intended to be considered a part hereof and shall not affect the construction hereof.

6.          The Trustee. The Trustee shall not be responsible or liable in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals are made solely by the Guarantor.

[Signatures follow on next page]

IN WITNESS WHEREOF, the [party][parties] hereto [has][have] caused this Supplemental Indenture to be duly executed, all as of the date first above written.

BED BATH & BEYOND, INC.

By:
Name:
Title:

[GUARANTOR]

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

EXHIBIT G

FORM OF LETTER OF TRANSMITTAL

[To be attached.]

EXHIBIT G - 1

EXHIBIT H
FORM OF STRICT FORECLOSURE AGREEMENT

[To be attached.]

EXHIBIT H - 1

EXHIBIT I

FORM OF MUTUAL RELEASE AGREEMENT

[To be attached.]
EXHIBIT I - 1

EXHIBIT J

FORM OF RESIGNATION LETTER

[To be attached.]

EXHIBIT J - 1